EXHIBIT 10.1

ASSET-BASED TERM LOAN AGREEMENT

dated as of September 5, 2023,

among

EXPRESS, INC.,

as Holdings,

EXPRESS TOPCO LLC,

as Intermediate Holdings,

EXPRESS HOLDING, LLC,

as Parent,

EXPRESS, LLC,

as Borrower,

THE OTHER LOAN PARTIES PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

RESTORE CAPITAL, LLC,

as Administrative Agent and Collateral Agent

SCHEDULES TO THE AGREEMENT

Schedule I	-	Commitments and Applicable Percentages
Schedule II	-	Subsidiary Guarantors
Schedule III	-	Fiscal Months; Fiscal Quarters
Schedule IV	-	JV IP Transaction Documents
Schedule V		Bonobos IP Transaction Documents
Schedule 4.01(c)	-	Subsidiaries and Other Equity Investments
Schedule 4.01(q)	-	Certain Employee Benefits Plans
Schedule 4.01(s)	-	Tax Returns
Schedule 5.02(a)	-	Existing Liens
Schedule 5.02(b)	-	Existing Debt
Schedule 5.02(f)	-	Existing Investments
Schedule 5.03(m)	-	Collateral Reporting

EXHIBITS TO THE AGREEMENT

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Guaranty Supplement
Exhibit E	-	Form of Solvency Certificate
Exhibit F	-	Form of Term Loan Borrowing Base Certificate

ASSET-BASED TERM LOAN AGREEMENT

This ASSET-BASED TERM LOAN AGREEMENT dated as of September 5, 2023 (as amended, amended and restated, restated, supplemented, modified or otherwise in effect from time to time, this “Agreement”), among EXPRESS, INC., a Delaware corporation (“Holdings”), EXPRESS TOPCO LLC, a Delaware limited liability company (“Intermediate Holdings”), EXPRESS HOLDING, LLC, a Delaware limited liability company (the “Parent”), EXPRESS, LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties (as hereinafter defined) party hereto from time to time, each lender party hereto from time to time (collectively, the “Lenders” and each individually, a “Lender”), RESTORE CAPITAL, LLC, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a Term Loan (as hereinafter defined) and the Lenders have indicated their willingness to advance the Term Loan to the Borrower, in each case, on the terms and conditions set forth herein; and

The proceeds of the Term Loan are to be used on the date hereof to pay Transaction Expenses (as hereinafter defined) and to repay ABL Advances (as hereinafter defined) outstanding on the date hereof (for the avoidance of doubt, without a corresponding commitment reduction).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms

As used in this Agreement (including in the preamble and the preliminary statements), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2020 Tax Refund Claim” has the meaning specified in the ABL Credit Agreement.

“2020 Tax Refund Proceeds” has the meaning specified in the ABL Credit Agreement.

“ABL Administrative Agent” means (a) Wells Fargo, in its capacity as administrative agent for the ABL Lender Parties under the ABL Credit Agreement, (b) any successor to Wells Fargo in such capacity, by assignment or otherwise, and (c) any other party that may become administrative agent or trustee under the ABL Credit Agreement in connection with a refinancing, renewal or replacement thereof.

“ABL Advance” means an “Advance” as such term is defined in the ABL Credit Agreement.

“ABL Agents” means, collectively, the ABL Administrative Agent and the ABL Collateral Agent.

“ABL Borrowing Base” means the “Borrowing Base” as such term is defined in the ABL Credit Agreement.

“ABL Borrowing Base Certificate” means the “Borrowing Base Certificate” as such term is defined in the ABL Credit Agreement.

“ABL Collateral Agent” means (a) Wells Fargo, in its capacity as collateral agent for the ABL Secured Parties under the ABL Credit Agreement, (b) any successor to Wells Fargo in such capacity, by assignment or otherwise, and (c) any other party that may become collateral agent or trustee under the ABL Credit Agreement in connection with a refinancing, renewal or replacement thereof.

“ABL Commitments” means the “Commitments” as such term is defined in the ABL Credit Agreement.

“ABL Credit Agreement” means that certain Second Amended and Restated Asset-Based Loan Credit Agreement, dated as of May 20, 2015, by and among the Parent, the Borrower, the Subsidiary Guarantors (as defined therein) from time to time party thereto, the ABL Agents, the ABL Lenders, and the other parties from time to time party thereto, as amended pursuant to that certain First Amendment to Second Amended and Restated Asset-Based Loan Credit Agreement, dated as of May 24, 2019, as further amended pursuant to that certain Second Amendment to Second Amended and Restated Asset-Based Loan Credit Agreement, dated as of January 21, 2021, as further amended pursuant to that certain Third Amendment to Second Amended and Restated Asset-Based Loan Credit Agreement and First Amendment to Second Amended and Restated Security Agreement, dated as of November 23, 2022, as further amended pursuant to that certain Consent and Fourth Amendment to Second Amended and Restated Asset-Based Loan Credit Agreement and Amendment to Certain Ancillary Loan Documents, dated as of January 25, 2023, as further amended pursuant to that certain Fifth Amendment to Second Amended and Restated Asset-Based Loan Credit Agreement, dated as of the Effective Date (the “ABL Fifth Amendment”), and as may be further amended, amended and restated, supplemented, extended, or otherwise modified from time to time in accordance with the provisions hereof and of the Intercreditor Agreements, and any replacement credit agreement entered into pursuant to any Permitted Refinancing Debt (subject to the Intercreditor Agreements) in respect thereof.

“ABL Credit Card Advance Rate” means the “Credit Card Advance Rate” as such term is defined in the ABL Credit Agreement.

“ABL Excess Availability” means “Excess Availability” as such term is defined in the ABL Credit Agreement.

“ABL Fifth Amendment” has the meaning specified in the definition of “ABL Credit Agreement”.

“ABL Intercreditor Agreement” means (a) that certain Intercreditor Agreement, dated as of the Effective Date, by and among the ABL Agents, the Administrative Agent and the Collateral Agent, and acknowledged and agreed to by the Loan Parties, as amended, modified, restated or replaced from time to time in accordance with the terms thereof or (b) any other intercreditor agreement reasonably acceptable to each Agent, among the Administrative Agent, the Collateral Agent and any administrative agent and collateral agent or trustee with respect to the ABL Credit Agreement or any Permitted Refinancing Debt thereof, as it may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABL Inventory Advance Rate” means the “Inventory Advance Rate” as such term is defined in the ABL Credit Agreement.

“ABL Lender Party” means a “Lender Party” as such term is defined in the ABL Credit Agreement.

“ABL Lenders” means the “Lenders” as such term is defined in the ABL Credit Agreement.

“ABL Loan Cap” means the “Loan Cap” as such term is defined in the ABL Credit Agreement (but, as such term is used in the Loan Documents, calculated without giving effect to the Term Pushdown Reserve).

“ABL Loan Documents” means the “Loan Documents” as such term is defined in the ABL Credit Agreement.

“ABL Obligations” means the “ABL Obligations” as such term is defined in the ABL Intercreditor Agreement.

“ABL Secured Party” means a “Secured Party” as such term is defined in the ABL Credit Agreement.

“ABL Suppressed Availability” means, at any time of determination, the result (if a positive number) of (a) the amount of the ABL Borrowing Base at such time, minus (b) the aggregate principal amount of the ABL Commitments at such time. At any time after the ABL Commitments have terminated, ABL Suppressed Availability shall be equal to zero.

“ABL Used Commitment” means the aggregate “Used Commitment” (as such term is defined in the ABL Credit Agreement) of all ABL Lenders (which shall include, for certainty, the aggregate principal amount of all “Revolving Credit Advances”, the aggregate principal amount of all “Swing Line Advances” then outstanding, the aggregate principal amount of all “Protective Advances” then outstanding and the aggregate “Available Amount” of all “Letters of Credit” outstanding at such time, as each such term is defined in the ABL Credit Agreement).

“Accelerated Borrowing Base Reporting Period” means each period (a) commencing on the date that ABL Excess Availability is less than the greater of (x) $40,000,000 and (y) fifteen percent (15%) of the ABL Borrowing Base (calculated without giving effect to the Term Pushdown Reserve) at any time, and (b) ending on the date that ABL Excess Availability has equaled or exceeded the amounts in clause (a) for 90 consecutive days.

“Account(s)” means “accounts” as defined in the UCC and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or (b) for services rendered or to be rendered. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit.

“Account Debtor” means the Person obligated on an Account.

“Acquisition” has the meaning specified in Section 5.02(f)(vii).

“Additional Guarantor” has the meaning specified in Section 8.05.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Borrower and the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person by contract or other agreement. For the avoidance of doubt, each of Express JV and Bonobos shall constitute an Affiliate for all purposes.

“Agent Assignee” has the meaning specified in Section 9.23(d).

“Agents” has the meaning specified in the preamble to this Agreement.

“Agreement” has the meaning specified in the preamble hereto.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreement, (a) for any date on or after the date such Hedge Agreement has been closed out and termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement (which may include a Lender or any Affiliate of a Lender).

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lending Office” means, with respect to each Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire provided to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing.

“Applicable Margin” means (a) in the case of SOFR Loans, 10.00%, and (b) in the case of Base Rate Loans, 9.00%.

“Applicable Percentage” means, with respect to any Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is such Lender’s Term Loan Commitment or Term Loan at such time, as the context may require, subject to adjustment as provided in Section 9.07, and the denominator of which is the Term Loan Facility at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption or other instrument pursuant to which such Lender becomes a party hereto, as applicable.

“Appropriate Lender” means, at any time, a Lender that has a Term Loan Commitment at such time.

“Approved Accounting Firm” means any of the “Big 4” accounting firms or any other independent public accountant of recognized standing reasonably acceptable to the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate or branch of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent and the Borrower.

“Audited Financial Statements” means the audited Consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended January 28, 2023, and the related Consolidated statements of income or operations and cash flows for such Fiscal Year of Holdings and its Subsidiaries, including the notes thereto.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from any definition providing for “interest periods” (or any similar or analogous definition) pursuant to Section 2.10(g)(iv). For the avoidance of doubt, the only Available Tenor as of the Effective Date is three (3) months.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, for any day, the greatest of (a) the Floor plus 1.00%, (b) the Federal Funds Rate in effect on such day plus 0.50%, (c) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco (or another national bank selected by the Administrative Agent in its reasonable discretion) as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s (or such other national bank’s) base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo (or such other national bank) may designate.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Basel III” means the set of reform measures designed to improve the regulation, supervision and risk management within the banking sector, as developed by the Basel Committee on Banking Supervision.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.10(g)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated, syndicated credit facilities at such time.

“Benchmark Replacement Date” means, with respect to any then-current Benchmark, the earlier to occur of the following events with respect to such Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, if a Benchmark Transition Event and its related Benchmark Replacement Date has occurred with respect to such then-current Benchmark and solely to the extent that such then-current Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10(g) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10(g).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bonobos” means BNWHP, LLC, a Delaware limited liability company (as successor by conversion to Bonobos, Inc., a Delaware corporation).

“Bonobos IP” means any and all Intellectual Property that (i) are or have been assigned, transferred, contributed, conveyed, sold, delivered, or provided (or are required to be assigned, transferred, contributed, conveyed, sold, delivered, or provided) to Bonobos or any Affiliate thereof pursuant to any Bonobos IP Transaction Document, or (ii) are licensed or sublicensed to Holdings or any of its Affiliates pursuant to any Bonobos IP Transaction Document.

“Bonobos IP License Agreements” means, collectively:

(a) that certain License Agreement dated as of May 23, 2023, by and between Bonobos, as “licensor”, and Holdings, as “licensee” (the “Bonobos Prime License Agreement”),

(b) the Intercompany IP License Agreements, and

(c) any other license agreement between any Loan Party or any Subsidiary as “licensee” and a third party as “licensor” with respect to any of the Bonobos IP,

in each case as in effect on the Effective Date (or, in the case of any Bonobos IP License Agreement described in clause (c) above, as in effect on the date of execution thereof and in form and substance substantially identical to the Intercompany IP License Agreements or otherwise reasonably satisfactory to the Agents) or subsequently amended in accordance with Section 5.02(k)(ii).

“Bonobos IP Rights Agreement” means that certain Bonobos IP Rights Agreement, dated as of the Effective Date, by Bonobos and Holdings (in its capacity as sublicensor under the applicable Bonobos IP License Agreement) and acknowledged and agreed by the Loan Parties, the Agents and the Term Agent, as amended, restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Bonobos IP Transaction Documents” means the documents, instruments and agreements described on Schedule V hereof.

“Bonobos IP Transactions” means collectively, the transactions described in the Bonobos IP Transaction Documents.

“Bonobos Prime License Agreement” has the meaning specified in the definition of “Bonobos IP License Agreements”.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrowing” means the advance of the Term Loan pursuant to Section 2.01(a) to the Borrower on the Effective Date.

“Borrowing Base Certificate” means, collectively, the ABL Borrowing Base Certificate and the Term Loan Borrowing Base Certificate.

“Borrowing Base Party” means (a) the Borrower and/or (b) any Subsidiary Guarantor.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital Expenditures” means, for any Person for any period, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries (or in the case of the Borrower or any Loan Party, solely its Restricted Subsidiaries) during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person. For purposes of this definition, “Capital Expenditures” shall not include expenditures (i) made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) constituting reinvestment of the net proceeds of any Transfer, to the extent permitted hereunder, (iii) made by the Parent or any of its Restricted Subsidiaries as payment of the consideration for Permitted Acquisitions or any other Permitted Investment, (iv) made by Parent or any of its Restricted Subsidiaries to effect leasehold improvements to any property leased by Parent or any of its Restricted Subsidiaries as lessee, to the extent that such expenses have been reimbursed in cash by the landlord, (v) actually paid for by a third party (excluding any Loan Party or any of its Restricted Subsidiaries) and for which no Loan Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other person (whether before, during or after such period), or (vi) made with the cash proceeds from the sale or issuance of Qualified Capital Stock of Parent (or any direct or indirect holding company of Parent).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases, subject to Section 1.03.

“Cash Equivalents” means any of the following, to the extent owned by the Parent or any of its Restricted Subsidiaries free and clear of all Liens other than Permitted Liens and Liens created under the Collateral Documents and, in each case, having a maturity of not greater than one year from the date of issuance thereof:

(a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States,

(b) readily marketable direct obligations of any member of the European Economic Area, Switzerland or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P,

(c) marketable general obligations issued by any state of the United States or any political subdivision thereof or any or any instrumentality thereof that is guaranteed by the full faith and credit of such state and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P,

(d) insured certificates of deposit, time deposits, eurodollar time deposits or overnight time deposits with any commercial bank that is organized under the laws of the United States or any State thereof, any member of the European Economic Area, Switzerland or Japan and has combined capital and surplus of at least $500 million,

(e) commercial paper issued by any Lender or any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P,

(f) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days for underlying securities of the types set forth in clauses (a) through (e) of this definition entered into with any financial institution meeting the specifications in clause (d) of this definition,

(g) [intentionally omitted], or

(h) Investments in money market funds, of which at least 95% of the portfolios are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition.

With respect to any Foreign Subsidiary, “Cash Equivalents” shall also include any Investment substantially comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary, Euros or Dollars.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means (a) a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code or (b) a Subsidiary that has no material assets other than the Equity Interests or debt of one or more Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) any new, or adjustment to, requirements prescribed by the Board for “Eurocurrency Liabilities” (as defined in Regulation D of the Board), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by any Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate or Term SOFR, or (d) the making or issuance of any request, guideline or directive

(whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13(d)-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Interests (or other securities convertible into such Voting Interests) representing 50% or more of the combined voting power of all Voting Interests of Holdings;

(b) during any period of up to 12 consecutive months, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of Holdings;

(c) Holdings fails at any time to own 100% of the Equity Interests of Intermediate Holdings free and clear of all Liens (other than the Liens in favor of the Collateral Agent and Liens in favor of the ABL Collateral Agent permitted pursuant to clause (z) of the definition of “Permitted Liens”);

(d) Intermediate Holdings fails at any time to own 100% of the Equity Interests of the Parent free and clear of all Liens (other than the Liens in favor of the Collateral Agent and Liens in favor of the ABL Collateral Agent permitted pursuant to clause (z) of the definition of “Permitted Liens”);

(e) the Parent fails at any time to own 100% of the Equity Interests of the Borrower free and clear of all Liens (other than the Liens in favor of the Collateral Agent and Liens in favor of the ABL Collateral Agent permitted pursuant to clause (z) of the definition of “Permitted Liens”);

(f) the Parent fails at any time to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party (other than Holdings, Intermediate Holdings and the Borrower) free and clear of all Liens (other than the Liens in favor of the Collateral Agent and Liens in favor of the ABL Collateral Agent permitted pursuant to clause (z) of the definition of “Permitted Liens”), except where such failure is as a result of a transaction permitted by the Loan Documents;

(g) Holdings and the other Loan Parties, collectively, fail at any time to own at least 30% of the Equity Interests of Express JV free and clear of all Liens (other than the Liens in favor of the Collateral Agent and Liens in favor of the ABL Collateral Agent permitted pursuant to clause (z) of the definition of “Permitted Liens”); or

(h) any “change of control” or similar event as defined in the ABL Credit Agreement.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent (it being agreed that, prior to the Discharge of ABL Obligations, the form agreed to by the applicable ABL Agent shall be deemed to be reasonably satisfactory to the Administrative Agent so long as the Collateral Agent is a party thereto and such agreement provides for the same rights in favor of the Collateral Agent as provided to the applicable ABL Agent, subject to the ABL Intercreditor Agreement) executed by (a) a bailee or other Person in possession of Collateral, and/or (b) any landlord of real property leased by any Loan Party.

“Collateral Agent” has the meaning specified in the preamble to this Agreement.

“Collateral Documents” means the Security Agreement, each Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j) under this Agreement, and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Confidential Information” means information that any Loan Party or its Subsidiaries furnishes to any Agent or any Lender, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender of its obligations hereunder or that is or becomes available to such Agent or such Lender from a source other than the Loan Parties who is not subject to any legally binding obligation to any Loan Party or its Subsidiaries to keep such information confidential.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” any definition providing for “interest periods” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated” refers to the consolidation of the accounts, financial condition or operating results of a Person and its Subsidiaries in accordance with GAAP; provided that, for purposes of this Agreement and the other Loan Documents, when used with respect to the Loan Parties and their Subsidiaries, the term “Consolidated” shall not include the accounts, financial condition or operating results of any Unrestricted Subsidiaries.

“Continuing Directors” means in the case of Holdings and, with respect to any period, the directors of Holdings on the first day of such period and each other director if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors.

“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Loan Parties’ audited financial statements most recently completed prior to the Effective Date.

“Costa Rica Subsidiary” means Express Fashion Digital Services Costa Rica, S.R.L., a limited liability company organized under the laws of Costa Rica.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 9.21.

“Credit Card Advance Rate” means the lesser of (x) 10% and (y) 100%, minus the ABL Credit Card Advance Rate.

“Credit Card Issuer” shall mean any person (other than any Loan Party or any Affiliate of a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including private label cards, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc. and other issuers approved by (x) prior to the Discharge of the ABL Obligations, the ABL Administrative Agent in its Permitted Discretion or (y) thereafter, each Agent in its Permitted Discretion.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrowing Base Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrowing Base Party resulting from charges by a customer of a Borrowing Base Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Borrowing Base Party, or services performed by a Borrowing Base Party, in each case in the ordinary course of its business.

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Collateral Agent in its Permitted Discretion (it being agreed that, prior to the Discharge of ABL Obligations, the form agreed to by the ABL Collateral Agent shall be deemed to be satisfactory to the Collateral Agent so long as the Collateral Agent is a party thereto and such agreement provides for the same rights in favor of the Collateral Agent as provided to the ABL Collateral Agent, subject to the ABL Intercreditor Agreement) among a Loan Party, a third party logistics provider, customs broker, freight forwarder, consolidator or carrier, and the Collateral Agent, in which the third party logistics provider, customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the applicable Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of the subject Inventory solely as directed by the applicable Agent.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables, deferred compensation and straight line rent and landlord allowance in each case incurred and then outstanding in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Obligations of such Person as lessee under Capitalized Leases, (f) the maximum amount of all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person with respect to Disqualified Stock and Prohibited Preferred Stock, (h) net Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) of this definition of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; but limited in amount to the lesser of (i) the fair market value of such property and (ii) the amount of such indebtedness or other payment obligations.

Notwithstanding anything to the contrary contained herein, Debt shall not include (i) any amounts relating to preferred equity (other than Disqualified Stock and Prohibited Preferred Stock), employee consulting arrangements, accrued expenses, deferred rent (other than Capitalized Leases), deferred taxes, obligations under employment agreements, unredeemed gift card deferred revenue and deferred compensation, (ii) in connection with any Permitted Acquisition or other acquisition otherwise permitted hereunder or consented to by the Lenders in writing, post-closing purchase price adjustments, earn-outs or similar obligations that are dependent upon the performance of the acquisition target after such closing to which the seller in such Permitted Acquisition or acquisition may become entitled, (iii) contingent obligations incurred in the ordinary course of business, (iv) non-recourse obligations under or in respect of securitization transactions, (v) customary payables with respect to money orders or wire transfers, and (vi) the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on December 31, 2018 (whether or not such lease existed on December 31, 2018 or thereafter arose). Notwithstanding anything to the contrary, the financial ratios and related definitions set forth in the Loan Documents shall be computed (a) to exclude (i) the application of ASC 815 (Derivatives and Hedging), ASC 480 (Distinguishing Liabilities from Equity) or ASC 718 (Stock Compensation) (to the extent that the pronouncements in ASC 718 result in recording an equity award as a liability on the Consolidated balance sheet of the Parent and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity), (ii) any mark-to-market adjustments to any derivatives (including embedded derivatives contained in other debt or equity instruments under ASC 815), (iii) any non-cash compensation charges resulting from the application of ASC 718, and (iv) any change to lease accounting rules from those in effect pursuant to ASC 842 (Leases) and other related lease accounting guidance as in effect on the Effective Date, and (b) by disregarding the effects of FASB ASC 825 (Financial Instruments) and ASC 470-20 (Debt with Conversion and Other Options) on financial liabilities.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) the outstanding principal amount of all Debt of the type referred to in clauses (a), (c) and (e) of the definition of “Debt”, (b) all reimbursement Obligations at such date of such Person under acceptance, letter of credit or similar facilities at such date for amounts that have been drawn under such facilities and (c) all Synthetic Debt of such Person at such date; provided, however, for purposes of calculating Debt for Borrowed Money, the amount of the ABL Advances included therein shall be equal to the average daily outstanding balance of such ABL Advances during the twelve (12) month period ended on such date.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Rate” means an interest rate equal to three percent (3%) per annum in excess of the rate then applicable to such Obligation.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with a Transfer that is so designated as Designated Non-Cash Consideration, setting forth such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of or collection or payment on such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 5.02(e).

“Discharge of ABL Obligations” means the “Discharge of ABL Obligations” as such term is defined in the ABL Intercreditor Agreement.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any Equity Interests into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), matures or is Redeemable, in whole or in part, provides for scheduled payments, dividends or distributions in cash or is or becomes convertible into or exchangeable or exercisable for Debt or any other Equity Interests that would constitute Disqualified Stock, in each case on or prior to the date that is 91 days after the Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that the Loan Parties may become obligated to pay upon such maturity of, or pursuant to such Redeemable provisions in respect of, such Disqualified Stock.

“Dollars” and “$” means lawful money of the United States of America.

“EBITDA” means, for any period and with respect to Parent and its Restricted Subsidiaries, Net Income of such Persons for such period, plus

(a) without duplication and to the extent deducted in determining such Net Income (except with respect to clauses (a)(xiv) and (a)(xx)(y)), the sum of:

(i) Consolidated interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Term Loan, the ABL Obligations, and any other Debt permitted under Section 5.02(b)) of such Persons for such period,

(ii) Consolidated income tax (and franchise tax in the nature of income tax) (including federal, state, local, franchise, excise and foreign income tax) expense and foreign withholding tax expense, in each case for such period, and any state single business unitary or similar tax of such Persons for such period, including any penalties and interest relating to any tax examinations for such period, determined on a consolidated basis in accordance with GAAP,

(iii) depreciation and amortization expense (including amortization or impairment of intangibles (including goodwill) and organization costs) for such period (excluding amortization expense attributable to a prepaid cash item (except for deferred finance charges) that was paid in a prior period) of such Persons for such period,

(iv) any other non-cash deductions, losses, charges or expenses made in determining Net Income (but excluding any such non-cash charge in respect of an item that increased Net Income in a prior period (to the extent of such increase)) of such Persons for such period (including, without limitation, purchase accounting adjustments to revenue or expenses under ASC 805 or similar acquisition accounting under GAAP or similar provisions under GAAP); provided that, if any Loan Party or any Restricted Subsidiary makes any cash payment in respect of any such non-cash deduction, loss, charge or expense, such cash payment shall be deducted from EBITDA in the period in which such payment is made,

(v) any extraordinary losses (determined on a Consolidated basis as reconciled to GAAP) and unusual or non-recurring expenses or charges, incurred in such period,

(vi) any Transaction Expenses paid in such period,

(vii) any addbacks or adjustments consistent with Regulation S-X of the Securities Act of 1933 (other than addbacks or adjustments that are only permitted under such Regulation S-X as “Management’s Adjustments” by virtue of the amendments adopted on May 21, 2020 by the SEC); provided that the aggregate amount added to EBITDA under this clause (vii) shall not exceed with respect to any period an amount equal to 20% of EBITDA for such period (calculated after giving effect to all such adjustments);

(viii) [intentionally omitted],

(ix) foreign exchange losses recorded in “other income” and net non-cash exchange, translation or performance losses relating to foreign currency transactions and currency fluctuations,

(x) expenses in connection with earn-out obligations,

(xi) the amount of any loss from stores which have been closed or identified to be closed during such period or within twelve (12) months after the end of such period,

(xii) expenses incurred to the extent reimbursable by third parties pursuant to indemnification, reimbursement, guaranty or purchase price adjustment provisions and either so collected or reasonably expected to be so collected within ninety (90) days of such incurrence,

(xiii) addbacks, charges and items evidenced by or contained in any quality of earnings report prepared by any Approved Accounting Firm in connection with (A) the Transactions and shared with the Administrative Agent prior to the Effective Date, or (B) after the Effective Date, any Permitted Acquisition or other Investment permitted hereunder and shared with the Administrative Agent prior to the consummation of such Permitted Acquisition or other Investment permitted hereunder; provided that the aggregate amount added to EBITDA under this clause (a)(xiii) shall not exceed with respect to any period, when aggregated with amounts added to EBITDA under clauses (a)(xvi) and (a)(xx) below with respect to such period, an amount equal to 25% of EBITDA for such period (calculated after giving effect to all such adjustments),

(xiv) proceeds received from business interruption insurance actually received during such period or, without duplication of amounts previously added back to Net Income pursuant to this clause (a)(xiv), reasonably expected to be received within twelve (12) months after the end of such period,

(xv) non-cash expenses resulting from the grant or periodic re-measurement of stock options or other equity-related incentives (and, for the avoidance of doubt, including any non-cash expenses related to any stock option or other equity-related incentives resulting from the acceleration of vesting in the event of a change in control) to any director, officer, employee, former employee or consultant of Parent or any Restricted Subsidiary pursuant to a written plan or agreement approved by the board of directors of Parent,

(xvi) (A) salary, benefit and other direct savings resulting from workforce reductions actually implemented and (B) restructuring charges, business optimization costs and expenses, integration costs, retention, recruiting, relocation and signing bonuses and expenses, accruals or reserves (including restructuring costs related to any acquisition or Investment, adjustments to existing reserves, any one time expense relating to enhanced accounting function and the closure and/or consolidation of facilities and existing lines of business); provided, that, the aggregate amount added to EBITDA under this clause (a)(xvi) shall not exceed with respect to any period, when aggregated with amounts added to EBITDA under clause (a)(xiii) above and clause (a)(xx) below with respect to such period, an amount equal to 25% of EBITDA for such period (calculated after giving effect to all such adjustments),

(xvii) losses in respect of post-retirement benefits, as a result of the application of FASB 106 (or any successor provision thereof),

(xviii) losses during such period in connection with the extinguishment, retirement or write-off of Debt,

(xix) directors’ fees and expenses paid or accrued, and

(xx) (x) the amount of “run rate” cost savings, operating expense reductions and synergies (excluding revenue synergies ) that have been realized during such period or are projected by the Borrower in good faith to be realized on or prior to the date that is twelve (12) months after the end of such period, in each case to the extent related to any Permitted

Acquisition that has been consummated or, to the extent permitted hereunder, any operating-optimizing initiative that has been initiated by the Loan Parties or is projected by the Borrower in good faith to be initiated on or prior to the date that is twelve (12) months after the end of such period, and (y) any “run rate” EBITDA attributable to adjustments for contracted increases in revenues or margins pursuant to contracts that have been entered into and have become effective, which revenue or margin increases have been realized during such period or are projected by the Borrower in good faith to be realized on or prior to the date that is twelve (12) months after the end of such period; in each case of the foregoing clauses (x) and (y), net of the amount of any actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are factually supportable and reasonably identifiable, and (B) the aggregate amount added to EBITDA under this clause (xx) shall not exceed with respect to any period, when aggregated with amounts added to EBITDA under clauses (a)(xiii) and (a)(xvi) above with respect to such period, an amount equal to 25% of EBITDA for such period (calculated after giving effect to all such adjustments), minus

(b) without duplication and to the extent included in determining such Net Income of such Persons, any non-cash gains included in Net Income of such Persons for such period (other than any gains which represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period), minus

(c) without duplication and to the extent included in determining such Net Income of such Persons, any extraordinary gains and unusual or non-recurring gains for such period, all determined on a Consolidated basis, minus

(d) without duplication and to the extent included in determining such Net Income of such Persons, foreign exchange gains recorded in “other income”, minus

(e) without duplication and to the extent included in determining such Net Income of such Persons, all gains during such period resulting from the sale or disposition of any asset of Parent or any Restricted Subsidiary outside the ordinary course of business, minus

(f) without duplication and to the extent included in determining such Net Income of such Persons, the amount of any gain in respect of post-retirement benefits as a result of the application of FASB 106 (or any successor provision thereof).

For purposes of calculating any financial ratio or test, EBITDA shall be calculated, without duplication, giving effect to the trailing twelve (12) month pro forma results for acquisitions and investments permitted hereunder (including the commencement of activities constituting such business) and material dispositions permitted hereunder (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or disposition, and operational changes permitted hereunder, and any financial ratio or test shall, without duplication, give effect to the trailing twelve (12) month results for any retirement, extinguishment or repayment of Debt and any Debt incurred or assumed by Parent or any of its Restricted Subsidiaries in connection with such pro forma transaction (and all Debt so incurred or assumed shall be deemed to have borne interest (x) in the case of fixed rate Debt, at the rate applicable thereto or (y) in the case of floating rate Debt, at the rates which were or would have been applicable thereto during the period when such Debt was or was deemed to be outstanding), in each case, as if any such transaction occurred at the beginning of the applicable period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means September 5, 2023.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that (x) neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition and (y) the Borrower’s approval shall not be required for any assignment by ReStore Capital, LLC or any of its Affiliates of any portion of the Term Loan to First Eagle Alternative Credit, LLC (or any of its Affiliates or Approved Funds) and 1903 Partners, LLC1 (or any of its Affiliates or Approved Funds), in each case, for a period not exceeding 90 days after the Effective Date.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination, as determined by each Agent in its Permitted Discretion in accordance with Section 2.17: such Credit Card Receivable (x) has been earned by performance and represents the bona fide amounts due to a Borrowing Base Party from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrowing Base Party, and (y) in each case is not ineligible for inclusion in the calculation of the Term Loan Borrowing Base pursuant to any of clauses (a) through (j) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrowing Base Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrowing Base Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Borrowing Base Parties to reduce the amount of such Credit Card Receivable. Any Credit Card Receivable meeting the foregoing criteria shall be deemed to be an Eligible Credit Card Receivable, but only as long as such Credit Card Receivable is not included within any of the following categories as determined by each Agent in its Permitted Discretion in accordance with Section 2.17, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Receivable:

[1]	An investment fund of Gordon Brothers.

(a) Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by each Agent in its Permitted Discretion;

(c) Credit Card Receivables with respect to which a Borrowing Base Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Collateral Documents, and (ii) Permitted Liens (other than any Liens under clauses (i) and (j) of the definition of “Permitted Liens”));

(d) Credit Card Receivables that are not subject to a perfected, first priority security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties (subject to (i) claim, counterclaim, offset or chargebacks permitted in clause (e) of this definition, (ii) Liens in favor of the ABL Collateral Agent permitted under clause (z) of the definition of “Permitted Liens” and (iii) Permitted Liens having priority by operation of applicable law);

(e) Credit Card Receivables which are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the Credit Card Issuer or Credit Card Processor) has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);

(f) except as otherwise approved by each Agent in its Permitted Discretion, Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Borrowing Base Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(g) except as otherwise approved by each Agent in its Permitted Discretion in an aggregate amount not to exceed $10,000,000 (such approval not to be unreasonably withheld), Credit Card Receivables arising from any private label credit card program of the Borrowing Base Parties;

(h) Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;

(i) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto; and

(j) Credit Card Receivables which any Agent determines in its Permitted Discretion to be uncertain of collection.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been shipped from a foreign location for receipt by a Borrowing Base Party, but which has not yet been delivered to such Borrowing Base Party, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b) for which the purchase order is in the name of a Borrowing Base Party and title and risk of loss has passed to such Borrowing Base Party;

(c) for which an acceptable bill of lading or other document of title reasonably acceptable to the Administrative Agent has been issued, and in each case as to which the Collateral Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Administrative Agent, by the delivery of a Customs Broker/Carrier Agreement);

(d) which is insured to the reasonable satisfaction of the Administrative Agent in its Permitted Discretion (including, without limitation, marine cargo insurance);

(e) for which payment of the purchase price has been made by such Borrowing Base Party or the purchase price is supported by a Commercial Letter of Credit; and

(f) which otherwise would constitute Eligible Inventory;

provided that any Agent may, in its Permitted Discretion in accordance with Section 2.17, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event such Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by such Agent to arise which may otherwise adversely impact the ability of the Collateral Agent to realize upon such Inventory.

“Eligible Inventory” means, as of any date of determination, without duplication, (x) Eligible In-Transit Inventory, and (y) other items of Inventory of a Loan Party in each case that are not excluded as ineligible by virtue of one or more of the criteria set forth below and that are reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent. Except as otherwise agreed by each Agent, in its Permitted Discretion, in accordance with Section 2.17 after completion of an updated field examination and appraisal, none of the following shall be deemed to be Eligible Inventory:

(a) Inventory with respect to which a Borrowing Base Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Collateral Documents and (ii) Permitted Liens (other than any Liens under clauses (i) or (j) of the definition of “Permitted Liens”)), or is leased by or is on consignment to a Borrowing Base Party, or that is not solely owned by a Borrowing Base Party;

(b) Inventory that (i) is not located in the United States of America (excluding territories or possessions of the United States) (other than Eligible In-Transit Inventory) or (ii) is stored at a leased or rented location (other than a retail store location) where the aggregate value of Inventory exceeds $500,000, unless each Agent has given its prior consent thereto or unless either (x) a Collateral Access Agreement in respect of such location has been delivered to the Administrative Agent or (y) such Inventory is included as “Eligible Inventory” (as defined in the ABL Credit Agreement) (provided that the Loan Parties shall use commercially reasonable efforts to ensure that the aggregate value of all Inventory stored at such leased or rented location and not deemed “Eligible Inventory” shall not exceed $7,500,000 at any one time outstanding), (iii) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $500,000, unless either (x) an acknowledged Collateral Access Agreement has been received by the Administrative Agent or (y) such inventory is included as “Eligible Inventory” (as defined in the ABL Credit Agreement) (provided that the Loan Parties shall use commercially reasonable efforts to ensure that the aggregate value of all Inventory stored with a bailee or warehouseman and not deemed “Eligible Inventory” shall not exceed $7,500,000 at any one time outstanding),

(c) Inventory that represents goods which (i) are damaged, defective, “seconds”, or otherwise unmerchantable, (ii) are to be returned to the vendor and which is no longer reflected in the Borrowing Base Parties’ stock ledger, (iii) are obsolete or slow moving, or special-order items, work in process, raw materials, or that constitute spare parts, shipping materials or supplies used or consumed in a Borrowing Base Party’s business, or (iv) are bill and hold goods;

(d) except as otherwise agreed by each Agent in its Permitted Discretion, Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Loan Documents;

(e) Inventory that is not subject to a perfected, first priority security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties (subject only to (i) Liens in favor of the ABL Collateral Agent permitted under clause (z) of the definition of “Permitted Liens” and (ii) Permitted Liens having priority by operation of applicable law);

(f) Inventory that is not insured in compliance with the provisions of Section 5.01(d);

(g) Inventory which consists of samples, labels, bags (other than handbags), packaging materials, and other similar non-merchandise categories;

(h) Inventory which contains or bears any Intellectual Property rights licensed to such Borrowing Base Party (including, without limitation, any Intellectual Property subject to any JV IP License Agreement or any Bonobos IP License Agreement), unless (i) each Agent is satisfied that the Collateral Agent may sell or otherwise dispose of such Inventory without (A) infringing the rights of such licensor, (B) violating any contract with such licensor, or (C) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the then-applicable licensing agreement, (ii) with respect to any Intellectual Property subject or licensed pursuant to any JV IP License Agreement, the IP Rights Agreement is in full force and effect and the Collateral Agent is entitled to exercise all rights and remedies afforded to it thereunder; or (iii) with respect to any Intellectual Property subject or licensed pursuant to any Bonobos IP License Agreement, the Bonobos IP Rights Agreement is in full force and effect and the Collateral Agent is entitled to exercise all rights and remedies afforded to it thereunder;

(i) Inventory which has been sold but not yet delivered or Inventory to the extent that any Borrowing Base Party has accepted a deposit therefor; and

(j) Inventory acquired pursuant to Section 5.02(f), unless the Administrative Agent shall have received or conducted (A) appraisals, from appraisers reasonably satisfactory to each Agent, of such Inventory to be acquired in such Investment and has established an Inventory Advance Rate therefor and (B) such other due diligence as any Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to each Agent in its Permitted Discretion. As long as each Agent has received reasonable prior notice of such acquisitions under Section 5.02(f) and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with each Agent, each Agent shall use reasonable best efforts to complete such due diligence and a related appraisal on or prior to the closing date of such acquisition under Section 5.02(f).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any violation of, or liability under, any Environmental Law, or an Environmental Permit or arising from an alleged injury or threat to the environment, or to health and safety with regard to exposure to Hazardous Materials, including, without limitation, and to the extent arising from the foregoing, by any governmental or regulatory authority or third party for enforcement, cleanup, removal, response, remedial or other actions, damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or protection of the environment, natural resources or exposure of any individual to Hazardous Material, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Erroneous Payment” has the meaning specified in Section 9.23(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.23(d).

“Erroneous Payment Impacted Loans” has the meaning specified in Section 9.23(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.23(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Subsidiary” means (i) any CFC, (ii) any Subsidiary of a CFC, (iii) any Subsidiary of the Parent that is organized under the laws of a jurisdiction located inside the United States that is not a Material Subsidiary; provided that all Excluded Subsidiaries covered by this clause (iii) shall not represent, in the aggregate, more than 5% of EBITDA or 5% of Consolidated tangible assets of the Parent and its Subsidiaries, on a consolidated basis, and the Parent shall be obligated to designate one or more Subsidiaries that would otherwise qualify as Excluded Subsidiaries covered by this clause (iii) as Material Subsidiaries in order to comply with the terms of this proviso, (iv) Subsidiaries prohibited by applicable requirements of laws or by any contractual obligation existing on the Effective Date (or, if later, the date of the acquisition or formation of such Subsidiary, so long as such contractual obligation did not arise in contemplation of or in connection with such acquisition or formation) from guaranteeing the Obligations or which would require governmental or regulatory consent, approval, license or authorization to provide a guarantee of the Obligations unless the same shall have been received, (v) any non-wholly-owned Subsidiary of Parent or a joint venture permitted hereunder and each direct or indirect Subsidiary thereof, (vi) any entity where the cost and/or burden (other than the documentation thereof) of granting a guarantee of the Obligations outweighs the benefit to the Lenders, as reasonably determined by each Agent and the Borrower, (vii) special-purpose entities (including receivables entities and securitization Subsidiaries), (viii) not-for-profit Subsidiaries, (ix) captive insurance companies, (x) Unrestricted Subsidiaries, and (xi) any Subsidiary with respect to which a guaranty by it of the Obligations would reasonably be expected to result in material adverse tax consequences or material adverse regulatory consequences, in each case of this clause (xi) as reasonably determined by the Borrower and the Administrative Agent.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, with respect to any Payee, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 9.12), any withholding tax that is imposed on amounts payable hereunder at the time such Payee becomes a party hereto (or designates a new Applicable Lending Office) or is attributable to such Payee’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 2.12(a), (d) any U.S. federal, state or local backup withholding tax, and (e) any U.S. federal withholding tax imposed under FATCA.

“Existing Debt” means such Debt set forth on Schedule 5.02(b).

“Express JV” means EXP Topco, LLC, a Delaware limited liability company.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or other official interpretations thereof, any intergovernmental agreements and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it (and, if any such rate is below the Floor, then the rate determined pursuant to this definition shall be deemed to be the Floor).

“Fee Letter” means that certain Fee Letter, dated as of the Effective Date, by and among the Loan Parties and the Agents.

“Financial Performance Projections” means the projected Consolidated statements of income or operations and cash flows of Parent and its Subsidiaries, the ABL Borrowing Base, the Term Loan Borrowing Base, the ABL Excess Availability, and a breakout of Express JV- and Bonobos-related profits and losses, in each case, through the second Fiscal Quarter of the 2024 Fiscal Year (on a monthly basis) and for the remainder of the 2024 Fiscal Year (on a quarterly basis), and in each case prepared by management of Parent and in form and substance reasonably satisfactory to each Agent.

“Fiscal Month” means any fiscal month of the Parent and its Consolidated Subsidiaries ending on the dates set forth on Schedule III hereto, as such schedule may be updated from time to time by delivery of a new Schedule III hereto to the Administrative Agent.

“Fiscal Quarter” means any fiscal quarter of the Parent and its Consolidated Subsidiaries ending on the dates set forth on Schedule III hereto, as such schedule may be updated from time to time by delivery of a new Schedule III hereto to the Administrative Agent.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on the Saturday closest to January 31 in any calendar year.

“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus scheduled principal payments on Debt for Borrowed Money, plus expense for income taxes paid in cash (net of any cash refund in respect of income taxes actually received during such period; provided that the resulting net amount shall not be less than zero), plus all Restricted Payments made in reliance on Sections 5.02(g)(viii), 5.02(g)(ix), 5.02(g)(x) or 5.02(g)(xi) (whether in cash or other property, other than common Equity Interests), all calculated for the Parent and its Restricted Subsidiaries on a Consolidated basis.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of a Fiscal Quarter for the most recently completed Measurement Period, of (i) EBITDA minus the unfinanced portion of Capital Expenditures (including Capital Expenditures financed with ABL Advances or any other short-term Debt) to (ii) Fixed Charges, all calculated for the Parent and its Restricted Subsidiaries on a Consolidated basis.

“Floor” means a rate of interest equal to 2.00%.

“Foreign Lender” means a Payee that is not a United States person within the meaning of Internal Revenue Code Section 7701(a)(30).

“Foreign Subsidiary” means a Subsidiary of the Parent that is organized under the laws of a jurisdiction located outside of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” has the meaning specified in Section 2.01.

“GAAP” has the meaning specified in Section 1.03.

“Global Loan Cap” means, at any time of determination, the sum of (a) the ABL Loan Cap (for the avoidance of doubt, calculated without giving effect to the Term Pushdown Reserve) at such time plus (b) the lesser of (i) the outstanding principal balance of the Obligations at such time and (ii) the sum of (A) the Term Loan Borrowing Base at such time plus (B) the ABL Suppressed Availability at such time.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) the grant of any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien) or (d) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Guaranteed Debt” shall not include any product warranties or other ordinary course contingent obligations incurred in the ordinary course of business, including indemnities. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guaranties” means, collectively, the Parent Guaranty, the Holdings Guaranty, the Intermediate Holdings Guaranty and the Subsidiary Guaranty.

“Guarantors” means, collectively, the Parent, the Holdings Entities and the Subsidiary Guarantors (in each case, for so long as such Person’s Guaranty remains in effect).

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or explosive or radioactive substances or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hilco” has the meaning specified in Section 5.02(e).

“Holdings” has the meaning specified in the preamble to this Agreement.

“Holdings Entities” means, collectively, Holdings and Intermediate Holdings. “Holdings Entity” means any one of such Persons.

“Holdings Guaranty” means the guaranty of Holdings set forth in Article VIII.

“Indemnified Costs” has the meaning specified in Section 7.05.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Indemnified Taxes” means Taxes imposed with respect to any Loan Document or any payment thereunder other than Excluded Taxes.

“Independent Consultant” means M3 or another financial advisor or other Person engaged by the Loan Parties for the purposes set forth in Section 5.01(n), such other Person to be reasonably acceptable to Administrative Agent (the approval of the Administrative Agent not to be unreasonably withheld, delayed or conditioned).

“Independent Consultant Termination Conditions” means, for any time of determination, that:

(a) as of such time of determination, (i) the Borrower has received the 2020 Tax Refund Proceeds and (ii) such 2020 Tax Refund Proceeds have been applied to repay the amounts required to be paid by the Borrower in accordance with Section 2.06(b) of the ABL Credit Agreement;

(b) no Default or Event of Default shall have occurred and be continuing at such time or would immediately result therefrom;

(c) Excess Availability shall be, as of such time of determination, and for the 90 day period immediately following such time of determination, not less than, fifteen percent (15%) of the Borrowing Base (calculated without giving effect to the Term Pushdown Reserve); and

(d) the date of determination may be no earlier than January 31, 2024.

“Information Certificate” means that certain Information Certificate, dated as of the Effective Date, executed and delivered by Holdings and the Borrower on behalf of each other Loan Party, in favor of the Agents, the ABL Agents and the other Credit Parties referred to therein.

“Insufficiency” means, with respect to any Plan, the amount, if any, of a Plan’s accumulated benefit obligation (determined in accordance with GAAP) in excess of the Plan’s fair value of assets.

“Intellectual Property” means all assets of the type described in the definition of “Intellectual Property Collateral” as set forth in the Security Agreement (whether or not constituting Collateral).

“Intellectual Property Security Agreements” means each short-form intellectual property security agreement, dated as of the Effective Date, among the Loan Parties and the Collateral Agent, granting a Lien in the Intellectual Property of the Loan Parties, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Intercreditor Agreements” means, collectively, the ABL Intercreditor Agreement, the MGF Intercreditor Agreement, and each other intercreditor agreement entered into in accordance with the terms hereof by the Agents and the applicable holder(s) of any Debt.

“Intercreditor Provisions” has the meaning specified in Section 6.01(p).

“Interest Expense” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with Debt for Borrowed Money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements, but excluding any interest paid-in-kind or capitalized interest, or non-cash or deferred interest financing costs and to the extent directly related to the Transaction, debt issuance costs, debt discount or premium and other financing fees and expenses, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest in accordance with GAAP minus (d) the sum of (i) Consolidated net gains of such Person and its Restricted Subsidiaries under Hedge Agreements (but excluding any unrealized gains) and (ii) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by the Parent and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) the first day of each calendar month, (b) any date of prepayment, with respect to the principal amount of the Loan being prepaid, and (c) the Termination Date.

“Interim Financial Statements” has the meaning specified in Section 3.01(f)(ii).

“Intermediate Holdings” has the meaning specified in the preamble to this Agreement.

“Intermediate Holdings Guaranty” means the guaranty of Intermediate Holdings set forth in Article VIII.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Intercompany IP License Agreements” means, collectively:

(a) that certain Intercompany License Agreement, dated as of January 25, 2023, by and between Holdings, as “sublicensor”, and Intermediate Holdings, as “sublicensee”,

(b) that certain Intercompany License Agreement, dated as of January 25, 2023, by and between Holdings, as “sublicensor”, and the Parent, as “sublicensee”,

(c) that certain Intercompany License Agreement, dated as of January 25, 2023, by and between Holdings, as “sublicensor”, and the Borrower, as “sublicensee”,

(d) that certain Intercompany License Agreement, dated as of January 25, 2023, by and between Holdings, as “sublicensor”, and Express Finance Corp., a Delaware corporation, as “sublicensee”,

(e) that certain Intercompany License Agreement, dated as of January 25, 2023, by and between Holdings, as “sublicensor”, and Express GC, LLC, an Ohio limited liability company, as “sublicensee”,

(f) that certain Intercompany License Agreement, dated as of January 25, 2023, by and between Holdings, as “sublicensor”, and Express Fashion Operations, LLC, a Delaware limited liability company, as “sublicensee”,

(g) that certain Intercompany License Agreement, dated as of January 25, 2023, by and between Holdings, as “sublicensor”, and Express Fashion Logistics, LLC, a Delaware limited liability company, as “sublicensee”,

(h) that certain Intercompany License Agreement, dated as of January 25, 2023, by and between Holdings, as “sublicensor”, and UW, LLC, a Delaware limited liability company, as “sublicensee”,

(i) that certain Intercompany License Agreement, dated as of January 25, 2023, by and between Holdings, as “sublicensor”, and Express Fashion Investments, LLC, a Delaware limited liability company, as “sublicensee”, and

(j) that certain Intercompany License Agreement, dated as of the Effective Date, by and between Holdings, as “sublicensor”, and Express BNBS Fashion, LLC, a Delaware limited liability company, as “sublicensee”.

“In-Transit Inventory” means Inventory of a Borrowing Base Party which is in the possession of a common carrier and is in transit from a foreign vendor of a Borrowing Base Party from a location outside of the continental United States to a location of a Borrowing Base Party that is within the continental United States.

“Inventory” has the meaning given that term in the UCC.

“Inventory Advance Rate” means the lesser of (x) 10% and (y) 100%, minus the ABL Inventory Advance Rate.

“Investment” in any Person means any loan or advance to such Person (other than (a) third-party trade receivables or (b) intercompany trade receivables, in each case incurred in the ordinary course of such Person’s business), any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights Agreement” means that certain IP Rights Agreement, dated as of the Effective Date, by Express JV and Holdings (in its capacity as sublicensor under the applicable JV IP License Agreement) and acknowledged and agreed by the Loan Parties, the ABL Agents and Agents, as amended, restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“JV IP” means any and all Intellectual Property that (a) are or have been assigned, transferred, contributed, conveyed, sold, delivered, or provided (or are required to be assigned, transferred, contributed, conveyed, sold, delivered, or provided) to Express JV or any Affiliate thereof pursuant to any JV IP Transaction Document, or (b) are licensed or sublicensed to Holdings or any of its Affiliates pursuant to any JV IP Transaction Document.

“JV IP License Agreements” means, collectively:

(a) that certain License Agreement dated as of January 25, 2023, by and between Express JV, as “licensor”, and Holdings, as “licensee” (the “Prime License Agreement”),

(b) the Intercompany IP License Agreements, and

(c) any other license agreement between any Loan Party or any Subsidiary as “licensee” and a third party as “licensor” with respect to any of the JV IP,

in each case as in effect on the Effective Date (or, in the case of any JV IP License Agreement described in clause (c) above, as in effect on the date of execution thereof and in form and substance substantially identical to the Intercompany IP License Agreements or otherwise reasonably satisfactory to the Agents) or subsequently amended in accordance with Section 5.02(k)(ii).

“JV IP LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Express JV dated as of January 25, 2023, by and among the Borrower, Express Fashion Investments, LLC, EXWHP, LLC, and Express JV.

“JV IP Transaction Documents” means the documents, instruments and agreements described on Schedule IV (including the JV IP License Agreements and the JV IP LLC Agreement).

“JV IP Transactions” means collectively, the transactions described in the JV IP Transaction Documents.

“Lenders” has the meaning specified in the preamble to this Agreement.

“Leverage Ratio” means, at any date of determination, the ratio of (a) Debt for Borrowed Money of the Parent and its Restricted Subsidiaries on a Consolidated basis (net of (x) unrestricted cash and Cash Equivalents and (y) cash and Cash Equivalents (i) to the extent deemed restricted solely as a result of Permitted Liens in favor of the Agents, the ABL Agents or MGF or (ii) subject to Liens permitted pursuant to clause (x) of the definition of “Permitted Liens”) at such date, to (b) EBITDA of the Parent and its Restricted Subsidiaries for the most recently completed Measurement Period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capitalized Leases, Synthetic Debt, or other title retention agreement, any easement, right of way or other encumbrance on title to real property).

“Loan Account” has the meaning specified in Section 2.16(a).

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter, (e) the Borrowing Base Certificates, (f) the Intercreditor Agreements, (g) the Post-Closing Letter, (h) the IP Rights Agreement and the Bonobos IP Rights Agreement, and (i) any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means, collectively, the Term Loan and any Protective Advances.

“M3” means M3 Advisory Partners, LP.

“M3 Engagement Letter” means that certain Engagement Letter, dated as of August 18, 2023, between M3 and Holdings.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document, (c) the Collateral, or the Collateral Agent’s Liens (on behalf of itself and the other Secured Parties) on the Collateral or the priority of such Liens, or (d) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is a party.

“Material Intellectual Property” means Intellectual Property (including, for the avoidance of doubt, licensed Intellectual Property) that is material to the conduct of business of any of the Loan Parties.

“Material Subsidiary” means, at any time, (i) any Subsidiary of the Parent whose EBITDA for the most recently ended Measurement Period represents more than 2.5% of the total revenue of the Parent and its Subsidiaries, on a Consolidated basis, and more than 2.5% of tangible assets of the Parent and its Subsidiaries, on a Consolidated basis, determined at the end of the most recently completed Fiscal Quarter of Holdings based on the financial statements of the Parent delivered pursuant to Section 5.03(b) or (c) or (ii) any Subsidiary of the Parent designated by notice in writing given by the Parent to the Administrative Agent to be a “Material Subsidiary”; provided that, any such Subsidiary so designated as a Material Subsidiary shall at all times thereafter remain a Material Subsidiary for purposes of this Agreement unless, in the case of a Subsidiary which became a Material Subsidiary pursuant to the terms of subclause (i) of this definition, such Subsidiary no longer continues to meet the thresholds set forth in such subclause (i) or, in the case of a Subsidiary designated by the Parent as a Material Subsidiary pursuant to the terms of subclause (ii) of this definition, the Parent or Borrower subsequently un-designates such Subsidiary as a Material Subsidiary so long as such Subsidiary does not meet the thresholds set forth in subclause (i) of this definition.

“Maturity Date” means the earlier of (a) November 26, 2027 and (b) the “Termination Date” under and as defined in the ABL Credit Agreement, as the same may be extended from time to time.

“Measurement Period” means each period of twelve (12) consecutive Fiscal Months of Holdings for which financial statements have been (or were required to be) delivered pursuant to Section 5.01.

“MGF” means MGF Sourcing US, LLC, a Delaware limited liability company.

“MGF Intercreditor Agreement” means that certain Amended and Restated Subordination and Intercreditor Agreement, dated as of the Effective Date, by and among the ABL Agents, the Administrative Agent, the Collateral Agent, MGF, and the Loan Parties, as amended, modified, restated or replaced from time to time in accordance with the terms thereof.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or with respect to which any Loan Party has any liability.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Income” means, for any period, the net income or loss of the Parent and the Restricted Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) unrealized gains and losses with respect to Hedge Agreements during such period and (b) the impact of purchase accounting or similar adjustments required or permitted by GAAP in connection with any Permitted Acquisition (including the reduction of revenue from any write down of deferred revenue). For the avoidance of doubt, Net Income shall exclude the net income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Parent’s or any Restricted Subsidiary’s equity in the net income of such Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included in the Net Income of the Parent and the Restricted Subsidiaries for any period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Parent or a Restricted Subsidiary during such period, in each case, to the extent not already included therein.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, and subject to Section 2.17(a), the appraised orderly liquidation value thereof, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of such Inventory, which value is set forth in the most recently delivered or conducted appraisal (as required or permitted hereby) by an appraiser engaged by the ABL Administrative Agent and reasonably acceptable to each Agent or, subject to Section 5.01(f), the Administrative Agent and reasonably acceptable to the Collateral Agent.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Transfer of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Debt (other than the Term Loan or the ABL Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a financial officer of the Borrower).

“Note” means the promissory note made by the Borrower in favor of a Lender evidencing the Term Loan made by such Lender from time to time, substantially in the form of Exhibit A attached hereto.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include all advances to, and debts (including principal, interest, fees (including the Prepayment Premium), costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Loans (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees (including the Prepayment Premium), costs, expenses and indemnities are allowed claims in such proceeding. Notwithstanding the foregoing, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.

“Participant Register” has the meaning specified in Section 9.07(g).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payee” shall mean any Agent, Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, including any participant.

“Payment Conditions” means, at the time of determination with respect to any transaction or payment to which the Payment Conditions apply, the requirements that:

(a) such transaction or payment shall be effective no earlier than March 5, 2024;

(b) no Event of Default shall have occurred and be continuing at such time or would immediately result after giving effect to such transaction or payment;

(c) either, at the Borrower’s sole option, (i) ABL Excess Availability shall be, on the date of such transaction or payment, and for the three (3) month period immediately preceding such transaction or payment, not less than twenty percent (20%) of the Global Loan Cap (calculated on a pro forma basis after giving effect to such transaction or payment), or (ii) (x) the Fixed Charge Coverage Ratio as of the end of the most recently ended Measurement Period for which financial statements have been or are required to have been delivered pursuant to Section 5.03(b), (c) or (g) shall be greater than or equal to 1.00 to 1.00 (calculated on a pro forma basis after giving effect to such transaction or payment as if such transaction or payment had been made as of the first day of such Measurement Period), and (y) ABL Excess Availability shall be, on the date of such transaction or payment, and for the three (3) month period immediately preceding such transaction or payment, not less than fifteen percent (15%) of the Global Loan Cap (calculated on a pro forma basis after giving effect to such transaction or payment); and

(d) at least two (2) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the consummation of such transaction or the making of such payment, the Borrower shall have provided to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to and attaching evidence (including, without limitation, financial statements for the applicable period to the extent necessary to demonstrate calculation of the Payment Conditions, whether or not otherwise required to be delivered pursuant to Section 5.03) of satisfaction of the conditions contained in clause (c) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent.

“Payment Recipient” has the meaning specified in Section 9.23(a).

“Payment in Full” means the payment in Dollars in full in cash or immediately available funds of all outstanding obligations (excluding contingent indemnification obligations for which a claim has not then been asserted) and the termination of the Term Loan Commitments. “Paid in Full” shall have the correlative meaning.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” has the meaning specified in Section 5.02(f)(vii).

“Permitted Discretion” means a determination made in good faith and in the exercise of its commercially reasonable (from the perspective of, and with customary business practices for, a secured asset-based lender in the retail industry) business judgment, based upon its consideration of any factor that the applicable Agent reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable laws that may inhibit collection of a receivable), the enforceability or priority of an Agent’s liens thereon, or the amount that any Agent or the Lenders could receive in liquidation of any Collateral; (ii) that any collateral report or financial information delivered by a Borrower or any Guarantor is incomplete, inaccurate or misleading in any material respect; or (iii) creates or could result in an event of default. In exercising such judgment, each Agent may consider any factors that could materially increase the credit risk of lending to the Borrower on the security of the Collateral. Any eligibility criteria established or modified by any Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as reasonably determined, without duplication, by such Agent in good faith.

“Permitted Distributions” means:

(a) payments by the Borrower or its Subsidiaries to or on behalf of Parent for franchise taxes and other fees required to maintain the legal existence of Parent or to pay the out-of-pocket legal, accounting and other fees and expenses in the nature of overhead in the ordinary course of business of Parent, including the payment of fees and reimbursement of expenses of the board of directors and payments by the Parent to its direct or indirect parent company for such taxes, fees and expenses applicable to such parent company, and

(b) any payments to Parent (and payments by Parent to its direct or indirect parent company) in order for Parent (or such direct or indirect parent company) to pay for any taxable period for which Parent, the Borrower and any of its Subsidiaries are members of a consolidated, combined or similar income tax group for federal and/or applicable state or local income tax purposes or are entities treated as disregarded from any such member for U.S. federal income tax purposes (a “Tax Group”) of which Parent (or any direct or indirect parent company of Parent) is the common parent, any consolidated, combined or similar income taxes of such Tax Group that are due and payable by Parent (or any such direct or indirect parent company of Parent) for such taxable period; provided that the amount of such payment shall not exceed the amount that the Borrower would be required to pay in respect of federal, state, local or non-US taxes were the Borrower a corporation filing a consolidated return with each of its domestic Subsidiaries.

“Permitted Investment” has the meaning specified in Section 5.02(f).

“Permitted Liens” means:

(a) Liens for taxes, assessments and governmental charges or levies to the extent not yet due or not required to be paid under Section 5.01(b) and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) in the aggregate do not materially adversely affect the use of the property to which they relate and (ii) are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(c) Liens in the ordinary course of business to secure obligations under workers’ compensation laws, unemployment insurance, social security or similar legislation or to secure public or statutory obligations;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), contracts for the purchase of property otherwise permitted by this Agreement, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens securing judgments, decrees, attachments or awards (or the payment of money) not constituting an Event of Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments;

(f) easements, rights of way, restrictions, zoning, building codes and other land use laws and other encumbrances on imperfections of title to real property that do not materially adversely affect the use of such property for its present purposes;

(g) statutory or common law Liens of landlords, creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies);

(h) any interest or title of a lessor or sublessor under any lease of real estate or non-exclusive licensor or sublicensor of Intellectual Property not prohibited hereby;

(i) Liens on the property of a Person existing at the time such Person becomes a Subsidiary of the Borrower securing Debt permitted by Section 5.02(b)(ix); provided that, any such Lien may not extend to any other property of the Borrower or any other Subsidiary that is not a direct Subsidiary of such Person; and provided further that, any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Borrower;

(j) Liens on property at the time the Borrower or any Subsidiary acquired such property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of its Subsidiaries; provided that, such Lien may not extend to any other property of the Borrower or any of its Subsidiaries; provided further that, such Liens shall not have been created in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Borrower or any Subsidiary;

(k) Liens in favor of MGF securing obligations (consisting solely of trade receivables and not, for the avoidance of doubt, any Debt for borrowed money) owing to MGF by the Borrower or any Subsidiary, to the extent such Liens are subject to the MGF Intercreditor Agreement; provided that any such Liens are junior to the Liens on the Collateral securing the Obligations;

(l) Liens arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business;

(m) Liens on insurance proceeds securing the payment of financed insurance premiums;

(n) leases or subleases and licenses or sublicenses granted to others in the ordinary course of business and otherwise permitted by Section 5.02(e);

(o) [intentionally omitted];

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(q) the filing of precautionary financing statements in connection with operating leases, consignment, Transfers permitted under Section 5.02(e) and similar matters;

(r) Liens (i) on proceeds of sales of assets held in escrow pending resolution of indemnity or purchase price reduction claims and (ii) on cash advances in favor of the seller of any property to be acquired in any Permitted Investment to be applied against the purchase price for such Investment so long as such Investment would have been permitted on the date of the creation of such Lien;

(s) other Liens on assets securing obligations not prohibited hereunder in an aggregate amount not to exceed $20,000,000 at any time outstanding; provided that, to the extent such Liens encumber any Collateral, such Liens shall be junior to the Liens securing the Obligations pursuant to a customary intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent, between the holder of such other Lien and the Agents;

(t) Liens granted pursuant to the Collateral Documents;

(u) any Lien in existence on the Effective Date and set forth on Schedule 5.02(a) or securing Debt permitted pursuant to Section 5.02(b)(iii);

(v) replacement, extension and renewal of any Lien permitted hereby (provided, however, that (1) no such Lien shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced and (2) the aggregate amount secured shall not exceed the amount permitted to be secured prior to such extension, renewal, replacement, refinancing, refunding or defeasance (plus the amount of any premium paid in respect thereof in connection with any such extension, refunding, refinancing, renewing, replacing or defeasing and plus the amount of reasonable expenses incurred in connection therewith));

(w) Liens securing Debt incurred pursuant to Section 5.02(b)(ii), provided that any such Liens attach only to the property being financed pursuant to such Debt and do not encumber any other property of any Loan Party;

(x) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Debt;

(y) [intentionally omitted]; and

(z) Liens in favor of the ABL Collateral Agent securing the ABL Obligations to the extent permitted under Section 5.02(b)(viii), to the extent such Liens are subject to the ABL Intercreditor Agreement.

“Permitted Refinancing Debt” means, with respect to any Person, any refinancing, replacing, refunding, renewing, defeasance or extension of any Debt of such Person (or any successor of such Person); provided that (a) the amount of such refinancing, replacing, refunding, renewing, defeasing or extending Debt does not result in an increase in the aggregate principal or facility amount thereof (plus the amount of any premium paid in respect of such Debt in connection with any such refinancing, replacing, refunding, renewing, defeasance or extension and plus the amount of reasonable expenses incurred by Parent and its Restricted Subsidiaries in connection therewith), provided that in the case of Permitted Refinancing Debt incurred in respect of the ABL Credit Agreement, the aggregate principal amount thereof shall not exceed the amount permitted to be incurred pursuant to Section 5.02(b)(viii), (b) such Debt (if it is term debt) does not have a weighted average life to maturity that is less than the weighted average life to maturity of the Debt being extended, refunded, refinanced, renewed, replaced or defeased, (c) such Debt (if it is term debt) does not have a final maturity earlier than the final maturity of the Debt being extended, refunded, refinanced, renewed, replaced or defeased, (d) the direct and contingent obligors therefor shall not be changed (unless any contingent obligor is released), as a result of or in connection with such refinancing, replacing, refunding, renewing, defeasance or extension, (e) if the Debt being refinanced, replaced, refunded, renewed, defeased or extended, is subordinate or junior to the Obligations and any Guaranty thereof, then the Debt incurred to extend, refund or refinance such Debt shall be subordinate to the Obligations and any Guaranty, as the case may be, at least to the same extent and in the same manner as the Debt being refinanced, replaced, refunded, renewed, defeased or extended, (f) the terms of any agreement entered into and of any instrument issued in connection with such Debt are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Debt being refinanced, replaced, refunded, renewed, defeased or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate, (g) if such Debt is Subordinated Debt, such Permitted Refinancing Debt shall be subject to a subordination agreement in form and substance satisfactory to each Agent, and (h) in the case of Permitted Refinancing Debt incurred in respect of the ABL Credit Agreement, if such Permitted Refinancing Debt is secured, such Permitted Refinancing Debt and the Liens securing such Permitted Refinancing Debt shall be permitted by, and subject to the terms of, the Intercreditor Agreements.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post-Closing Letter” means the letter agreement, dated as of the Effective Date (as amended, restated, supplemented or otherwise modified from time to time), by and between the Administrative Agent and the Loan Parties.

“Post-Petition Interest” has the meaning specified in Section 8.06.

“Preferred Stock” means, as applied to the Equity Interests of any Person, the Equity Interests of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prepayment Premium” means the “Prepayment Premium” as such term is defined in the Fee Letter.

“Prepayment Premium Trigger Event” means the “Prepayment Premium Trigger Event” as such term is defined in the Fee Letter.

“Prime License Agreement” has the meaning specified in the definition of “JV IP License Agreements”.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than one year after the Maturity Date, or, on or before the date that is less than one year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Protective Advances” has the meaning specified in Section 2.01(b).

“PTO” means the United States Patent and Trademark Office (or any equivalent office).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 9.21.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Stock.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Lenders” means, at any time of determination, Lenders holding greater than 50.0% of the sum of (a) the aggregate principal amount of the Loans outstanding at such time and (b) the aggregate Term Loan Commitments at such time; provided that at any time there are two (2) or more non-Affiliate Lenders, “Required Lenders” must include at least two (2) non-Affiliate Lenders.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion and subject to Section 2.17(b), to maintain against the Term Loan Borrowing Base: (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Term Loan Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, (d) to reflect that a Default has occurred and is continuing (provided that in the case of this clause (d), the reserve shall be reasonably related to the event giving rise to such Default), which may be instituted by the Administrative Agent in accordance with Section 2.17(b), or (e) reserves due to the difference, if a positive number, between (x) the Net Orderly Liquidation Value of Inventory which contains or bears any Intellectual Property rights licensed to any Loan Party (including, without limitation, any Intellectual Property subject to any JV IP License Agreement or any Bonobos IP License Agreement), and (y) the purchase price of such Inventory that would be payable by a licensor under the applicable license agreement (including, without limitation, any JV IP License Agreement or any Bonobos IP License Agreement) in connection with any right of such licensor to purchase such Inventory pursuant to such license agreement); provided, however, that (i) rent Reserves for locations leased by any Loan Party (A) shall not be taken for leased retail stores or for leased locations covered by a Collateral Access Agreement and (B) for all other leased locations, shall be limited to (x) in the case of the Borrower’s corporate headquarters, one month’s rent and (y) in all other cases, three months’ rent but in any event shall not exceed the total value of Eligible Inventory at any such other location, (ii) Reserves for consignee’s, warehousemen’s and bailee’s charges (A) shall not be taken for locations covered by a Collateral Access Agreement and (B) for all other such locations, shall be limited to three months’ charges but in any event shall not exceed the total value of Eligible Inventory at any such other location, (iii) all Reserves (including the amount of such Reserve) shall bear a reasonable relationship to the events, conditions or circumstances that are the basis for such Reserve, (iv) the amount of any Reserve shall not be duplicative of the amount of any other Reserve imposed hereunder with respect to the same events, conditions or circumstances, and (v) no Reserves shall be taken or maintained hereunder that are in duplication of “Reserves” (as defined in the ABL Credit Agreement) maintained under the ABL Borrowing Base. In the event that (a) the Administrative Agent determines in its Permitted Discretion that the events, conditions or circumstances underlying the maintenance of any Reserve shall cease to exist or (b) the liability that is the basis for any Reserve has been reduced, then such Reserve shall be rescinded or reduced in an amount as determined in Administrative Agent’s Permitted Discretion, as applicable, at the request of the Borrower.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer and Treasurer of the Parent or the Borrower, as applicable, or any other individual designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder, which other individual has been authenticated through the Administrative Agent’s electronic platform or portal in accordance with its procedures for such authentication. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“ReStore” means ReStore Capital, LLC, a Delaware limited liability company, and its successors.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“Restricted Subsidiary” means a Subsidiary of Holdings other than an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country or territory sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity that would be prohibited by applicable Sanctions, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future applicable executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any Secured Party or any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning specified in Section 3 of the Security Agreement.

“Secured Parties” means the Agents, the Lenders, or Affiliates thereof, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, each other Person to whom Obligations under this Agreement and other Loan Documents are owing, and the successors and assigns of each of the foregoing.

“Security Agreement” means the Security Agreement, dated as of the Effective Date (as amended, restated, supplemented or otherwise modified from time to time), by the Loan Parties in favor of the Collateral Agent.

“Significant Guarantor” means, at any date of determination, any Guarantor.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA and subject to Title IV of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Default” means any of the events described in (a) Section 6.01(a)(ii) (without giving effect to the three (3) Business Day grace period specified therein), (b) Section 6.01(f) (without giving effect to the sixty (60) day period for any proceeding described therein to be undismissed or unstayed) or (c) Section 6.01(g) (without giving effect to the sixty (60) day period specified in clause (ii) thereof).

“Specified Intellectual Property” means assets of the type described in clauses (i) through (iii) of the definition of “Intellectual Property Collateral” set forth in the Security Agreement (whether or not constituting Collateral).

“Subordinated Debt” means any Debt of any Loan Party that is secured by a Lien that is junior to Liens securing the Obligations (other than Debt under the ABL Credit Agreement) or subordinated to the Obligations of such Loan Party under the Loan Documents, which Debt is on, and otherwise contains, terms and conditions satisfactory to each Agent.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is, in the case of clauses (a), (b) and (c), at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Parent listed on Schedule II hereto and each other Subsidiary of the Parent that executes and delivers a guaranty pursuant to Section 5.01(j) (in each case, for so long as such Subsidiary’s Subsidiary Guaranty remains in effect). For the avoidance of doubt, no Excluded Subsidiary shall be a Subsidiary Guarantor.

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j) of this Agreement, in each case, as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Supported QFC” has the meaning specified in Section 9.21.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”) and

(b) Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on a Consolidated balance sheet of such Person and its Restricted Subsidiaries in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Borrowing Base” means, at any time, the sum of:

(a) the result of (i) the Inventory Advance Rate at such time, multiplied by (ii) the Net Orderly Liquidation Value of the Eligible Inventory of the Borrowing Base Parties at such time, multiplied by (iii) Cost of such Eligible Inventory of the Borrowing Base Parties at such time, plus

(b) the result of (i) the Credit Card Advance Rate at such time, multiplied by (ii) the face amount of Eligible Credit Card Receivables of the Borrowing Base Parties at such time, minus

(c) the aggregate amount of all Reserves at such time (provided that such Reserves shall not be in duplication of “Reserves” (as defined in the ABL Credit Agreement) maintained under the ABL Borrowing Base at such time).

“Term Loan Borrowing Base Certificate” means a certificate of the Borrower on behalf of the Loan Parties, signed by a Responsible Officer of the Borrower, in the form of Exhibit F (or another form which is mutually acceptable to each Agent and the Borrower).

“Term Loan Commitments” means, as to each Appropriate Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(a) on a Funding Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule I or in the applicable Assignment and Assumption. As of the Effective Date, the total Term Loan Commitments of all Lenders is $65,000,000.

“Term Loan Facility” means, at any time, the aggregate outstanding principal amount of the Term Loan at such time.

“Term Pushdown Reserve” means, at any time of determination, an amount equal to the greater of (a) $0 and (b) the amount, if any, by which the Term Loan Facility exceeds the sum of (i) the Term Loan Borrowing Base at such time plus (ii) ABL Suppressed Availability at such time. The Loan Parties hereby agree and acknowledge that the ABL Administrative Agent has agreed at all times to implement and maintain the Term Pushdown Reserve against the ABL Borrowing Base, as and when applicable, in accordance with the ABL Credit Agreement and the ABL Intercreditor Agreement.

“Term SOFR” means:

(a) for any calculation with respect to a SOFR Loan, for any day in any calendar month, the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such calendar month, as such rate is published by the Term SOFR

Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VI or (c) the date on which all of the Obligations are Paid in Full.

“Trading With the Enemy Act” has the meaning specified in Section 4.01(h)(ii).

“Transaction” means the transactions contemplated by the Loan Documents and/or the ABL Loan Documents, including any amendments thereto.

“Transaction Expenses” means fees, costs and expenses incurred in connection with the Transaction, whether before or after the Effective Date.

“Transfer” has the meaning specified in Section 5.02(e).

“Triggering Event” means that either (a) an Event of Default has occurred and is continuing, or (b) at any time, ABL Excess Availability is less than the greater of (x) 12.5% of the Global Loan Cap, and (y) $35,000,000. A Triggering Event shall be deemed to be continuing until either (a) such Event of Default has been waived in accordance with the terms of this Agreement, or (b) ABL Excess Availability exceeds the foregoing requisite amount set forth in clause (b) of this definition for 30 consecutive days.

“UCC” has the meaning specified in the Security Agreement.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Surviving Obligations” means Obligations under this Agreement and the other Loan Documents that by their terms survive the termination of this Agreement or the other Loan Documents but are not, as of the date of determination, due and payable and for which no outstanding claim has been made.

“Unrestricted Subsidiary” means any Subsidiary of Parent (other than any Loan Party) designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.01(l).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.21.

“USCO” means the United States Copyright Office (or any equivalent office).

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Notwithstanding anything to the contrary herein or in any other Loan Document, any reference to a defined term as defined in the ABL Credit Agreement or any other ABL Loan Document shall refer to the definition of such term as in effect on the Effective Date (including with respect to any component definitions (or any sub-component definitions)), except with respect to any amendment or modification thereto (or to any component definitions (or any sub-component definitions)) permitted under this Agreement and the ABL Intercreditor Agreement or otherwise consented to by each Agent and the Required Lenders.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions.

In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with its terms (subject to any restrictions on such amendments, amendments and restatements, restatements, supplements or other modifications set forth herein or in any other Loan Document). The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”), applied on a consistent basis; provided, however, that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or any Agent (or the Required Lenders) shall so request, the Agents, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding anything herein to the contrary or any changes in GAAP after December 31, 2018 that would require lease obligations (whether or not such lease existed on December 31, 2018 or thereafter arose) that would be treated as operating leases as of December 31, 2018 to be classified and accounted for as a Capitalized Lease or otherwise reflected on a Person’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Debt and shall not be treated as an obligation under a Capitalized Lease for any purposes hereunder or under any Loan Document.

SECTION 1.04. [Intentionally Omitted].

SECTION 1.05. Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.06. Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.10(g), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE TERM LOAN

SECTION 2.01. Term Loan; Protective Advances.

(a) Subject to the terms and conditions set forth herein, on the Effective Date, each Appropriate Lender shall severally make to the Borrower a term loan in the principal amount equal to 50% of such Lender’s Term Loan Commitment (i.e., $32,500,000). After the Effective Date, each Eligible Assignee that becomes an Appropriate Lender shall, no later than one (1) Business Day after becoming an Appropriate Lender, make severally to the Borrower a term loan in the principal amount equal to the amount of such Lender’s Term Loan Commitment on the date such Lender becomes an Appropriate Lender. No later than September 13, 2023, each Appropriate Lender shall severally make to the Borrower a term loan in the principal amount equal such Lender’s full remaining unfunded Term Loan Commitment as of such date of funding. The term loans referred to in this Section 2.01(a) are collectively referred to herein as the “Term Loan”, and for the avoidance of doubt, the aggregate amount of Term Loans funded pursuant to this Section 2.01(a) shall not exceed $65,000,000. The Term Loan is not a revolving credit facility and if repaid, may not be redrawn, and any repayments or prepayments of principal on the Term Loan shall permanently reduce the Term Loan. The Borrower irrevocably authorizes the Administrative Agent and the Lenders to disburse the proceeds of the Term Loan on each date referred to in this Section 2.01(a) (each such date, a “Funding Date”) in accordance with the terms of this Agreement. The making of the Term Loan on each Funding Date subsequent to the Effective Date shall not be subject to any conditions set forth in Section 3.01 or otherwise, including the absecnce of any continuing Default or Event of Default. Upon the completion of the making of the Term Loan as set forth in this Section 2.01(a), the Term Loan Commitments shall be irrevocably terminated.

(b) Any provision of this Agreement to the contrary notwithstanding, subject to the limitations set forth below, any Agent, with the consent of each other Agent, is authorized by the Borrower and the Lenders, from time to time in each Agent’s sole discretion (but each Agent shall have absolutely no obligation), to make advances (“Protective Advances”) to or on behalf of the Borrower, which such Agent, in its reasonable discretion, deems necessary or desirable after the occurrence and during the continuance of an Event of Default (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of principal, interest, fees, reimbursable expenses (including costs, fees and expenses as described in Section 9.04) and other sums payable under the Loan Documents; provided that the aggregate amount of Protective Advances outstanding at any time shall not at any time, unless otherwise consented to by each Lender, exceed the lesser of (x) $6,500,000 and (y) 10% of the Term Loan Borrowing Base (calculated without giving effect to clause (c) of the definition of “Term Loan Borrowing Base”). Protective Advances shall be secured by Liens in favor of the Collateral Agent in and to the Collateral and shall be deemed to constitute principal of the Loans and Obligations hereunder. The Agents’ authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon each Agent’s receipt thereof. Each Lender shall have the right (but not the obligation) to participate in each Protective Advance (and in any portion of such Protective Advance in which any other Lender declines to participate) in accordance with its Applicable Percentage of all other Loans. Any provision of this Agreement to the contrary notwithstanding, (i) each Protective Advance will be made and maintained as a Base Rate Loan and accrue interest at the Default Rate to the fullest extent permitted by applicable law and (ii) the Borrower shall repay to the Administrative Agent, for the ratable account of the Agents and Lenders that have made a Protective Advance, the outstanding principal amount of each Protective Advance made by each of them on the earlier of demand by the Administrative Agent and the Termination Date.

SECTION 2.02. Borrowing of the Term Loan.

(a) The Borrowing of the Term Loan on the Effective Date shall be made on notice, given not later than 11:00 A.M. (New York City time) on the Business Day prior to the Effective Date. Such notice of Borrowing (a “Notice of Borrowing”) shall be in writing, in substantially the form of Exhibit B hereto, specifying therein (i) the requested date of such Borrowing (which shall be the Effective Date) and (i) the aggregate amount of such Borrowing (which shall be $32,500,000). The Borrowing of the Term Loan on each subsequent Funding Date shall be made without the delivery by the Borrower of any Notice of Borrowing. Each Appropriate Lender shall, before 11:00 A.M. (New York City time) on the date of each Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s applicable portion (ratable, if applicable) of such Borrowing in accordance with Section 2.01(a). After the Administrative Agent’s receipt of such funds, the Administrative Agent will make such funds available to the Borrower (solely with respect to the Funding Date occurring on the Effective Date, upon fulfillment of the applicable conditions set forth in Article III). The Notice of Borrowing shall be subject to (and unless the Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowing shall not be made until the completion of) the Administrative Agent’s authentication process (with results satisfactory to the Administrative Agent) prior to the funding of any such requested Borrowing. The Administrative Agent shall advise the Borrower of the occurrence of any subsequent Funding Date concurrently with the funding in respect thereof. The Loans shall be SOFR Loans at all times, except as otherwise provided in Sections 2.01(b), 2.10(d) and 2.10(g).

(b) To the extent not paid by the Borrower when due (after taking into consideration any grace period), the Administrative Agent, without the request of the Borrower, may advance any interest, fee, service charge (including direct wire fees), costs and expenses of any Secured Party in accordance with Section 9.04(a), or other payment to which any Secured Party is entitled from the Loan Parties pursuant hereto or any other Loan Document, as and when due and payable, and may charge the same to the Loan Account. The Administrative Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrower’s obligations under Section 2.06. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(b) shall constitute a part of the Loans and shall bear interest at the interest rate then and thereafter applicable to the Loans.

SECTION 2.03. [Intentionally Omitted].

SECTION 2.04. Prepayment Premium.

Upon the occurrence of any Prepayment Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, the Prepayment Premium.

SECTION 2.05. Repayment of the Loans; Amortization.

(a) The Borrower shall repay to the Lenders on the Termination Date the aggregate principal amount of the Term Loan outstanding on the Termination Date.

(b) The Borrower shall repay the Term Loan on the first day of each Fiscal Quarter, commencing with the first day of the Fiscal Quarter beginning on or about October 29, 2023, in the principal amount of, on October 29, 2023, $708,000, and on first day of each Fiscal Quarter thereafter, $1,218,750.

SECTION 2.06. Prepayments.

(a) Optional. The Borrower may, upon irrevocable notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty (except for the payment of the Prepayment Premium, if any, as provided in Section 2.04); provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. three (3) Business Days prior to any date of prepayment of the Loans; (ii) any prepayment of the Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the Borrower may rescind any notice of prepayment under this Section 2.06(a) if such prepayment would have resulted from a refinancing of the Loans, or the consummation of an acquisition or disposition, which refinancing, acquisition or disposition shall not be consummated or shall otherwise be delayed. Any prepayment of the Loans shall be accompanied by all accrued interest on the amount prepaid and the applicable Prepayment Premium, if any. Each such prepayment shall be applied to the Term Loan of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory.

(i) Upon the incurrence by a Loan Party of any Debt for borrowed money (other than Debt permitted to be incurred pursuant to Section 5.02(b)), not later than two (2) Business Days following the date of receipt of any Net Proceeds thereof, the Borrower shall make a prepayment ABL Advances then outstanding, and to the extent the ABL Advances shall be paid in full, 100% of any excess Net Proceeds shall be applied to repay the Term Loan.

(ii) If for any reason (other than on account of Protective Advances) the Term Loan Facility at any time exceeds the sum of (x) the Term Loan Borrowing Base, (y) ABL Suppressed Availability, and (z) the Term Pushdown Reserve maintained against the ABL Borrowing Base as and when required pursuant to the terms of the Loan Documents, the Borrower shall immediately prepay the Term Loan in an aggregate amount equal to such excess.

(iii) Each prepayment of the Loans made pursuant to this Section 2.06(b) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) whether before or after an Event of Default or acceleration, the Prepayment Premium, if any, payable pursuant to Section 2.04 in connection with any prepayment of the Loans.

SECTION 2.07. Interest.

(a) Subject to the provisions of Sections 2.07(b) and (c), each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Term SOFR (or, solely to the extent provided in Section 2.01(b), 2.10(d) or 2.10(g), as applicable, the Base Rate), plus the Applicable Margin.

(b) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable law and shall be payable on demand.

(c) If any Event of Default has occurred and is continuing, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter, until such Event of Default has been duly waived as provided in Section 9.01, such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable law and shall be payable on demand.

(d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.08. Fees.

The Borrower shall pay to the Administrative Agent the fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.09. [Intentionally Omitted].

SECTION 2.10. Increased Costs, Etc.

(a) If, due to either (i) any Change in Law or (ii) the compliance with any guideline or request or directive from any central bank or other governmental authority (whether or not having the force of law), (A) any reserve, deposit, or similar requirement is or shall be imposed, modified or deemed applicable in respect of the Loans or obligations to make the Loans hereunder or hereby, or (B) there shall be imposed on any Lender any other condition regarding the Loans or obligations to make the Loans hereunder, and the result of the foregoing is to increase the cost to any Lender of agreeing to make or of making, funding or maintaining SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes described in the definitions of Excluded Taxes, Indemnified Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of imposition, or the rate, of any taxes, levies, imposts, deductions, charges, withholdings or liabilities that are excluded from the definition of Taxes), or to reduce the amount receivable in respect thereof, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost or reduced receipt. A certificate as to the amount of such increased cost or reduced receipt, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10(a) for any such increased cost or reduced receipt incurred more than 180 days prior to the date that such Lender demands compensation therefor; provided that, if the circumstance giving rise to such increased cost or reduced receipt is retroactive, then such 180 day period shall be extended to include the period of retroactive effect thereof.

(b) If any Lender determines that any compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any holding company controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder, then, upon demand by such Lender or such holding company (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder, for any reduction in the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything contained herein to the contrary, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10(b) for any such increased cost incurred more than 180 days prior to the date that such Lender demands compensation therefor; provided that, if the circumstance giving rise to such increased cost is retroactive, then such 180 day period shall be extended to include the period of retroactive effect thereof.

(c) [Intentionally Omitted].

(d) Notwithstanding any other provision of this Agreement, but subject to Section 2.10(g) below, if (x) any Change in Law shall make it unlawful or impractical, or any central bank or other Governmental Authority shall assert that it is unlawful or impractical, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue to maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) hereunder, or to charge interest rates based upon Term SOFR, (y) the Administrative Agent determines that, for any reason in connection with any SOFR Loan, Term SOFR cannot be determined pursuant to the definition thereof, or (z) the Required Lenders determine that Term SOFR will not adequately reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans, then, in any case of clauses (x), (y) or (z), on notice thereof and demand therefor by such Lender (in the case of clause (x)) to the Borrower through the Administrative Agent or by the Administrative Agent on behalf of itself or the Required Lenders (in the case of clauses (y) or (z), as applicable) to the Borrower, (i) each applicable SOFR Loan will automatically, upon such demand, convert into a Base Rate Loan (and, if applicable, determined without reference to Term SOFR), and the Borrower shall pay accrued interest on the amount so converted, and (ii) with respect to each applicable Base Rate Loan, to the extent such Base Rate Loan is determined with reference to Term SOFR, interest upon such Base Rate Loan after the date specified in such notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof, until the Administrative Agent shall notify the Borrower that such Lender has (in the case of clause (x)), the Administrative Agent has (in the case of clauses (y)), or the Required Lenders have (in the case of clause (z)), determined that the circumstances causing such suspension no longer exist.

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

(g) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.10(g) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Conforming Changes. In connection with the use, administration, adoption or implementation of Term SOFR or a Benchmark Replacement, the Administrative Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document (including, without limitation, Section 9.01 hereof), any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (1) the implementation of any Benchmark Replacement, (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of Term SOFR or a Benchmark Replacement, and (3) the commencement or conclusion of any Benchmark Unavailability Period. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.10(g)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.10(g), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.10(g).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify any definition providing for “interest periods” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify any definition providing for “interest periods” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(h) Anything to the contrary contained herein notwithstanding, neither any Agent, nor any Lender, nor any of their participants, is required actually to acquire match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

SECTION 2.11. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 10:30 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day (it being acknowledged and agreed by the Borrower that should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment). The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date (including with respect to interest on the Tem Loan payable on the first Interest Payment Date) directly between themselves.

(b) [Intentionally Omitted].

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Term SOFR or any other Benchmark and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next following calendar month, such payment shall be made on the preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever any payment received by the Administrative Agent from the Borrower under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders by the Borrower under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the following order of priority (x) upon the occurrence and during the continuance of an Event of Default or (y) at any other time that the Administrative Agent receives a payment from the Borrower without direction as to the application of such payment:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date by the Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of accrued and unpaid interest on Protective Advances, ratably based upon the respective amounts of such interest owing to the Agents and the Lenders on such date;

(iii) third, to the payment of principal of Protective Advances, ratably based upon the respective amounts of such principal owing to the Agents and the Lenders on such date;

(iv) fourth, to the payment of all of the fees, indemnification payments other than indemnification payments as set forth in clause (v) below, costs and expenses that are due and payable to the applicable Lenders under or in respect of this Agreement and the other Loan Documents on such date by the Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the applicable Lenders on such date;

(v) fifth, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 24 of the Security Agreement and any similar Section of any other Loan Documents on such date by the Borrower, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the applicable Lenders on such date;

(vi) sixth, to the payment of all of the amounts that are due and payable to the Agents and the Lenders under Sections 2.10 and 2.12 hereof on such date by the Borrower, ratably based upon the respective aggregate amounts thereof owing to the Agents and the Lenders on such date;

(vii) seventh, to the payment of all of the fees that are due and payable to the applicable Lenders under Section 2.08 on such date by the Borrower, ratably based upon the respective aggregate amounts of all such principal owing to the applicable Lenders on such date;

(viii) eighth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Agents and the applicable Lenders under Section 2.07(b) or (c) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the applicable Lenders on such date;

(ix) ninth, to the payment of all of the accrued and unpaid interest on the applicable Loan that are due and payable to the applicable Lenders under Section 2.07(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to such applicable Lenders on such date;

(x) tenth, to the payment of the principal amount of all of the outstanding applicable Loans that are due and payable to the Agents and the applicable Lenders on such date by the Borrower, ratably based upon the respective aggregate amounts of all such principal owing to the Agents and the applicable Lenders on such date; and

(xi) eleventh, to the payment of all other Obligations owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date by the Borrower, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date.

(g) [Intentionally Omitted].

(h) For the avoidance of doubt, notwithstanding any other provision of any Loan Document, no amount received directly or indirectly from any Loan Party that is not a Qualified ECP Guarantor shall be applied directly or indirectly by Administrative Agent or otherwise to the payment of any Excluded Swap Obligations.

SECTION 2.12. Taxes.

(a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any Indemnified Taxes or Other Taxes. If any Loan Party shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Without limiting the provisions of Section 2.12(a), each Loan Party shall timely pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (collectively, the “Other Taxes”) to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Agents on their own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Within 30 days after the date of any payment of Indemnified Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. For purposes of Section 2.12(d) and (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (I) Each Payee organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date pursuant to which it becomes a Payee in the case of each other Payee, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two executed copies of Internal Revenue Service Forms W-8IMY (together with certification documents from the applicable beneficial owners), W-8BEN, W-8BEN-E or W-8ECI or (in the case of a Payee that has certified in writing to Borrower and the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), Internal Revenue Service Form W-8BEN or W-8BEN-E, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Payee is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document. If, at the time such Payee first becomes a Payee hereunder payments pursuant to this Agreement or any other Loan Document are subject to withholding tax rate at a rate in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding taxes that may be imposed in the future as a result of a Change in Law after the date that a Lender becomes a party to this Agreement) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

(II) Each Payee that is a “United States person” shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Payee fails to deliver such forms, then Borrower and the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable backup withholding tax imposed by the Internal Revenue Code, without reduction, and such amount shall be excluded from Indemnified Taxes.

(f) For any period with respect to which a Payee has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.12(e) (other than if such failure is due to a Change in Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), such Lender shall not be entitled to indemnification under Section 2.12(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Payee become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Payee shall reasonably request to assist such Payee to recover such Taxes.

(g) If a payment made to a Payee under this Agreement would be subject to withholding tax imposed by the United States of America with respect to FATCA if such Payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Payee shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code or any intergovernmental agreement) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Payee has or has not complied with such Payee’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If a Payee determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses such Payee, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of such Payee, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Payee in the event such Payee is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

(i) If any Payee requests compensation under Section 2.10 or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.12, then such Payee shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Payee, such designation, assignment or filing would (x) eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (y) would not subject such Payee to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Payee. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Payee in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Payee to the Borrower shall be conclusive absent manifest error.

SECTION 2.13. Sharing of Payments, Etc.

If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Loan Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Use of Proceeds.

The proceeds of the Term Loan shall be available (and the Borrower agrees that it shall use such proceeds) on the Effective Date to pay Transaction Expenses and to repay ABL Advances outstanding on the Effective Date (without a corresponding commitment reduction). No proceeds of the Term Loan, whether directly or, to the Loan Parties’ knowledge after due care and inquiry, indirectly, and whether immediately, incidentally or ultimately, shall be used (a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or extending credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board; (b) to make any payments to a Sanctioned Entity (that would be prohibited by applicable Sanctions) or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity (that would be prohibited by applicable Sanctions) or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity (that would be prohibited by applicable Sanctions) or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person that is a party to any Loan Document; (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, or otherwise in any manner that would result in a violation by any Person (including any Secured Party or other individual or entity participating in any transaction) of any applicable Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws; or (d) for purposes other than those permitted under this Agreement.

SECTION 2.15. [Intentionally Omitted].

SECTION 2.16. Evidence of Debt.

(a) The Loans and other credit extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each other Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loans owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto payable to the order of such Lender in a principal amount equal to the Commitment of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.16(b), and by each Lender in its account or accounts pursuant to Section 2.16(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.17. Net Orderly Liquidation Value; Reserves and Eligibility Criteria.

(a) To the extent the Net Orderly Liquidation Value, based on any new or updated Inventory appraisal completed after the Effective Date, is greater than the Net Orderly Liquidation Value in effect immediately before giving effect to such new or updated appraisal, such Net Orderly Liquidation Value shall not become effective unless such new or updated Inventory appraisal is reasonably acceptable to each Agent; provided that no such Inventory appraisal conducted by an ABL Agent or its retained professionals in accordance with the ABL Credit Agreement shall otherwise be required to be reasonably acceptable to the Agents if the Agents are required to rely on such Inventory appraisal pursuant to Section 5.01(f)(ii).

(b) The Administrative Agent may hereafter establish Reserves or change any of the Reserves in its Permitted Discretion; provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in its Permitted Discretion), except that, no such prior notice shall be required (x) if an Event of Default is continuing, or (y) for changes to Reserves solely by virtue of mathematical calculations of the amount of such Reserves in accordance with the methodology previously utilized; provided, further, that if, as a result of any such adjustment or modification described in this Section 2.17(b) (disregarding any applicable notice period), the ABL Used Commitment would exceed the ABL Borrowing Base then in effect, then, notwithstanding anything to the contrary, the Borrower shall not be permitted to request any borrowings or extensions of credit under the ABL Credit Agreement to the extent any such borrowing or extension of credit would cause an Overadvance (as defined in the ABL Credit Agreement) or an Event of Default after giving effect to such new or modified Reserves.

(c) After the Discharge of ABL Obligations, the Administrative Agent may, in its Permitted Discretion, establish new, or modify existing, eligibility criteria as set forth in the definitions of “Eligible Inventory”, “Eligible In-Transit Inventory” and “Eligible Credit Card Receivables”; provided that such criteria shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrower (during which period the Agents shall be available to discuss any such proposed criterion with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such criterion no longer exists, in a manner and to the extent reasonably satisfactory to the applicable Agent, in its Permitted Discretion), except that no such prior notice shall be required if an Event of Default is continuing; provided, further, that any such adjustment or modification that would increase amounts available to be borrowed by the Borrower shall be subject to the requirements of Section 9.01(a)(viii).

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING

SECTION 3.01. Conditions Precedent to Borrowing of Term Loan.

The obligation of each Lender to make the Term Loan on the Effective Date is subject to the satisfaction (or waiver) of the following conditions precedent (except to the extent such conditions are permitted to be satisfied after the Effective Date pursuant to the Post-Closing Letter):

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to each Agent and the Lenders (unless otherwise specified):

(i) executed counterparts of this Agreement sufficient in number for distribution to the Agents, each Lender and the Borrower;

(ii) the Security Agreement, duly executed by the parties thereto;

(iii) each other applicable Loan Document, duly executed by the parties thereto;

(iv) results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Liens and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, or subordination agreements reasonably satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Collateral Agent for the delivery of such termination statements and releases have been made;

(v) evidence of the insurance required by the terms of the Loan Documents;

(vi) certified copies of the resolutions of the board of directors, board of managers or members, as applicable, of each Loan Party approving each Loan Document to which it is or is to be a party;

(vii) a copy of a certificate or certificate(s) of the Secretary of State of the jurisdiction of incorporation or formation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter, articles of organization, or certificate of formation, as applicable, on file in such Secretary’s office, (2) (to the extent customary for such jurisdiction’s Secretary of State’s certificate) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation;

(viii) a certificate of the Secretary, Assistant Secretary or Responsible Officer of each Loan Party certifying as to (A) the absence of any amendments to the charter, articles of organization, or certificate of formation, as applicable, of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(vii), (B) a true and correct copy of the bylaws, limited liability company agreement or operating agreement, as applicable, of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(vi) were adopted and on the Effective Date, (C) the due incorporation or formation, as applicable, and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation or formation and (D) the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(ix) a certificate, in substantially the form of Exhibit E, attesting to the Solvency of the Loan Parties, taken as a whole, immediately before and immediately after giving effect to the Effective Date;

(x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 3.01(b) and (c) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; provided that solely on the Effective Date for purposes of determining whether the condition precedent in this clause (x)(B) is satisfied and for purposes of compliance on the Effective Date with the representations and warranties contained in Section 4.01(k), it is agreed that any non-cash adjustment to prior period financial statements shall not constitute a Material Adverse Effect, individually or in the aggregate, and (C) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(xi) the other Collateral Documents, each duly executed by the applicable Loan Parties;

(xii) (A) an appraisal by a third party appraiser of all Inventory of the applicable Loan Parties, the results of which are satisfactory to each Agent, and on which each Agent and each Lender are specifically permitted to rely, and (B) a written report regarding the results of a commercial finance examination by a third party examiner of the applicable Loan Parties, the results of which are satisfactory to each Agent in its sole discretion, and on which each Agent and each Lender are specifically permitted to rely;

(xiii) all documents and instruments, including UCC financing statements and Intellectual Property Security Agreement filings, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens (having the priority contemplated by the Loan Documents) intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent; and

(xiv) a favorable opinion of Kirkland and Ellis LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to each Agent, and of Vorys, Sater, Seymour and Pease LLP, special local counsel for Express GC, LLC, in form and substance reasonably satisfactory to each Agent.

(b) The representations and warranties of the Loan Parties contained in each Loan Document are correct in all material respects (unless any such representation or warranty is qualified by materiality in the text thereof, in which case, such representation or warranty shall be true and correct in all respects) on and as of the Effective Date, immediately after giving effect to the Borrowing of the Term Loan and to the application of the proceeds therefrom, as though made on and as of the Effective Date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date.

(c) No Default has occurred and is continuing, or would result immediately after giving effect to the Borrowing of the Term Loan on the Effective Date or from the application of the proceeds therefrom.

(d) The Administrative Agent shall have received a Borrowing Base Certificate (calculating the ABL Borrowing Base and the Term Loan Borrowing Base), dated the Effective Date, relating to the week ended on Saturday, August 26, 2023, and executed by a Responsible Officer of the Borrower.

(e) The Administrative Agent shall have received (i) Audited Financial Statements; (ii) unaudited financial statements (including an income statement and a balance sheet) for the Fiscal Quarter ended April 29, 2023 (the “Interim Financial Statements”), and (iii) the Financial Performance Projections.

(f) Each Agent shall be reasonably satisfied that the Audited Financial Statements, the Interim Financial Statements and Financial Performance Projections, delivered to it fairly present the business and financial condition of the Loan Parties in all material respects.

(g) The Administrative Agent shall have received the M3 Engagement Letter, duly executed by the parties thereto (it being understood and agreed that, the Administrative Agent has received the M3 Engagement Letter, the terms and scope of such M3 Engagement Letter are deemed to be satisfactory to the Administrative Agent, and M3 is deemed to be an acceptable Independent Consultant by the Administrative Agent).

(h) Substantially concurrently with the satisfaction of other conditions precedent set forth in this Section 3.01, the Borrower and the other Loan Parties shall have entered into the ABL Fifth Amendment and the Administrative Agent shall have received (i) a counterpart of the ABL Intercreditor Agreement, signed by the ABL Agents, the Administrative Agent and the Collateral Agent, and acknowledged by the Loan Parties party thereto, and (ii) a certificate signed by a Responsible Officer certifying that true, correct and complete copies of all material documents relating to the ABL Fifth Amendment (A) have been delivered to Administrative Agent on or prior to the Effective Date, and (B) are in full force and effect.

(i) There shall not have occurred any material default of the ABL Loan Documents.

(j) The Administrative Agent shall have received a counterpart of the MGF Intercreditor Agreement, which shall be on terms (including as to the priority of MGF’s Liens) acceptable to the Agents, signed by the ABL Agents, the Administrative Agent, the Collateral Agent, MGF and the Loan Parties.

(k) All fees required to be paid to the Agents on or before the Effective Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Effective Date shall have been paid in full.

(l) The Borrower shall have paid all fees, charges and disbursements of counsel to the Agents to the extent invoiced prior to the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agents).

(m) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

SECTION 3.02. Determinations under Section 3.01.

For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties.

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans hereunder, each Loan Party represents and warrants as follows, each of which shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the Effective Date:

(a) Each Loan Party and each of its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing (to the extent applicable in the relevant jurisdiction) in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to have such power and authority could not be reasonably expected to have a Material Adverse Effect. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned, directly or indirectly, by the Parent free and clear of all Liens except the Liens in favor of the Collateral Agent and other Permitted Liens.

(b) Set forth in Sections I.A. and I.B. of the Information Certificate are complete and accurate lists of all Loan Parties, showing as of the Effective Date (as to each Loan Party) the jurisdiction of its incorporation or formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or formation.

(c) Set forth on Schedule 4.01(c) is a complete and accurate list of all Subsidiaries of each Loan Party as of the Effective Date, showing as of the Effective Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Effective Date. In addition, Schedule 4.01(c) sets forth, in each case as of the Effective Date, whether any such Subsidiary is (w) a Foreign Subsidiary, (x) a Restricted Subsidiary or an Unrestricted Subsidiary, (y) a Material Subsidiary, and/or (z) an Excluded Subsidiary (and if an Excluded Subsidiary, pursuant to which clause of the definition of such term). All of the outstanding Equity Interests in each Loan Party’s Restricted Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Restricted Subsidiaries free and clear of all Liens except Liens in favor of the Collateral Agent and other Permitted Liens.

(d) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s powers, have been duly authorized by all necessary action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including Regulation X of the Board), order, writ, judgment, injunction, decree, determination or award, except for violations that (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties, except for violations, defaults or the creation of such rights that could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, or (iv) except for the Liens created under the Loan Documents, Liens in favor of the ABL Agent permitted pursuant to clause (z) of the definition of “Permitted Liens”, Liens in favor of MGF permitted pursuant to clause (k) of the definition of “Permitted Liens”, and other Permitted Liens, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. Each Loan Party and each of its Restricted Subsidiaries is in compliance with (i) all applicable laws, rules and regulations, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect, and (ii) Sections 2.14 and 9.13.

(e) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby or thereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the applicable priority thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (v) any notices or filings which are required to be made with the SEC in connection with the Transaction, (w) the authorizations, approvals, actions, notices and filings contemplated by the Collateral Documents, (x) those authorizations, approvals, actions, notices and filings, the failure of which to obtain, take, give or make could not be reasonably expected to have a Material Adverse Effect, (y) notices and filings which customarily are required in connection with the exercise of remedies in respect of the Collateral and (z) landlord consents and waivers.

(f) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

(g) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

(h) Each Loan Party and each of its Subsidiaries is:

(i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”),

(ii) in compliance in all material respects with the applicable requirements of the Patriot Act, the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”), and all other requirements contained in the rules and regulations of OFAC,

(iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act,

(iv) not in receipt of any notice from the Secretary of State of the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act,

(v) not listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act,

(vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act, and

(vii) not owned or controlled by or now acting and or will be in the future act for or on behalf of any Person named in the Annex or any other list promulgated under the Patriot Act or any other Person who has been determined to be subject to the prohibitions contained in the Patriot Act.

(i) No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities that would be prohibited by applicable Sanctions, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries (x) has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Loan Parties and their Subsidiaries and their respective directors, officers and employees with all applicable Anti-Corruption Laws, and (y) has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Loan Parties and their Subsidiaries and their respective directors, officers and employees with all applicable Sanctions and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance (i) with all applicable Sanctions, and (ii) in all material respects, with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of the Loans will be used in any manner prohibited by Section 2.14.

(j) The Consolidated forecasted balance sheets, statements of income and statement of cash flows of the Borrower and the Parent and their respective Subsidiaries delivered to the Administrative Agent pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions believed to be reasonable (it being understood that (i) such Consolidated forecasted balance sheets, statements of income and statement of cash flows are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, (ii) no assurance can be given that such Consolidated forecasted balance sheets, statements of income and statement of cash flows will be realized, (iii) actual results may differ and (iv) such differences may be material).

(k) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Debt and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(l) None of the Loan Parties is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose that violates the provisions of Regulations T, U or X promulgated by the Board. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.

(m) Neither any Loan Party nor any of its Restricted Subsidiaries (other than Foreign Subsidiaries) is or is required to be registered as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(n) The Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Obligations under the Loan Documents, and (i) as of the Effective Date, the Collateral Agent has fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected by (A) filing financing statements, (B) the filing of each Intellectual Property Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or (C) the taking of possession or control by the Collateral Agent (or by the ABL Collateral Agent, as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement) of the Collateral), and (ii) on each date after the Effective Date, assuming (A) financing statements and other filings in appropriate form have been filed in the offices specified in Section I.B. of the Information Certificate and (B) the Collateral Agent (or the ABL Collateral Agent, as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement) has taken possession or control of the Collateral with respect to which a security interest may be perfected only by possession or control, the Collateral Agent has fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected by (1) filing financing statements, (2) filing Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or (3) the taking of possession or control by the Collateral Agent (or by the ABL Collateral Agent, as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement) of the Collateral), in each case of clauses (i) and (ii) above, subject to no Liens other than Liens in favor of the ABL Collateral Agent permitted pursuant to clause (z) of the definition of “Permitted Liens”, the other Permitted Liens and other Liens created or permitted by the Loan Documents. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Liens in favor of the ABL Collateral Agent permitted pursuant to clause (z) of the definition of “Permitted Liens” and the other Permitted Liens.

(o) As of the Effective Date, the Borrower and each Guarantor, taken as a whole, are Solvent.

(p) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(q) (i) Set forth on Schedule 4.01(q) is a complete and accurate list of all Plans and Multiemployer Plans as of the Effective Date, (ii) no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate, (iii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available to the Administrative Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status, (iv) neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(r) Except as would not reasonably be expected to result in a Material Adverse Effect (which representations are, along with Section 4.01(g), the sole representations of the Loan Parties in respect of environmental matters):

(i) the operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs;

(ii) to the knowledge of each Loan Party of any of its Subsidiaries, no Hazardous Materials have been released at or from any property currently or, to the knowledge of each Loan Party or any of its Subsidiaries, formerly owned or operated by any Loan Party or any of its Subsidiaries in a manner that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, transferability or use under any Environmental Law;

(iii) none of the properties currently or, to the knowledge of each Loan Party or any of its Subsidiaries, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list;

(iv) Hazardous Materials have not been released, discharged or disposed of, or maintained, on any property currently or, to the knowledge of each Loan Party or any of its Subsidiaries, formerly owned or operated by any Loan Party or any of its Subsidiaries, except in each case for Hazardous Materials in the ordinary course of business in such quantities and in a manner that (x) does not constitute a violation of any Environmental Law or require any reporting or disclosure under any Environmental Law; (y) is consistent with product labeling; and (z) is consistent with customary business practice for such operations in the jurisdiction where such property is located;

(v) neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and

(vi) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of each Loan Party or any of its Subsidiaries, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries.

(s) Except as set forth on Schedule 4.01(s):

(i) [Intentionally omitted].

(ii) Each Loan Party and each of its Restricted Subsidiaries (A) has filed, has caused to be filed or has been included in all material tax returns (federal, state, local and foreign) required to be filed and such tax returns are true and correct in all material respects and (B) has paid all taxes shown thereon to be due, together with applicable interest and penalties or adequate provision therefor has been made in accordance with GAAP except for taxes (x) that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP and (y) that could not (individually or in the aggregate) have a Material Adverse Effect. The information the Loan Parties have provided to the Lenders in respect of the 2020 Tax Refund Claim is true and correct in all material respects.

(iii) No issues have been raised in writing by any tax authorities that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(t) The Loan Parties are not in breach of, or in default under, any JV IP Transaction Document or any Bonobos IP Transaction Document. The JV IP Transaction Documents and the Bonobos IP Transaction Documents are in full force and effect and the Loan Parties have not received any notice of the intention of any other party thereto to terminate any JV IP Transaction Document or Bonobos IP Transaction Document.

(u) Each Loan Party and each of its Subsidiaries owns, or holds licenses in, all trademarks, trade names, domain names, patents, industrial designs, copyrights, trade secrets and other Intellectual Property that are used in the conduct of business of the Loan Parties and their Subsidiaries as currently conducted and as currently proposed to be conducted. Set forth in Sections III.A. and III.D. of the Information Certificate, respectively, are, in each case as of the Effective Date, (i) a true, correct, and complete listing of all patents, patent applications, industrial designs, registrations, industrial design applications, registered trademarks, trademark applications, copyrights applications, and copyright registrations as to which a Loan Party is the owner or is an exclusive licensee, and (ii) a true, correct, and complete listing of all IP Agreements (as defined in the Security Agreement) to which a Loan Party is a party. As of the date of the most recent compliance certificate delivered to the Administrative Agent pursuant to Section 5.03(b)(ii)(F) or Section 5.03(c)(ii)(F) hereof, such compliance certificate sets forth a true, correct, and complete listing of all Specified Intellectual Property and IP Agreements required to be updated, disclosed or otherwise pursuant to such Section 5.03(b)(ii)(F) or Section 5.03(c)(ii)(F), as applicable. To the knowledge of the Borrower, (i) there is no action, proceeding, claim or complaint pending or, threatened in writing to be brought against any Loan Party or any Subsidiary which might jeopardize or challenge the validity or enforceability of any of the foregoing patents, copyrights, trademarks, trade names, domain names, or designs, except those which are not Material Intellectual Property, (ii) no Material Intellectual Property (including any Material Intellectual Property set forth in the Information Certificate), infringes upon any rights held by any other Person, and (iii) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Parent or any of its Subsidiaries infringes upon any rights held by any other Person. The Loan Parties have taken commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect any rights they have in Material Intellectual Property, including Material Intellectual Property that is confidential in nature.

(v) As of the Effective Date, no Loan Party, directly or indirectly, owns any Equity Interests of any Unrestricted Subsidiary, Excluded Subsidiary, or (other than the Costa Rica Subsidiary) Foreign Subsidiary, and each Subsidiary of each Loan Party is a Restricted Subsidiary and a Material Subsidiary.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants.

Until the Payment in Full of the Obligations (other than Unmatured Surviving Obligations), each Loan Party will (unless Required Lenders consent in writing):

(a) Compliance with Laws, Etc.

(i) Comply, and cause each of its Subsidiaries to comply, with (x) (i) with all applicable Sanctions, and (ii) in all material respects, all applicable Anti-Corruption Laws and Anti-Money Laundering Laws, and (y) Sections 2.14 and 9.13. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to promote compliance by the Loan Parties and their Subsidiaries and their respective directors, officers and employees with all applicable Anti-Corruption Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(ii) Implement and maintain in effect, and cause each of its Subsidiaries to implement and maintain in effect, policies and procedures reasonably designed to promote compliance by the Loan Parties and their Subsidiaries and their respective directors, officers and employees with all applicable Sanctions and Anti-Money Laundering Laws.

(iii) Comply, and cause each of its Restricted Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc.

(i) Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (A) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (B) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Parent nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(ii) File claims or amended returns making claims for the maximum amount of 2020 Tax Refund Proceeds available under applicable Law to the Loan Parties (and any Subsidiary filing as a part of a consolidated, combined or unitary Tax group) as reasonably determined by the Borrower and take such other actions as the Administrative Agent may reasonably request in respect of the 2020 Tax Refund Claim.

(c) Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) comply, and cause each of its Restricted Subsidiaries to comply, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew, and cause each of its Restricted Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and (iii) conduct, and cause each of its Restricted Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of and to the extent required by any Governmental Authority pursuant to all Environmental Laws; provided, however, that neither the Parent nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Restricted Subsidiaries to maintain, insurance (as deemed to be reasonably prudent in the good faith judgment of the Responsible Officers of such Loan Party or its Restricted Subsidiaries) (including, without limitation, business interruption insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas and with similar risk factors in which the Parent or such Restricted Subsidiary operates.

(e) Preservation of Corporate Existence, Etc. Except as permitted under Section 5.02(d) or 5.02(e)(viii), preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its existence, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided that neither the Parent nor any of its Restricted Subsidiaries shall be required to preserve or maintain any right, permit, license, approval, privilege or franchise if the failure to do so could not reasonably be expected to have a Material Adverse Effect. Nothing contained in this Section 5.01(e) shall be deemed to prohibit any Subsidiary or the parent entity of such Subsidiary from reorganizing or changing the entity form of such Subsidiary upon prior notice to the Administrative Agent and provided that such reorganization or change is not materially adverse to the Lenders.

(f) Visitation Rights; Field Examinations; Appraisals.

(i) Visitation Rights. At any reasonable time and from time to time, upon reasonable prior notice at any mutually agreeable reasonable time during normal business hours, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the financial records and books of account of, and visit the properties of, Holdings and any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of Holdings and any of its Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants (subject to the consent of such accountants); provided, that, so long as no Event of Default has occurred and is continuing, the Agents and the Lenders shall coordinate the exercise of such rights (except to the extent pertaining to the 2020 Tax Refund Claim) through the Administrative Agent and shall not be entitled to exercise the foregoing rights (except to the extent pertaining to the 2020 Tax Refund Claim) more than once in any calendar year at the expense of the Borrower, on a collective basis; provided, however, that a representative of the Borrower shall be given the opportunity to be present for any communication with the independent accountants.

(ii) Field Examinations and Inventory Appraisals. Upon reasonable prior notice and at any mutually agreeable reasonable time during normal business hours and from time to time, permit the Collateral Agent and/or any representatives designated by the Collateral Agent (including any consultants, accountants and lawyers retained by the Collateral Agent) to visit the properties of the Loan Parties to conduct periodic field examinations and Inventory appraisals at the Borrower’s expense; provided, however,

(A) subject to clause (C) below, until March 5, 2024, only one such field examination and one such appraisal shall be permitted at the Borrower’s expense during such period;

(B) subject to clause (C) below, from and after March 5, 2024, only one such field examination and one such appraisal shall be permitted at the Borrower’s expense in any twelve month period; provided that, in the event that Excess Availability is less than the greater of (x) fifteen percent (15.0%) of the Borrowing Base (calculated without giving effect to the Term Pushdown Reserve) and (y) $45,000,000, in any such case for five (5) consecutive Business Days in any twelve month period, two such field examinations and two such appraisals shall be permitted at the Borrower’s expense during the twelve month period following such event; and

(C) notwithstanding the limitations set forth in the foregoing clauses (A) and (B), (1) additional field examinations and Inventory appraisals shall be permitted at the Borrower’s expense if an Event of Default has occurred and is continuing, at the sole discretion of the Collateral Agent, and (2) one additional field examination and one Inventory appraisal in any twelve month period shall be permitted at the Lenders’ expense as the Collateral Agent in its reasonable discretion deems necessary or appropriate.

Notwithstanding the foregoing, so long as (1) no Event of Default has occurred and is continuing and (2) the ABL Agents conduct, and furnish to the Administrative Agent copies of any field examinations and Inventory appraisals conducted by the applicable ABL Agent or its retained professionals in accordance with the ABL Credit Agreement and the ABL Intercreditor Agreement, together with any backup material reasonably requested by the Collateral Agent, the Agents and the Lenders shall rely on such field examinations and inventory appraisals conducted by the applicable ABL Agent or its retained professionals in lieu of conducting independent field examinations and Inventory appraisals pursuant to the terms of this Section 5.01(f)(ii).

The field examinations and inventory appraisals described in Section 3.01(a)(xii) shall not be included in the determination of whether field examinations or Inventory appraisals may be undertaken pursuant to this Section 5.01(f)(ii).

(iii) No ABL Borrowing Base or Term Loan Borrowing Base calculation shall include Collateral obtained in a Permitted Acquisition or otherwise outside the ordinary course of business until completion of applicable appraisals and field examinations (which shall not be included in the limits provided above) satisfactory to each Agent.

(g) Keeping of Books. Keep, and cause each of its Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of Holdings and each such Restricted Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc.

(i) Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of and material to its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent the failure to do so could reasonably be expected not to have a Material Adverse Effect.

(ii) Take, and cause each of its Subsidiaries to take, in its commercially reasonable business judgment, commercially reasonable steps, including, in any proceeding before the PTO and the USCO, as applicable, to maintain and pursue each application (and to obtain the relevant issuance or registration) and to maintain each issuance or registration of the Material Intellectual Property owned by it or such Subsidiary or, in the case of licensed Material Intellectual Property, to the extent it or such Subsidiary has rights to do so under any applicable license agreement (and if any such license agreement is a JV IP License Agreement or Bonobos IP License Agreement, as such JV IP License Agreement or Bonobos IP License Agreement is in effect on the Effective Date or subsequently amended in accordance with Section 5.02(k)(ii)), including, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(iii) Preserve and renew, and cause each of its Subsidiaries preserve and renew, all of the Material Intellectual Property owned by it or such Subsidiary or, in the case of licensed Material Intellectual Property, to the extent it or such Subsidiary has rights to do so under any applicable license agreement (and if any such license agreement is a JV IP License Agreement or Bonobos IP License Agreement, as such JV IP License Agreement or Bonobos IP License Agreement is in effect on the Effective Date or subsequently amended in accordance with Section 5.02(k)(ii)), except to the extent in the commercially reasonable business judgement of the applicable Loan Party or applicable Subsidiary such Material Intellectual Property is no longer used or necessary in the business of any Loan Party or its Subsidiaries.

(i) Transactions with Affiliates. Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are no less favorable, in the aggregate, to Holdings or such Restricted Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, as determined by the board of directors of Holdings, the Borrower or such Restricted Subsidiary in good faith; provided, the foregoing restriction shall not apply to (i) transactions between or among Loan Parties or transactions between or among Subsidiaries of Holdings that are not Loan Parties or transactions between a Loan Party and a Subsidiary that is not a Loan Party so long as the terms of such transaction are no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; (ii) Restricted Payments permitted to be made pursuant to Section 5.02(g), Investments permitted under Section 5.02(f) and permitted intercompany Debt and asset transfers; (iii) reasonable and customary cash fees paid to and indemnification of members of the board of directors (or similar governing body) of Holdings and its Subsidiaries paid in cash; (iv) cash compensation and indemnity arrangements payable in cash and benefit plans for officers and other employees of Holdings and its Subsidiaries entered into or maintained or established in the ordinary course of business and paid in cash; (v) sales of Equity Interests of Parent to Affiliates of Loan Parties or contributions to the equity capital of Parent by any shareholder or any of its Affiliates not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith; (vi) any transaction with an Affiliate where the only consideration paid is Equity Interests of Parent; (vii) transactions involving consideration (as determined as though on fair and reasonable terms in an arm’s length transaction with a Person other than an Affiliate) not to exceed $2,500,000 as to any individual transaction or $7,500,000 as to all such transactions; (viii) the existence of, and the performance by the Parent (or the Borrower on behalf of the Parent) and the Borrower of their respective obligations under any limited liability company, limited partnership or other constitutive document or security holders agreement (including any registration rights agreement or purchase agreement related thereto); (ix) sublicenses to Subsidiaries with respect to JV IP or Bonobos IP to the extent permitted by the JV IP License Agreements or the Bonobos IP License Agreements, as applicable (each as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)); (x) the transactions contemplated by the JV IP Transaction Documents (as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)); and (xi) the transactions contemplated by the Bonobos IP Transaction Documents (as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)).

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the formation or acquisition of any new direct or indirect Restricted Subsidiaries (other than Excluded Subsidiaries or a merger Subsidiary formed in connection with a Permitted Acquisition or Investment or other acquisition permitted hereunder but only so long as it has no material assets and such transaction has not been consummated) by any Loan Party or upon any Restricted Subsidiary (that is not an Excluded Subsidiary) of a Loan Party becoming a Material Subsidiary, (y) the acquisition of any property by any Loan Party, that is of similar nature to the property of the Loan Parties that is subject to the Liens created by the Collateral Documents, in the judgment of the Collateral Agent, shall not already be subject to a perfected (subject to Permitted Liens and other Liens created or permitted by the Loan Documents) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, or (z) an Unrestricted Subsidiary being designated as a Restricted Subsidiary (that is not an Excluded Subsidiary), then in each case at the Borrower’s expense and subject to the terms of the Collateral Documents:

(i) in connection with the formation or acquisition by a Loan Party of a Restricted Subsidiary that is not an Excluded Subsidiary or a merger Subsidiary formed in connection with a Permitted Acquisition or Investment or other acquisition permitted hereunder (but only so long as it has no material assets and such transaction has not been consummated), upon any Restricted Subsidiary (that is not an Excluded Subsidiary) of a Loan Party becoming a Material Subsidiary or upon any Unrestricted Subsidiary being designated as a Restricted Subsidiary (that is not an Excluded Subsidiary), within sixty (60) days after such formation, acquisition or designation (or such later date as permitted by each Agent in its sole discretion), cause each such Restricted Subsidiary, and cause each direct and indirect parent (that is not an Excluded Subsidiary) of such Restricted Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents; provided that any Subsidiary of an Excluded Subsidiary shall not be required to execute such guaranty or guaranty supplement,

(ii) within sixty (60) days (or such later date as permitted by each Agent in its sole discretion) after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Restricted Subsidiary (other than an Excluded Subsidiary or a merger Subsidiary formed in connection with a Permitted Acquisition or Investment or other acquisition permitted hereunder but only so long as it has no material assets and such transaction has not been consummated), the designation of any Restricted Subsidiary (that is not an Excluded Subsidiary) of a Loan Party as a Material Subsidiary or the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (that is not an Excluded Subsidiary), duly execute and deliver and cause such Restricted Subsidiary to duly execute and deliver to the Collateral Agent security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Restricted Subsidiary under the Loan Documents,

(iii) within sixty (60) days (or such later date as permitted by each Agent in its sole discretion) after such request, formation, acquisition or designation, take, and cause each Loan Party and each newly acquired, newly formed or newly designated Restricted Subsidiary (other than an Excluded Subsidiary, a merger Subsidiary formed in connection with a Permitted Acquisition or Investment or other acquisition permitted hereunder (but only so long as it has no material assets and such transaction has not been consummated) or a Restricted Subsidiary that is an Excluded Subsidiary) to take, all reasonable actions (including, without limitation, the filing of Uniform Commercial Code financing statements) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(iv) within sixty (60) days (or such later date as permitted by each Agent in its sole discretion) after such request, formation, acquisition or designation, deliver to the Collateral Agent, upon the request of any Agent in its sole discretion, signed copies of customary opinions of counsel to the Loan Parties consistent with those delivered on the Effective Date (other than changes to legal opinions resulting from a change in law, change in fact (including to reflect a joinder of a new Loan Party) or as a result of a different jurisdiction), addressed to the Agents and the other Secured Parties, acceptable to each Agent as to such other matters as any Agent may reasonably request, and

(v) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired, newly formed or newly designated Restricted Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired, newly formed or newly designated Restricted Subsidiary to take, all such other action as any Agent may deem reasonably necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, security agreement supplements and security agreements.

Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent may (x) in its sole discretion, lengthen the foregoing time periods, (y) in consultation with the Borrower, otherwise modify the foregoing requirements to the extent it deems it reasonable and prudent to do so, and (z) waive the foregoing requirements to the extent that the cost of obtaining a security interest in the foregoing Collateral is excessive (as reasonably determined by each Agent) in relation to the benefits to the Lenders.

At all times, each “Loan Party” (as defined in the ABL Loan Documents) shall be and remain a Loan Party under the Loan Documents, except to the extent a release of such Loan Party from its obligations under the ABL Loan Documents and the Loan Documents is permitted pursuant to the terms of the ABL Loan Documents and the Loan Documents.

(k) Further Assurances.

(i) Promptly upon the reasonable request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Restricted Subsidiaries promptly to correct, any matter that the parties mutually agree is a material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii) Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any document or instrument supplemental to or confirmatory of the Collateral Documents as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

(iii) Without limiting the generality of the foregoing, (A) take such actions as are reasonably requested by any Agent to evidence (including of record with the Internal Revenue Service) the Collateral Agent’s Lien in the 2020 Tax Refund Proceeds, (B) upon the reasonable request of the Collateral Agent, cause each of its third party logistics providers, customs brokers, freight forwarders, consolidators and other carriers which have control over, and/or hold the documents evidencing ownership of, Inventory or other Collateral of the Loan Parties to deliver a Customs Broker/Carrier Agreement to the Collateral Agent, (C) simultaneously with the delivery to the ABL Collateral Agent, deliver to the Collateral Agent an agreement covering such matters and in such form as the Collateral Agent may reasonably require with each such third party logistics provider, customs broker, freight forwarder, consolidator or other carrier for which such an agreement has been provided to the ABL Collateral Agent, (D) upon the reasonable request of the Collateral Agent, cause any of its landlords with respect to real property acquired or leased after the Effective Date to deliver a Collateral Access Agreement to the Collateral Agent, and (E) simultaneously with the delivery to the ABL Collateral Agent, deliver to the Collateral Agent a Collateral Access Agreement for any real property for which a Collateral Access Agreement has been provided to the ABL Collateral Agent.

(iv) Notwithstanding anything to the contrary contained herein (including this Section 5.01) or in any other Loan Document, the Agents may elect not to accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and the Administrative Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to the Administrative Agent.

(l) Designation of Subsidiaries. Subject to the limitations set forth in this Section 5.01(l), the Borrower may, at any time on or after the Effective Date, designate any Restricted Subsidiary of the Borrower (other than any Loan Party) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by providing written notice thereof to the Administrative Agent; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (b) on a pro forma basis, the Payment Conditions shall have been satisfied, and (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if (i) after such designation, it is a “restricted subsidiary”, or otherwise obligated as a borrower or guarantor, under any documentation governing Debt permitted under Section 5.02(b)(viii), 5.02(b)(xi) or 5.02(b)(xviii) hereof, (ii) such Subsidiary owns any Equity Interests of any Restricted Subsidiary, (iii) such Subsidiary owns any Intellectual Property, or (iv) such Subsidiary has any material liabilities, is engaged in any business or commercial activities, or owns any assets with a book value of more than $10,000,000 in the aggregate. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower or other applicable Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the Borrower or its Restricted Subsidiaries’ (as applicable) Investments therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute, at the time of such designation, the incurrence of Debt of such Unrestricted Subsidiary and the Liens on the assets of such Unrestricted Subsidiary, in each case outstanding on the date of such designation. No Subsidiary can be designated as an Unrestricted Subsidiary hereunder unless such Subsidiary is designated as an Unrestricted Subsidiary under the ABL Credit Agreement.

(m) Term Pushdown Reserve. The Loan Parties shall take such steps as shall be required under the ABL Credit Agreement and the ABL Intercreditor Agreement, as applicable (including delivery of such ABL Borrowing Base Certificates and Term Loan Borrowing Base Certificates as may be required by the applicable ABL Agent and any Agent), to enable the ABL Administrative Agent to implement and maintain the Term Pushdown Reserve against the ABL Borrowing Base, as and when the Term Pushdown Reserve is greater than zero.

(n) JV IP Transaction Documents. Except (x) as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (y) to the extent the failure to satisfy any requirement set forth below would not be materially adverse to the Agents or the Lenders, (i) perform and observe all the terms and provisions of each JV IP Transaction Document to be performed or observed by it, (ii) maintain each such JV IP Transaction Document in full force and effect, (iii) enforce each such JV IP Transaction Document in accordance with its terms, (iv) take all such action to such end as may be from time to time reasonably requested by any Agent, (v) upon the reasonable request of any Agent, make such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such JV IP Transaction Document, and (vi) cause each of its Subsidiaries to do the foregoing

(o) Independent Consultant.

(i) Retain M3 or another Independent Consultant in accordance with the M3 Engagement Letter or subject to such other terms as are reasonably satisfactory to the Administrative Agent, until the earlier to occur of (A) the first date on which all of the Independent Consultant Termination Conditions have been satisfied, or (B) such other date as the Administrative Agent may agree in writing in its sole and exclusive discretion (such earlier date, the “Independent Consultant Termination Date”).

(ii) Allow the Administrative Agent and the Lenders access to, upon reasonable notice during normal business hours, the Independent Consultant.

(iii) The Loan Parties authorize the Administrative Agent and the Lender Group Consultant (as defined below) to communicate directly with its independent certified public accountants, appraisers, financial advisors and consultants (including the Independent Consultant), which have been engaged from time to time by the Loan Parties, and authorize and shall instruct those accountants, appraisers, financial advisors and consultants to communicate to the Administrative Agent information relating to each Loan Party with respect to the business, results of operations, prospects and financial condition of such Loan Party. Upon reasonable request of the Administrative Agent, senior management of the Loan Parties and such financial and restructuring consultants shall (unless the Administrative Agent otherwise consents in writing) participate in periodic telephonic calls with the Administrative Agent (and/or its advisors and counsel) to discuss various matters, including projections and other financial statements required to be delivered hereunder. Notwithstanding the foregoing, this clause (iii) of Section 5.01(o) shall be subject to any confidentiality provisions or requirements in place between the Loan Parties and such independent certificate public accountants, appraisers, financial advisors and consultants (including the Independnent Consultant and the confidentiality provisions under the M3 Engagement Letter).

(iv) Each Loan Party acknowledges that the Administrative Agent shall be permitted to engage an outside consultant (the “Lender Group Consultant”), for the benefit of the Administrative Agent and the other Secured Parties, to the extent the Administrative Agent determines such retention to be necessary or appropriate in its sole discretion (it being understood that, prior to any Event of Default under clauses (a) or (f) of Section 6.01, the Administrative Agent shall use the same Lender Group Consultant as is retained by the ABL Administrative Agent); provided that, if an Event of Default under clauses (a) or (f) of Section 6.01 has occurred and is continuing, the Administrative Agent shall be permitted to engage its own outside consultant. Each Loan Party agrees that (i) such Loan Party shall use commercially reasonable efforts to cooperate during business hours with the Lender Group Consultant (including, without limitation, providing reasonable access to such Loan Party’s business, books and records), which cooperation shall not require the breach of any confidentiality obligations of any Loan Party or the compromise of any attorney-client privilege held by any Loan Party; and (ii) all reasonable costs and expenses of the Lender Group Consultant shall be expenses for which the Borrower is responsible pursuant to Section 9.04; and (iii) all reports, determinations and other written and verbal information provided by the Lender Group Consultant shall be confidential and no Loan Party shall be entitled to have access to same.

SECTION 5.02. Negative Covenants.

Until the Payment in Full of the Obligations (other than Unmatured Surviving Obligations), unless the Required Lenders shall otherwise consent in writing, no Loan Party will, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Restricted Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names Holdings or any of its Restricted Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Restricted Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Restricted Subsidiaries to assign, any accounts or other right to receive income, except for Permitted Liens and Transfers permitted by Section 5.02(e).

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) (A) Capitalized Leases, and (B) purchase money Debt incurred by the Borrower or any Restricted Subsidiary to finance the acquisition, lease, construction, repair, replacement or improvement of fixed or capital assets; provided that (x) (i) such Debt is incurred concurrently with or no later than 270 days after the applicable acquisition, lease, construction, repair, replacement or improvement, and (y) the aggregate amount of Debt incurred pursuant to this clause (ii) shall not exceed $30,000,000 at any one time outstanding;

(iii) any Existing Debt and any Permitted Refinancing Debt in respect of such Existing Debt;

(iv) Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates, commodity prices or currency exchange rates incurred in the ordinary course of business and consistent with prudent business practice;

(v) Debt owed to the Borrower or any Subsidiary of the Borrower, which Debt shall be otherwise permitted under the provisions of Section 5.02(f);

(vi) to the extent it constitutes Debt, Debt incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements, in connection with acquisitions permitted by Section 5.02(f) or Transfers permitted by Section 5.02(e); provided that, in respect of any Debt incurred hereunder pursuant to agreements providing for indemnification in connection with Transfers permitted by Section 5.02(e), such Debt shall not exceed the amount of net cash proceeds received from such Transfers;

(vii) Debt which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, completion guarantees, export or import indemnities, customs and revenue bonds or similar instruments, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Loan Party in the ordinary course of business, including guarantees or obligations of any Loan Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed) or similar obligations incurred in the ordinary course of business;

(viii) Debt of the Loan Parties incurred under the ABL Loan Documents (and any Permitted Refinancing Debt in respect thereof) in an aggregate principal amount not to exceed the amount permitted under the ABL Intercreditor Agreement;

(ix) Debt of any Restricted Subsidiary outstanding on the date such Restricted Subsidiary was acquired by the Borrower or any of its Subsidiaries or assumed in connection with the acquisition of assets from a Person (other than Debt incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Borrower or was otherwise acquired by the Borrower) in an acquisition permitted by Section 5.02(f) in an aggregate principal amount not to exceed $11,500,000 at any time outstanding;

(x) Debt consisting of the deferred purchase price of acquisitions permitted under Section 5.02(f);

(xi) other unsecured Debt of the Borrower and its Restricted Subsidiaries in an unlimited amount so long as the Payment Conditions are satisfied and the Leverage Ratio, as calculated on a pro forma basis after giving effect to the incurrence of such Debt, is less than or equal to 3.00 to 1.00;

(xii) Debt of any Restricted Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed $11,500,000 at any time outstanding;

(xiii) Guaranteed Debt of any Loan Party in respect of Debt otherwise permitted under or not prohibited by this Section 5.02 (other than Debt permitted under Section 5.02(f)(xii));

(xiv) Debt arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(xv) [intentionally omitted];

(xvi) Debt consisting of deferred purchase price or notes issued to officers, directors and employees to purchase equity interests (or options or warrants or similar instruments) of Parent (or any direct or indirect holding company of Parent) in an aggregate amount not to exceed $3,500,000 outstanding at any time;

(xvii) Debt incurred in connection with the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof at any one time outstanding; and

(xviii) Debt in an aggregate principal amount outstanding not to exceed $20,000,000.

(c) Change in Nature of Business. Make, or permit any of its Restricted Subsidiaries to conduct any business other than the businesses as carried on at the Effective Date and other businesses substantially related, incidental thereto or complementary thereto, or are reasonable extensions thereof.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Restricted Subsidiaries to do so, except that:

(i) any Restricted Subsidiary of the Borrower may merge into or consolidate or amalgamate with any other Restricted Subsidiary of the Borrower or with the Borrower; provided that, in the case of any such merger, consolidation or amalgamation, the Person formed by such merger, consolidation or amalgamation shall be a wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) Restricted Subsidiary of the Borrower or the Borrower; and provided further that, in the case of any such merger, consolidation or amalgamation to which a Subsidiary Guarantor is a party, the Person formed by such merger, consolidation or amalgamation shall be a Subsidiary Guarantor or the Borrower;

(ii) as part of any acquisition permitted under Section 5.02(f), any Restricted Subsidiary of the Borrower may merge into or consolidate or amalgamate with any other Person or permit any other Person to merge into or consolidate or amalgamate with it; provided that the Person surviving such merger, consolidation or amalgamation shall be a wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) Restricted Subsidiary of the Borrower; and provided further that, in the case of any merger, consolidation or amalgamation to which a Subsidiary Guarantor is a party, the Person formed by such merger, consolidation or amalgamation shall be a Subsidiary Guarantor;

(iii) as part of any Transfer permitted under Section 5.02(e), any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(iv) any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and the assets of such Restricted Subsidiary are distributed to a Loan Party (other than to Parent or either Holdings Entity).

(e) Sales, Etc. of Assets. Sell, lease, transfer, assign, exchange, convey or otherwise dispose of (including, without limitation, pursuant to an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) (each a “Transfer”), or permit any of its Restricted Subsidiaries to Transfer, any assets, except:

(i) (A) Transfers of Inventory (including unusable, excess, obsolete or slow-moving Inventory), delinquent accounts receivables and other capital assets in the ordinary course of its business (it being agreed that for purposes of this Agreement, Transfers of such assets from a Loan Party to a Foreign Subsidiary shall be deemed not in the ordinary course of business if the consideration for such Transfer is less than the selling Loan Party’s cost of the assets subject to such Transfer or the selling Loan Party does not receive payment for such Transfer within ten (10) days after the consummation thereof, and for the avoidance of doubt, any amounts owing by a Foreign Subsidiary to a Loan Party in connection with such Transfer described in this parenthetical may be evidenced by an intercompany balance or intercompany note and shall be permitted as a Permitted Investment so long as such Investment is otherwise in compliance with Section 5.03(f)) and Transfers of accounts receivables in connection with the private label credit card programs in the ordinary course of business and (B) dispositions of cash and Cash Equivalents in the ordinary course of business;

(ii) (A) Transfers of assets among Loan Parties (other than to Parent or either Holdings Entity); (B) Transfers of assets among Restricted Subsidiaries that are not Loan Parties; and (C) Transfers of assets from Subsidiaries that are not Loan Parties to Loan Parties (other than to Parent or either Holdings Entity); provided that, for purposes of determining the application of each of clauses (A) through (C) above in connection with any Transfer made in connection with reorganizing or restructuring of Subsidiaries, any Transfer or series of related Transfers between Loan Parties and/or Subsidiaries shall be deemed to be a Transfer solely between the initial and the ultimate holder of any such assets transferred without regard to any intermediate holder of such assets;

(iii) Transfers of unneeded, used, worn out, obsolete or damaged equipment and trade-ins and exchanges of equipment in the ordinary course of business and the abandonment or other disposition or Transfer of Intellectual Property that is, in the reasonable judgment of Loan Parties, no longer economically practicable or commercially desirable in the conduct of the business of the Loan Parties taken as a whole (which, for the avoidance of doubt, shall not include any Material Intellectual Property);

(iv) Transfers in connection with any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding of, any property or asset of a Loan Party;

(v) Transfers of assets of the type included in the ABL Borrowing Base or the Term Loan Borrowing Base, not otherwise permitted hereunder, subject to the requirements set forth in the last paragraph of this Section 5.02(e);

(vi) Leases and subleases, licenses and sublicenses of real or personal property (other than Intellectual Property, which is addressed in clause (vii) below) in the ordinary course of business;

(vii) Licensing or sublicensing of Intellectual Property (x) on a non-exclusive basis in the ordinary course of business or (y) on an exclusive basis (in jurisdictions outside of the United States and Canada for the use of such Intellectual Property) so long as such exclusive licensing is limited to geographic areas, particular fields of use, customized products for customers or limited time periods in the ordinary course of business and, in the case of any Intellectual Property as to which such Loan Party or Restricted Party is a licensee, permitted by the applicable license agreement; provided that in the case of this clause (vii) (A) no such licensing or sublicensing shall adversely affect (1) in any material respect the fair value of any Eligible Inventory or the ability of the Agents to dispose of or otherwise realize upon any Eligible Inventory after an Event of Default, (2) in the case of the JV IP, the right of the Loan Parties to utilize the JV IP under the JV IP License Agreements or the rights of the Agents under the IP Rights Agreement, or (3) in the case of the Bonobos IP, the right of the Loan Parties to utilize the Bonobos IP under the Bonobos IP License Agreements or the rights of the Agents under the Bonobos IP Rights Agreement, (B) with respect to any JV IP, such licensing or sublicensing shall be permitted by the JV IP License Agreements (as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)), and (C) with respect to any Bonobos IP, such licensing or sublicensing shall be permitted by the Bonobos IP License Agreements (as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii));

(viii) Any liquidation or dissolution of a Restricted Subsidiary (other than the Borrower) so long as its immediate parent or a Loan Party (other than Parent or either Holdings Entity) becomes the owner of its assets;

(ix) Transfers of Inventory and other capital assets pursuant to franchise arrangements in the ordinary course of business and on terms substantially consistent with past practice;

(x) Transfers of assets (other than assets of the type included in the ABL Borrowing Base or the Term Loan Borrowing Base), not otherwise permitted hereunder as long as (A) no Event of Default then exists or would arise therefrom, and (B) such sale or transfer is made for fair market value and at least 75% of the consideration received by Holdings and its Restricted Subsidiaries for such sale or transfer is (i) cash, (ii) Cash Equivalents, (iii) the assumption by the transferee of Debt or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries (other than liabilities that are expressly subordinated to the Obligations) from all liability on such Debt or other liability in connection with such Transfer pursuant to a written agreement releasing the Borrower or such Restricted Subsidiary from all such liabilities, or (iv) Designated Non-Cash Consideration received by Holdings and its Restricted Subsidiaries in respect of such Transfer having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (x) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of $7,500,000;

(xi) mergers, amalgamations, consolidations and dissolutions in compliance with Section 5.02(d);

(xii) Investments in compliance with Section 5.02(f);

(xiii) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof;

(xiv) Permitted Liens;

(xv) Transfers of Inventory and other capital assets from a Loan Party to a Foreign Subsidiary not in the ordinary course of business; provided that, with respect to each Transfer made pursuant to this clause (xv), (1) the Payment Conditions shall have been satisfied, and (2) for the avoidance of doubt, any amounts owing by a Foreign Subsidiary to a Loan Party in connection with a Transfer described in this clause (xv) may be evidenced by an intercompany balance or intercompany note and shall be permitted as a Permitted Investment so long as such Investment is otherwise in compliance with Section 5.03(f). Any assets transferred to a Foreign Subsidiary not in compliance with this clause (xv) are expressly transferred subject to the continuing Lien of the Collateral Agent and are not transferred free and clear of such Lien;

(xvi) (x) Transfers, licenses and sublicenses, in each case as and to the extent required pursuant to Sections 7(B), 10.A(2) and 10.A(3) of the Prime License Agreement (as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)), or (y) sublicenses in favor of the Agents described in clause (i) of the third sentence of Section 19(B) of the Prime License Agreement (as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)); and

(xvii) the JV IP Transactions and Bonobos IP Transactions consummated prior to the date hereof.

Notwithstanding anything to the contrary set forth herein, (A) no Intellectual Property owned by a Loan Party or Restricted Subsidiary or in which a Loan Party or Restricted Subsidiary has rights under any applicable license agreement (and if any such license agreement is a JV IP License Agreement or Bonobos IP License Agreement, as such JV IP License Agreement or Bonobos IP License Agreement is in effect on the Effective Date or subsequently amended in accordance with Section 5.02(k)(ii)) shall be the subject of any Transfer (including, without limitation, by sale, contribution, pledge, assignment or other transfer of the Equity Interest of any Restricted Subsidiary that owns or holds such Intellectual Property or resulting in such Intellectual Property being owned or controlled by a Subsidiary that is designated as an Unrestricted Subsidiary or other Excluded Subsidiary) (other than as provided in clauses (iii), (vii), (xvi) or (xvii) above), (B) no other asset included in the determination of any Term Loan Borrowing Base or any ABL Borrowing Base (other than Transfers described in Section 5.02(e)(i)) shall be the subject of any Transfer (in each case, whether pursuant to a Transfer, a Permitted Investment, a Permitted Lien or otherwise) to any non-Loan Party as provided in this Section 5.02(e) unless, in the case of this clause (B), (1) before and after giving effect to any such Transfer, the Payment Conditions are satisfied, (2) such Transfer is made for fair market value and the consideration received by Holdings and its Restricted Subsidiaries for such Transfer is cash or Cash Equivalents and is not less than the combined net amount included in the ABL Borrowing Base and the Term Loan Borrowing Base with respect to such asset, (3) in connection with Transfers of assets (in one transaction or a series of related transactions) having an aggregate fair market value in excess of $5,000,000, at least three (3) Business Days prior to the consummation of such Transfer, the Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate excluding the assets subject to such Transfer from the calculations thereunder, and (4) contemporaneously therewith, the Borrower shall have made such payments as are required by Section 2.06(b) ), and (C) to the extent any Loan Party or Restricted Subsidiary elects to terminate the operation of any store locations, such Loan Party or Restricted Subsidiary shall use the services of Hilco Merchant Resources, LLC (“Hilco”) in connection with any related liquidation of Inventory and other applicable assets, according to terms and conditions mutually agreed upon between the Borrower and Hilco.

(f) Investments in Other Persons. Make or hold, or permit any of its Restricted Subsidiaries to make or hold, any Investment in any Person, except (each of the following a “Permitted Investment” and collectively, the “Permitted Investments”):

(i) (A) Investments by Holdings and its Restricted Subsidiaries in their Subsidiaries outstanding on the Effective Date, (B) additional Investments by Holdings and its Restricted Subsidiaries in their Subsidiaries that are Loan Parties, (C) additional Investments by Holdings and its Restricted Subsidiaries in the Costa Rica Subsidiary in an aggregate amount not to exceed (i) from January 1, 2023 through December 31, 2023, $6,000,000, (ii) from January 1, 2024 through December 31, 2024, $8,000,000 plus any unused capacity under the foregoing clause (i), and (iii) for each calendar year thereafter, $10,000,000 plus any unused capacity under the foregoing clauses (i) and (ii)], (D) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (E) additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties (including Subsidiaries that are Excluded Subsidiaries) in an aggregate amount invested from the Effective Date not to exceed $20,000,000 at any time outstanding;

(ii) loans and advances to employees in the ordinary course of the business of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $7,500,000 at any time outstanding;

(iii) loans to directors, officers and employees to purchase Equity Interests of Parent (or any direct or indirect holding company of Parent);

(iv) Investments by the Borrower and its Restricted Subsidiaries in bank deposits in the ordinary course of business or Cash Equivalents;

(v) Investments existing on the Effective Date and described on Schedule 5.02(f);

(vi) Investments in Hedge Agreements permitted under Section 5.02(b)(iv);

(vii) (x) the purchase or other acquisition of all or substantially all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries (including as a result of a merger or consolidation) or (y) the purchase or other acquisition by the Borrower or one or more of its wholly owned (other than directors’ qualifying shares or other nominal issuance in order to comply with local laws) Restricted Subsidiaries of all or substantially all of the property and assets of any Person (any such purchase or other acquisition described in the foregoing clause (x) or (y), an “Acquisition”, and any such Acquisition that satisfies each of the following requirements in this clause (vii), a “Permitted Acquisition”); provided that, with respect to each Acquisition made pursuant to this clause (vii):

(A) such Acquisition is not a hostile or contested purchase or acquisition;

(B) the Loan Parties and any such newly created or acquired domestic Subsidiary shall comply with the requirements of Section 5.01(j) to the extent required to do so; provided that the aggregate amount of consideration paid in respect of Permitted Acquisitions of Persons that do not become Loan Parties shall not exceed $20,000,000;

(C) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be permitted by Section 5.02(c);

(D) with respect to any Acquisition, the consideration for which is in excess of $25,000,000, the Borrower shall have furnished the Administrative Agent with ten (10) Business Days’ prior written notice of such intended Acquisition, and pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income states for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and, in addition to the foregoing, the Borrower shall have furnished the Administrative Agent with a current draft of the acquisition documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, and appropriate historical financial statements of the Person which is the subject of such Acquisition;

(E) the Payment Conditions shall have been satisfied; and

(F) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least two (2) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the date on which any such Acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied in all respects on or prior to the consummation of such Acquisition;

(viii) Investments (A) received in satisfaction or partial satisfaction of accounts from financially troubled Account Debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and (B) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Restricted Subsidiaries;

(ix) guaranties in the ordinary course of business of obligations owed to or of landlords, suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries or otherwise permitted hereunder;

(x) the JV IP Transactions and Bonobos IP Transactions consummated prior to the date hereof;

(xi) the Loan Parties and their Restricted Subsidiaries may (A) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (B) invest in, acquire and hold cash and Cash Equivalents, (C) endorse negotiable instruments held for collection in the ordinary course of business or (D) make lease, utility and other similar deposits in the ordinary course of business;

(xii) the Loan Parties and their Restricted Subsidiaries may make Transfers and acquire assets, in each case to the extent permitted by Section 5.02(e);

(xiii) any Loan Party and its Restricted Subsidiaries may hold Investments to the extent such Investments reflect an increase in the value of Investments already made;

(xiv) Investments (other than Acquisitions) not otherwise specifically permitted herein in an aggregate principal amount not to exceed, as to all Investments made in reliance on this clause (xiv) outstanding at any time, $7,500,000;

(xv) Investments by Restricted Subsidiaries that are not Loan Parties which Investments are not otherwise specifically permitted herein, in an aggregate principal amount not to exceed, as to all Investments made in reliance on this clause (xv) outstanding at any time $7,500,000; and

(xvi) other Investments (other than Acquisitions) not otherwise specifically permitted above, provided, that, as of the date of any such Investment and after giving effect thereto, the Payment Conditions shall have been satisfied.

For purposes of determining compliance with the provisions of this Section 5.02(f), Investments made by a Loan Party or any of its Subsidiaries (the “investor”) in any Subsidiary that are effected pursuant to one or more Investments made contemporaneously or in prompt succession by the investor and/or any of its Subsidiaries shall be deemed one Investment by the investor.

Notwithstanding anything to the contrary set forth herein, (a) no Intellectual Property owned by a Loan Party or Restricted Subsidiary or in which Loan Party or Restricted Subsidiary has rights under any applicable license agreement (and if any such license agreement is a JV IP License Agreement or Bonobos IP License Agreement, as such JV IP License Agreement or Bonobos IP License Agreement is in effect on the Effective Date or subsequently amended in accordance with Section 5.02(k)(ii)) shall be the subject of any Investment (including an Investment by any Loan Party of the Equity Interest of any Restricted Subsidiary that owns or holds such Intellectual Property or resulting in such Intellectual Property being owned or controlled by a Subsidiary that is designated as an Unrestricted Subsidiary or other Excluded Subsidiary) and (b) no other asset included in the determination of any Term Loan Borrowing Base or any ABL Borrowing Base shall be the subject of any Investment in or to any non-Loan Party as provided in this Section 5.02(f) unless, in the case of this clause (b), (i) before and after giving effect to any such Investment, no Default shall have occurred and be continuing and the Payment Conditions are satisfied, (ii) in connection with Investments in respect of assets (in one transaction or a series of related transactions) having an aggregate fair market value in excess of $5,000,000, at least three (3) Business Days prior to the consummation of such Investment, the Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate excluding the assets subject to such Investment from the calculations thereunder, and (iii) contemporaneously therewith, the Borrower shall have made such payments as are required by Section 2.06(b).

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to Parent’s stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Restricted Subsidiaries to do any of the foregoing, or permit any of its Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower (any of the foregoing, a “Restricted Payment”), except that:

(i) the Parent may (A) declare and pay dividends and distributions payable only in Equity Interests (other than Disqualified Stock) of the Parent and (B) purchase, redeem, retire, defease or otherwise acquire Equity Interests with the cash proceeds received contemporaneously from the issuance of Equity Interests (other than Disqualified Stock) with equal or inferior voting powers, designations, preferences and rights, so long as no Event of Default shall have occurred and be continuing at the time of such purchase, redemption, retirement, defeasance or acquisition or would result therefrom;

(ii) the JV IP Transactions and Bonobos IP Transactions consummated prior to the date hereof;

(iii) any Restricted Subsidiary of the Borrower may declare and pay cash dividends or other cash distributions (A) to the Borrower or to any Loan Party (other than to Parent or either Holdings Entity) of which it is a Subsidiary, or (B) to any direct equity owner of Equity Interests of such Restricted Subsidiary (so long as such owner is also a Subsidiary) on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on its relative ownership interests;

(iv) the Loan Parties may acquire Equity Interests of the Borrower or the Parent (or any direct or indirect holding company of the Parent) or any other Loan Party in connection with the exercise of stock options (or the equivalent with respect to membership interests) or stock appreciation rights (or the equivalent with respect to membership interests) by way of cashless exercise or in connection with the satisfaction of withholding tax obligations so long as no Event of Default shall have occurred and be continuing at the time of the acquisition of such Equity Interests or would result therefrom;

(v) the Loan Parties may purchase, redeem or acquire fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(vi) the Parent may convert convertible securities and make cash payments in lieu of fractional shares in connection with any such conversion;

(vii) in connection with any acquisition permitted by Section 5.02(f) and, so long as no Event of Default shall have occurred and be continuing at the time of such acquisition or would result therefrom, the Parent or any Restricted Subsidiary may (A) receive or accept the return to the Parent or any of its Restricted Subsidiaries of Equity Interests constituting a portion of the purchase price consideration in settlement of indemnification claims or (B) make cash payments or cash distributions to dissenting stockholders pursuant to applicable law;

(viii) the Loan Parties may make Permitted Distributions;

(ix) so long as no Specified Default, Event of Default or Triggering Event shall have occurred and be continuing at such time or would result therefrom, the Borrower and its Restricted Subsidiaries may make cash payments to the Parent (and, if applicable, payments by the Parent to its direct or indirect holding companies) to permit the Parent (or such holding company), and the subsequent use of such payments by Parent (or such holding company), to repurchase or redeem Qualified Capital Stock of Parent (or such holding company) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Loan Party, upon their death, disability, retirement, severance or termination of employment or service, or to make payments on Debt issued to buy such Qualified Capital Stock or pursuant to and in accordance with stock option plans or other benefit plans; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (x) net cash proceeds from issuances of Equity Interests plus (y) the greater of (1) $10,000,000 and (2) 8.0% of EBITDA for the most recently completed Measurement Period (and up to 100% of such amount not used in any fiscal year may be carried forward to the two next succeeding (but no other) fiscal years) plus (z) the amount of any net cash proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Parent to officers, directors or employees of any Loan Party that have not been used to make any repurchases, redemptions or payments under this clause (ix);

(x) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may make Restricted Payments in an aggregate amount, as to all Restricted Payments made in reliance on this clause (x), not to exceed $7,500,000; and

(xi) the Loan Parties may make additional Restricted Payments so long as the Payment Conditions shall have been satisfied.

Notwithstanding anything to the contrary set forth herein, (a) no Intellectual Property owned by a Loan Party or Restricted Subsidiary or in which Loan Party or Restricted Subsidiary has rights under any applicable license agreement (and if any such license agreement is a JV IP License Agreement or Bonobos IP License Agreement , as such JV IP License Agreement or Bonobos IP License Agreement is in effect on the Effective Date or subsequently amended in accordance with Section 5.02(k)(ii)) shall be the subject of any Restricted Payment to any non-Loan Party (including by way of a Restricted Payment of the Equity Interests of any Restricted Subsidiary that owns such Intellectual Property or as a result of such Intellectual Property being owned or controlled by a Subsidiary that is designated as an Unrestricted Subsidiary or other Excluded Subsidiary), and (b) no other asset included in the determination of any Term Loan Borrowing Base or any ABL Borrowing Base shall be the subject of any Restricted Payment to any non-Loan Party (including by way of a Restricted Payment of the Equity Interests of any Restricted Subsidiary that owns such other assets or as a result of such other assets being owned or controlled by a Subsidiary that is designated as an Unrestricted Subsidiary or other Excluded Subsidiary) unless, in the case of this clause (b), (i) before and after giving effect to any such Restricted Payment, the Payment Conditions are satisfied, (ii) in connection with Restricted Payments in respect of assets (in one transaction or a series of related transactions) having an aggregate fair market value in excess of $5,000,000, at least three (3) Business Days prior to the consummation of such Restricted Payment, the Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate excluding the assets subject to such Restricted Payment from the calculations thereunder, and (iii) contemporaneously therewith, the Borrower shall have made such payments as are required by Section 2.06(b).

(h) Amendments of Constitutive Documents. Amend, or permit any of its Restricted Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in a manner materially adverse to the Lenders. Nothing contained in this Section 5.02(h) shall be deemed to prohibit any Subsidiary or the parent entity of such Subsidiary from reorganizing or changing the entity form of such Subsidiary upon prior notice to the Administrative Agent and provided that such reorganization or change is not materially adverse to the Lenders (it being understood that any reorganization or change into a limited partnership or a limited liability company by any Subsidiary or the parent entity of such Subsidiary shall not be deemed to be materially adverse to the Lenders).

(i) Accounting Changes. Make or permit, or permit any of its Restricted Subsidiaries to make or permit, any change in Fiscal Year.

(j) Amendments and Prepayments of Debt.

(i) Prepayments of Unsecured and Subordinated Debt. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, (x) any unsecured Debt, unless the Payment Conditions are satisfied, or (y) any Subordinated Debt, unless the Payment Conditions are satisfied (but in any event not in violation of any subordination terms applicable to such Subordinated Debt);

(ii) Amendments to Unsecured and Subordinated Debt. Amend, modify or change in any manner materially adverse to the Lenders any term, provision or condition of any unsecured Debt or Subordinated Debt (unless, with respect to Subordinated Debt, expressly permitted by the subordination provisions thereof);

(iii) Amendments to ABL Loan Documents. Amend, modify, waive or change in any manner any term, provision or condition of any ABL Loan Documents or agreement in respect of any refinancing of any Debt under any ABL Loan Document, unless permitted under the ABL Intercreditor Agreement; or

(iv) Prepayments and Amendments Generally. Permit any of its Restricted Subsidiaries to do any of the foregoing other than to prepay any Debt permitted to be incurred hereunder payable to the Borrower or another Restricted Subsidiary.

(k) JV IP Transaction Documents; Bonobos IP Transaction Documents.

(i) Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled payment date thereof (as set forth in the JV IP Transaction Documents or the Bonobos IP Transaction Documents, as applicable, each as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)) in any manner any obligations arising under any JV IP Transaction Document or Bonobos IP Transaction Document, except that Holdings may make payments in respect of royalties arising under any JV IP Transaction Document or Bonobos IP Transaction Document within ten (10) Business Days prior to the scheduled payment date thereof;

(ii) Except with the prior written consent of the Agents, amend, modify, waive or change in any manner any term, provision or condition of (w) the JV IP License Agreements in a manner inconsistent with the JV IP Rights Agreement or in a manner that could reasonably be expected to have a material adverse effect on the Secured Parties or the rights, remedies or privileges of the Agents including, without limitation, any amendment, modification or waiver of, or change to, any JV IP License Agreement that could reasonably be expected to have a material adverse effect on the ability of any Agent, upon the occurrence and during the continuance of an Event of Default, to utilize the Intellectual Property subject to the JV IP License Agreements in exercising the rights and remedies of such Agent in connection with any liquidation of the Collateral (x) any other JV IP Transaction Document (other than the JV IP License Agreements) in a manner materially adverse to the Secured Parties (it being understood and agreed that any amendment, modification, waiver or change that addresses (1) Quarterly Distributions (as defined in the JV IP LLC Agreement as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)), (2) Holdings’ consent right over any actions described in Section 7.6 of the JV IP LLC Agreement (as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)), or (3) limitations on the pledge, in favor of the Collateral Agent, of Equity Interests in the JV IP by Holdings or any other Loan Party, shall be materially adverse to the Secured Parties, it being further understood and agreed that the foregoing is not an exhaustive list of all events that are materially adverse to the Secured Parties), (y) the Bonobos IP License Agreements in a manner inconsistent with the Bonobos IP Rights Agreement or in a manner that could reasonably be expected to have a material adverse effect on the Secured Parties or the rights, remedies or privileges of the Agents including, without limitation, any amendment, modification or waiver of, or change to any Bonobos IP License Agreement that could reasonably be expected to have a material adverse effect on the ability of any Agent, upon the occurrence and during the continuance of an Event of Default, to utilize the Intellectual Property subject to the Bonobos IP License Agreements in exercising the rights and remedies of such Agent in connection with any liquidation of the Collateral, or (z) any other Bonobos IP Transaction Document (other than the Bonobos IP License Agreements) in a manner materially adverse to the Secured Parties; or

(iii) Without the prior written consent of the Agents, agree to, commit to, propose to or otherwise consent to any Transfer, or any other action for which the consent of Holdings is required pursuant to Sections 7.6(e), 7.6(l) or 7.6(o) of the JV IP LLC Agreement, in each case in respect of JV IP that is Material Intellectual Property.

(l) Negative Pledge. Enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets securing the Obligations under the Loan Documents, except (i) prohibitions or conditions under (A) any purchase money Debt permitted by Section 5.02(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt (together with any accessions and additions thereto and the proceeds thereof), (B) [intentionally omitted] or (C) any Capitalized Lease permitted by Section 5.02(b)(ii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto (together with any accessions and additions thereto and the proceeds thereof); (ii) customary restrictions and conditions relating to (A) specific property to be sold pursuant to an executed agreement with respect to a Transfer permitted under this agreement, including under Section 5.02(d) or (e) or (B) the sale of any property pending the consummation of such sale under stock sale agreements, joint venture agreements, sale/leaseback agreements, purchase agreements, or acquisition agreements (including by way of merger, acquisition or consolidation), entered into by Parent or any Restricted Subsidiary solely to the extent pending the consummation of such transaction; (iii) restrictions by reason of customary provisions restricting Liens, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (iv) restrictions and conditions applicable to any Subsidiary acquired after the Effective Date if such restrictions and conditions existed at the time such Subsidiary was acquired, were not created in anticipation of such acquisition and apply solely to such acquired Subsidiary; (v) [intentionally omitted]; (vi) prohibitions or limitations that exist in any JV IP License Agreement or Bonobos IP License Agreement (each as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)); (vii) prohibitions or limitations that exist in any agreement governing Debt permitted by Section 5.02(b)(viii) or (xi); provided that such prohibition or limitation is not more restrictive in any material respect than those contained in the Loan Documents; (viii) restrictions or limitations imposed by any amendments, refinancings, refundings, renewals, replacements or defeasance that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (ii), provided that such amendments, refinancings, refundings, renewals, replacements or defeasance are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment, refinancing, refunding, renewal, replacement or defeasance; (ix) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Debt or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations; or (x) any prohibition or limitation that exists pursuant to applicable requirements of law.

(m) 2020 Tax Refund Claim. Without the Administrative Agent’s prior written consent (not to be unreasonably withheld, delayed or conditioned), amend or revoke any Forms filed with the Internal Revenue Service or otherwise executed in connection with the 2020 Tax Refund Claim in a manner that could reasonably be expected to reduce or delay the amount of 2020 Tax Refund Proceeds or otherwise adversely impact any Lender, in each case, in any material respect; provided, that, if the ABL Administrative Agent consents to such amendment or revocation, then the Administrative Agent’s consent under this clause (m) shall not be required.

(n) Subsidiaries. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, create, form, or acquire or hold any Investment in any Subsidiary that may be a Foreign Subsidiary (other than the Costa Rica Subsidiary) or an Excluded Subsidiary, designate any Subsidiary as an Unrestricted Subsidiary, or otherwise allow any Subsidiary to be a Foreign Subsidiary (other than the Costa Rica Subsidiary), an Excluded Subsidiary or an Unrestricted Subsidiary, in each case without prior written consent of the Administrative Agent in its sole discretion.

(o) Budgets. Loan Parties shall not propose or agree to any operating budgets, including any debtor-in-possession, wind-down or liquidation budget, that has not been approved in writing by the Agent.

SECTION 5.03. Reporting Requirements.

Until the Payment in Full of the Obligations (other than Unmatured Surviving Obligations), the Borrower will furnish to the Administrative Agent for further distribution to each Lender:

(a) Default Notice. Promptly upon the occurrence of each Event of Default or any event, development or occurrence that has resulted in a Material Adverse Effect, a statement of a Responsible Officer of the Borrower setting forth details of such Event of Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials.

(i) With respect to Holdings, within 120 days after the end of each Fiscal Year, a copy of the annual audit report for such year for Holdings, as of the end of such Fiscal Year and a Consolidated balance sheet, statement of income, and a statement of cash flows of Holdings for such Fiscal Year, in each case accompanied by an opinion as to such audit report of an Approved Accounting Firm, which opinion shall not have any “going concern” qualification, except to the extent that such a “going concern” qualification relates to the report and opinion accompanying the financial statements for the Fiscal Year immediately prior to the stated final maturity date of the Loans and which qualification or statement is solely a consequence of such impending stated final maturity date under this Agreement; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide a reconciliation of such financial statements to former GAAP.

(ii) Incidental to the delivery of the reporting required in Section 6.03(b)(i), within 120 days after the end of each Fiscal Year, derivative reconciliations with respect to the Parent and its Restricted Subsidiaries (in a form reasonably satisfactory to each Agent, and with respect to calculation of income, including separate disclosures with respect to Net Income described in the last sentence of the definition of such term) as of the end of such Fiscal Year, covering balance sheets, statements of income, and statements of cash flows, all in reasonable detail, including the consolidated and unconsolidated profits and losses of the Express JV and Bonobos, and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with (A) a certificate on behalf of the Parent signed by a Responsible Officer of the Parent stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto, (B) a schedule prepared by a Responsible Officer of the Parent in form satisfactory to each Agent of the computations used by the Parent in determining a pro forma calculation of the Leverage Ratio, (C) a certificate on behalf of the Parent signed by a Responsible Officer of the Parent (1) attaching a reconciliation statement reflecting adjustments necessary to eliminate the assets, liabilities, revenues, expenses and net income of the Unrestricted Subsidiaries in such financial statements (it being understood and agreed that such reconciliation statements shall not be audited) or, in the case of the first such list so delivered, since the Effective Date, (2) certifying that no Subsidiary is a Foreign Subsidiary, Excluded Subsidiary, or an Unrestricted Subsidiary except that the Costa Rica Subsidiary is a Foreign Subsidiary, and (3) identifying each incurrence of Debt for Borrowed Money in an amount in excess of $20,000,000, each issuance of Equity Interests outside of the ordinary course of business with a value in excess of $20,000,000, and each Transfer of any Collateral outside of the ordinary course of business whether or not included in the ABL Borrowing Base or the Term Loan Borrowing Base with an aggregate value in excess of $20,000,000, in each case occurring during the period covered by the financial statements delivered with such certificate, (D) [intentionally omitted], (E) a calculation of the Fixed Charge Coverage Ratio (including, without limitation, EBITDA), in form and detail satisfactory to each Agent, and (F) to the extent not previously disclosed to each Agent, a description of any new Subsidiary and a listing of (i) any registrations, and applications for registration, of Specified Intellectual Property (x) both filed, acquired or made by, and owned by, any Loan Party, (y) exclusively licensed by any Loan Party, or (z) that no longer constitute Excluded Assets, (ii) any abandoned or lapsed registered Specified Intellectual Property owned by, or exclusively licensed by, any Loan Party, and (iii) any IP Agreements entered into in each case of this clause (F) since the date of the most recent list delivered pursuant to this clause (F) (or, in the case of the first such list so delivered, since the Effective Date); provided, with respect to this clause (F), in the case of exclusively licensed Specified Intellectual Property, such updated listing will only be required if any Loan Party has actual or constructive knowledge of such exclusively licensed Specified Intellectual Property.

(c) Quarterly Financials. Within 60 days after the end of each Fiscal Quarter:

(i) With respect to Holdings, (x) a Consolidated balance sheet as of the end of such quarter, (y) a Consolidated statement of income and Consolidated statement of cash flows for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and (z) a Consolidated statement of income and a Consolidated statement of cash flows for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail, including the consolidated and unconsolidated profits and losses of the Express JV and Bonobos, and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes).

(ii) Incidental to the delivery of the reporting required in Section 5.03(c)(i), derivative reconciliations with respect to the Parent and its Restricted Subsidiaries (in a form reasonably satisfactory to each Agent, and with respect to calculation of income including separate disclosures with respect to Net Income described in the last sentence of the definition of such term), (x) balance sheets of the Parent and its Restricted Subsidiaries as of the end of such quarter, (y) statements of income and statements of cash flows of the Parent and its Restricted Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter, and (z) statements of income and statements of cash flows of the Parent and its Restricted Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail, including the consolidated and unconsolidated profits and losses of the Express JV and Bonobos, and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with (A) a certificate on behalf of the Parent signed by a Responsible Officer of the Parent stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto, (B) a schedule prepared by a Responsible Officer of the Parent in form satisfactory to each Agent of the computations used by the Parent in determining a pro forma calculation of the Leverage Ratio, (C) an accounts payable aging report in form and detail satisfactory to each Agent, (D) a certificate on behalf of the Parent signed by a Responsible Officer of the Parent (1) attaching a reconciliation statement reflecting adjustments necessary to eliminate the assets, liabilities, revenues, expenses and net income of the Unrestricted Subsidiaries in such financial statements (it being understood and agreed that such reconciliation statements shall not be audited) or, in the case of the first such list so delivered, since the Effective Date, (2) certifying that no Subsidiary is a Foreign Subsidiary, Excluded Subsidiary, or an Unrestricted Subsidiary except that the Costa Rica Subsidiary is a Foreign Subsidiary, and (3) identifying each incurrence of Debt for Borrowed Money in an amount in excess of $20,000,000, each issuance of Equity Interests outside of the ordinary course of business with a value in excess of $20,000,000, and each Transfer of any Collateral outside of the ordinary course of business whether or not included in the ABL Borrowing Base or the Term Loan Borrowing Base with an aggregate value in excess of $20,000,000, in each case occurring during the period covered by the financial statements delivered with such certificate, (E) a calculation of the Fixed Charge Coverage Ratio (including EBITDA), in form and detail satisfactory to each Agent, and (F) to the extent not previously disclosed to each Agent, a description of any new Subsidiary and a listing of (i) any registrations, and applications for registration, of Specified Intellectual Property (x) both filed, acquired or made by, and owned by, any Loan Party, (y) exclusively licensed by any Loan Party, or (z) that no longer constitute Excluded Assets, (ii) any abandoned or lapsed registered Specified Intellectual Property owned by, or exclusively licensed by, any Loan Party, and (iii) any IP Agreements entered into, in each case of this clause (F) since the date of the most recent list delivered pursuant to this clause (F) (or, in the case of the first such list so delivered, since the Effective Date); provided that, with respect to this clause (F), in the case of exclusively licensed Specified Intellectual Property, such updated listing will only be required if any Loan Party has actual or constructive knowledge of such exclusively licensed Specified Intellectual Property.

(d) Annual Forecasts. No later than 60 days after the end of each Fiscal Year of Holdings, (i) internally prepared forecasts in form reasonably satisfactory to the Administrative Agent, including Consolidated balance sheets, income statements, and cash flow statements, as supplemented with certain consolidating information and other relevant detail and information as the Administrative Agent may request, including the consolidated and unconsolidated profits and losses of the Express JV and Bonobos, in each case with respect to Holdings and its Subsidiaries on a quarterly basis for the Fiscal Year following such Fiscal Year, and (ii) monthly availability model and projections for ABL Excess Availability, the ABL Borrowing Base, and the Term Loan Borrowing Base for the then-current Fiscal Year.

(e) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).

(f) Securities Reports. Promptly after the sending or filing thereof copies of all material regular, periodic and special reports, and all material registration statements, that any Loan Party or any of its Subsidiaries files with the SEC or any Governmental Authority that may be substituted therefor, or with any national securities exchange.

(g) Monthly Financials. Within 30 days after the end of each Fiscal Month, a Consolidated balance sheet of the Parent and its Restricted Subsidiaries (in a form reasonably satisfactory to each Agent) as of the end of such Fiscal Month and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Restricted Subsidiaries (in a form reasonably satisfactory to each Agent) for the period commencing at the end of the previous Fiscal Month and ending with the end of such Fiscal Month, and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Restricted Subsidiaries (in a form reasonably satisfactory to each Agent) for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Month, all in reasonable detail, including the consolidated and unconsolidated profits and losses of the Express JV and Bonobos, and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with (x) a certificate on behalf of the Parent signed by a Responsible Officer stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto, (y) a reconciliation statement reflecting adjustments necessary to eliminate the assets, liabilities, revenues, expenses and net income of the Unrestricted Subsidiaries in such financial statements (it being understood and agreed that such reconciliation statements shall not be audited), and (z) a calculation of the Fixed Charge Coverage Ratio (including, without limitation, EBITDA), in form and detail satisfactory to each Agent.

(h) Other Notices.

(i) Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(ii) Promptly upon request by the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iii) Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(iv) Promptly and in any event within five Business Days after obtaining knowledge thereof by any Loan Party, the assertion of any claim against Material Intellectual Property that would reasonably be expected to have a Material Adverse Effect or otherwise could reasonably be expected to result in a liability of the Loan Parties in excess of $1,000,000.

(i) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit, in each case, that could reasonably be expected to have a Material Adverse Effect.

(j) ABL Events.

(i) Promptly following receipt by any Loan Party, copies of each amendment, supplement, modification, waiver, consent or forbearance in respect of the ABL Loan Documents, and of any material notices received from any lender or agent of, under or with respect to the ABL Obligations (including, without limitation, any ABL Agent), to the extent not otherwise provided to the Administrative Agent under the Loan Documents.

(ii) As and when due pursuant to the ABL Credit Agreement, ABL Borrowing Base Certificates, to the extent not otherwise provided to the Administrative Agent under the Loan Documents.

(iii) Contemporaneously with the occurrence thereof, notice of any mandatory prepayment under the ABL Loan Documents.

(iv) Contemporaneously with the earlier to occur of the Loan Parties’ obtaining knowledge thereof or the receipt by the Loan Parties of notice thereof from any ABL Agent, the occurrence of any “Event of Default” under (and as defined in) the ABL Loan Documents.

(v) Promptly after any Agent’s request therefor, a calculation of the outstanding principal balance of the ABL Obligations.

(vi) Promptly after any Agent’s request therefor, a calculation of the ABL Used Commitment and ABL Excess Availability in form and substance reasonably satisfactory to such Agent.

(k) 2020 Tax Refund Claim. Promptly (but in any event within one (1) Business Day following the occurrence thereof or, in the case of clause (x), any Agent’s or any Lender’s request therefor), together with true and complete copies thereof (as applicable), notice of:

(i) the receipt by any Loan Party of written notice of any rejection by the Internal Revenue Service of the 2020 Tax Refund Claim or any request by the Internal Revenue Service for the applicable Loan Parties to remit 2020 Tax Refund Proceeds in excess of $2,500,000;

(ii) any material written communication to or from the Internal Revenue Service by any Loan Party with respect to the 2020 Tax Refund Claim, including with respect to the anticipated timing for receipt of all or any portion of the 2020 Tax Refund Proceeds;

(iii) any material revision to the Loan Parties’ calculation with respect to the 2020 Tax Refund Claim;

(iv) the filing of Form 1139 (or any similar form) or any amended income tax return with the Internal Revenue Service with respect to the 2020 Tax Refund Claim, or of any amendment or supplemental filing with respect thereto;

(v) the receipt by any Loan Party or any of its Affiliates of any portion of the 2020 Tax Refund Proceeds;

(vi) the receipt by any Loan Party or any of its Affiliates of any written claim made by the Internal Revenue Service or any other Governmental Authority with respect to setoff against any portion of the 2020 Tax Refund Proceeds;

(vii) any Loan Party’s obtaining knowledge of any Change in Law that could reasonably be expected to materially affect the amount of the 2020 Tax Refund Claim (including any such Change in Law with respect to Section 172(b)(1)(D) of the Internal Revenue Code or any similar rule of state or local law);

(viii) any material updates to any calculations prepared by KPMG US LLP and reporting to management in respect of the 2020 Tax Refund Claim; and

(ix) any other documents, instruments, agreements or information as any Agent may reasonably request with respect to the 2020 Tax Refund Claim or the 2020 Tax Refund Proceeds (including, without limitation, any information reasonably requested in connection with any tax diligence reports or updates or supplements thereto prepared by Nardella & Taylor, LLP).

(l) Other Information. Such other information respecting the business, financial condition, operations of any Loan Party or any of its Restricted Subsidiaries as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request, including, without limitation, (x) such information as requested pursuant to Section 9.13, (y) (i) confirmation of the accuracy of the information set forth in the most recent Beneficial Ownership Certification for the Borrower provided to the Agents and the Lenders, (ii) to the extent a Beneficial Ownership Certification has previously been delivered with respect to the Borrower, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, and (iii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and a Beneficial Ownership Certification has not previously been delivered with respect to the Borrower, information regarding such change in status together with a Beneficial Ownership Certification for the Borrower, and (z) if applicable, financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of financial ratios or requirements made before and after giving effect to any changes in GAAP. Notwithstanding anything to the contrary in this Agreement, none of the Parent, the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is confidential or is subject to attorney-client or similar privilege or constitutes attorney work product.

(m) Borrowing Base Certificates, Etc.

(i) Borrowing Base Certificates will be delivered monthly, completed as of the last day of the Fiscal Month and delivered within fifteen (15) Business Days thereafter; provided that (A) if an Accelerated Borrowing Base Reporting Period exists, Borrowing Base Certificates will be delivered weekly, completed as of each Saturday and delivered three (3) Business Days after each Saturday (it being understood and acknowledged that the Borrower does not close its books on a basis more frequently than monthly and weekly Borrowing Base Certificates may only include a Collateral roll-forward); (B) if a Specified Default or Event of Default has occurred and is continuing, an updated Borrowing Base Certificate will be delivered within one (1) Business Day following request therefor by any Agent; and (C) notwithstanding the foregoing, updated Borrowing Base Certificates (each based upon the most recent month-end information and other estimates reasonably believed to be true and correct at the time furnished) will be required within five (5) Business Days prior to a Transfer, not in the ordinary course of business, of any Eligible Inventory or Eligible Credit Card Receivables (or any combination thereof) with an aggregate value in excess of $5,000,000 since the last Borrowing Base Certificate was delivered; provided that the Borrower may, from time to time, elect to deliver Borrowing Base Certificates more frequently than as required pursuant to this Section 5.03(m) in its sole discretion (it being understood and agreed that if the Borrower makes such election, the Borrower shall continue to furnish Borrowing Base Certificates of such more frequent basis for at least thirty (30) consecutive days).

(ii) The Borrowing Base Certificate referred to in clause (i) above shall be delivered with the supporting documentation set forth on Schedule 5.03(m), to the extent required to be delivered at such time.

(iii) The Borrower shall deliver reports as to Eligible Inventory by Loan Party and location on a weekly basis, completed as of each Saturday and delivered three (3) Business Days thereafter through the last full week of January, 2024 and thereafter monthly, as of the last day of each Fiscal Month and delivered three (3) Business Days thereafter, in each case, based on information available to it and other estimates reasonably believed to be true and correct.

(n) JV IP Transaction Events; Bonobos IP Transaction Events.

(i) Promptly following receipt by any Loan Party, copies of each amendment, supplement, modification, waiver, consent or forbearance in respect of any JV IP License Agreement or Bonobos IP License Agreement, and of any material notices received from any counterparty to any JV IP License Agreement or Bonobos IP License Agreement, to the extent not otherwise provided to the Administrative Agent under the Loan Documents.

(ii) Promptly following receipt by any Loan Party, copies of each amendment, supplement, modification, waiver, consent or forbearance in respect of any JV IP Transaction Document or Bonobos IP Transaction Document other than any JV IP License Agreement or Bonobos IP License Agreement (each of which is governed by sub-clause (n)(i) above), and of any material notices received from any counterparty to any such JV IP Transaction Document or Bonobos IP Transaction Document, in each case to the extent material to the interests of the Secured Parties (it being understood and agreed that any amendment, supplement, modification, waiver, consent, forbearance or notice that addresses (x) Quarterly Distributions (as defined in the JV IP LLC Agreement as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)), (y) Holdings’ consent right over any actions described in Section 7.6 of the JV IP LLC Agreement (as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)), or (z) limitations on the pledge, in favor of the Collateral Agent, of Equity Interests in the JV IP by Holdings or any other Loan Party, shall be material to the interests of the Secured Parties, it being further understood and agreed that the foregoing is not an exhaustive list of all events that are material to the interests of the Secured Parties) and not otherwise provided to the Administrative Agent under the Loan Documents.

(iii) Promptly following the earlier to occur of the Loan Parties’ obtaining knowledge thereof or the receipt by the Loan Parties of notice thereof from any counterparty to any JV IP Transaction Document or Bonobos IP Transaction Document, the occurrence of any breach of, or default or event of default under, any JV IP Transaction Document or Bonobos IP Transaction Document.

(iv) Promptly after any Agent’s request therefor, a calculation of the amount of Royalties (as defined in any JV IP License Agreement or Bonobos IP License Agreement) then owing pursuant to the JV IP License Agreements or Bonobos IP License Agreements.

Documents required to be delivered (i) pursuant to Section 5.03(a) through 5.03(m) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are sent via e-mail to the Administrative Agent for posting on the Borrower’s behalf on any relevant website, if any, established on its behalf by the Administrative Agent and to which each Lender and the Administrative Agent have access or on which any Borrower has posted such documents on its own website to which each Lender and the Administrative Agent have access and notified the Administrative Agent of such posting and (ii) pursuant to Section 5.03(b) and (c) may be delivered by filing such documents with public availability on the SEC’s Electronic Data Gathering and Retrieval System and providing the Administrative Agent and the Lenders with a notice of such filing. Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent, the Borrower shall thereafter promptly be required to provide paper copies of any documents required to be delivered pursuant to Section 5.03, or with respect to items delivered pursuant to clause (ii) of the immediately preceding sentence, by electronic mail electronic versions (i.e., soft copies, or links to access such documents) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. If the delivery of any of the foregoing documents required under this Section 5.03 shall fall on a day that is not a Business Day, such deliverable shall be due on the next succeeding Business Day.

The Loan Parties and the Administrative Agent hereby agree that the delivery of any ABL Borrowing Base Certificate or any Term Loan Borrowing Base Certificate through the Administrative Agent’s electronic platform or portal, subject to the Administrative Agent’s authentication process, by such other electronic method as may be approved by the Administrative Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the ABL Borrowing Base or the Term Loan Borrowing Base as may be approved by the Administrative Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of the Borrower to deliver such ABL Borrowing Base Certificate or Term Loan Borrowing Base Certificate, with the same legal effect as if such ABL Borrowing Base Certificate or such Term Loan Borrowing Base Certificate had been manually executed by the Borrower and delivered to the Administrative Agent.

SECTION 5.04. Holding Company Status.

(a) Parent shall not engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Borrower and Express Finance Corp., (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as parent of the consolidated group of companies including the Loan Parties, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) making or receiving any Restricted Payment permitted under Section 5.02(g) and (e) activities incidental to the businesses or activities described in the foregoing clauses (i) through (v).

(b) Intermediate Holdings shall not engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Parent, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as parent of the consolidated group of companies including the Loan Parties, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) making or receiving any Restricted Payment permitted under Section 5.02(g) and (e) activities incidental to the businesses or activities described in the foregoing clauses (i) through (v).

(c) Holdings shall not engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in Intermediate Holdings, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as parent of the consolidated group of companies including the Loan Parties, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) making or receiving any Restricted Payment permitted under Section 5.02(g) and (e) activities incidental to the businesses or activities described in the foregoing clauses (i) through (v).

SECTION 5.05. ABL Excess Availability Covenant.

The Borrower shall maintain, at all times, ABL Excess Availability of at least the greater of (a) $25,000,000 and (b) ten percent (10%) of the Global Loan Cap.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default.

If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on the Loans or any fee within three (3) Business Days after the same shall have become due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document within five (5) Business Days after the same shall become due and payable; or

(b) (i) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect (or, in the case of any representation or warranty qualified by materiality in the text thereof, in any respect) when made, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall prove to have been incorrect in any material respect (or, in the case of any representation or warranty qualified by materiality in the text thereof, in any respect) as of such earlier date, or (ii) any information provided to the Lenders in respect of the 2020 Tax Refund Claim shall have been untrue or incorrect in any material respect as of the date provided; or

(c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in any of (i) Sections 2.06(b), 5.01(m), 5.01(o), 5.02, 5.03(a), 5.03(j)(iv), 5.03(k), 5.03(m), 5.03(n)(iii) or 5.05, (ii) Sections 5 or 6 of the Security Agreement, (iii) the Post-Closing Letter or (iv) Sections 2.14, 5.01(a)(ii), 5.01(c)(ii), 5.01(d), 5.01(e) (as to preservation of existence only), 5.01(f), 5.01(h)(iii), 5.01(i), 5.03(b), 5.03(c), 5.03(d), 5.03(e), 5.03(f), 5.03(g), 5.03(h), 5.03(j) (other than Section 5.03(j)(iv), which is governed by clause (i) above), 5.03(n) (other than Section 5.03(n)(iii), which is governed by clause (i) above) or 5.04 (solely with respect to this clause (iv), with a five (5) Business Day grace period from the earlier of the date on which (x) any Responsible Officer of a Loan Party becomes aware of such failure or (y) written notice thereof shall have been given to the Borrower by any Agent or any Lender); or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied or shall not be waived for a period of 30 days after the earlier of the date on which (i) any Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; or

(e) (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (x) the ABL Obligations, or (y) any other Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $25,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder) (the Debt described in the foregoing clauses (x) and (y), collectively, “Material Debt”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after all applicable grace and notice periods have expired, if any, specified in the agreement or instrument relating to such Material Debt; or (ii) any other event shall occur or condition shall exist under any ABL Loan Document or any agreement or instrument relating to any other Material Debt and shall continue after all applicable grace and notice periods have expired, if any, specified in such ABL Loan Document or other agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Debt or otherwise to cause, or to permit the holder thereof to cause, such Material Debt to mature; or (iii) any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or mandatory prepayments), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that this clause (e)(iii) shall not apply to secured Material Debt (other than the ABL Obligations) that becomes due as a result of the voluntary Transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Material Debt, if such Transfer is not prohibited hereunder and under the documents providing for such Material Debt; or

(f) any Loan Party or any Subsidiary shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or, except as otherwise permitted under Sections 5.02(d)(iv) or 5.02(e)(viii), seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed, unstayed or undischarged for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $25,000,000 (to the extent not reasonably expected to be adequately covered by (i) insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage or (ii) a third party indemnification agreement under which the indemnifying party has accepted responsibility and would reasonably be expected to remain solvent after satisfying such indemnification obligations) shall be rendered against any Loan Party or any of its Subsidiaries and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order (and such proceedings shall not have been stayed) or (B) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(i) any Collateral Document or financing statement after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (except to the extent of Permitted Liens) lien on and security interest in a material portion of the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the acts or omissions of the Administrative Agent or the Collateral Agent; or

(j) a Change of Control shall occur; or

(k) any ERISA Event shall have occurred with respect to a Plan that, when taken and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $25,000,000; or

(l) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $3,000,000 per annum; or

(m) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $25,000,000; or

(n) except as otherwise expressly permitted hereunder, any Loan Party shall take any action to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) liquidate all or a material portion of its assets, or (iii) employ an agent or other third party to conduct a program of closings, liquidations, or “Going-Out-Of-Business” sales of any material portion of its business; or

(o) (i) there shall occur (x) a breach of, or default or event of default under any JV IP Transaction Document or Bonobos IP Transaction Document, with a five (5) Business Day grace period from the earlier of the date on which (1) any Responsible Officer of a Loan Party becomes aware of such breach, default or event of default, or (2) written notice thereof shall have been given to any Loan Party by any counterparty to the applicable JV IP Transaction Document or Bonobos IP Transaction Document, or (y) a loss or material impairment of continuing efficacy or utility in respect of any Material Intellectual Property; (ii) any JV IP License Agreement, any Bonobos IP License Agreement, the IP Rights Agreement or the Bonobos IP Rights Agreement shall cease, for any reason, to be in full force and effect; or (iii) Holdings or any other Loan Party under any JV IP License Agreement or Bonobos IP License Agreement shall cease at any time to have rights as a licensee or sublicensee, as applicable, of any Material Intellectual Property under such JV IP License Agreement or Bonobos IP License Agreement (each as in effect on the Effective Date or as subsequently amended in accordance with Section 5.02(k)(ii)); or

(p) the subordination provisions of the documents evidencing or governing any Subordinated Debt (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt; (ii) the Borrower or any other Loan Party shall, directly or indirectly, (A) make any payment on account of any Subordinated Debt that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent that such payment is permitted by the terms of the Subordination Provisions applicable to such Subordinated Debt or (B) disavow or contest in any manner (x) the effectiveness, validity or enforceability of any of the Subordination Provisions or the Intercreditor Provisions (as defined below), (y) that the Subordination Provisions and the Intercreditor Provisions exist for the benefit of the Secured Parties, or (z) that all payments of principal of or premium and interest on the applicable Subordinated Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions or the Intercreditor Provisions, as applicable; or (iii) any Intercreditor Agreement or any provision thereof (the “Intercreditor Provisions”) shall, in whole or in part, terminate or otherwise fail or cease to be effective or legally valid and binding on, or enforceable against, any Loan Party, each ABL Agent or any holder of the ABL Obligations (or any Loan Party, any ABL Agent, MGF (in the case of the MGF Intercreditor Agreement only) or any such holder shall so state in writing); or (iv) any provision of any Intercreditor Agreement shall, at any time after the delivery of such Intercreditor Agreement, fail to be legally valid, binding or enforceable; or

(q) The applicable ABL Agent shall fail to implement and maintain the Term Pushdown Reserve against the ABL Borrowing Base at any time that the Term Pushdown Reserve is greater than zero ($0).

then, and in any such event, the Administrative Agent (i) may, or shall at the request of the Required Lenders, by notice to the Borrower, declare the Term Loan Commitments of each Lender terminated, and (ii) may, or shall at the request of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Term Loan Commitments of each Lender shall automatically be terminated and (y) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action.

(a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties under the Loan Documents), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VII (including Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon the reasonable request by the Collateral Agent. If any Supplemental Collateral Agent, or

successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

(d) Notwithstanding anything contained in this Agreement to the contrary, each of the Sole Lead Arranger and Bookrunner and the Syndication Agent named on the title page of this Agreement is named as such for recognition purposes only and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the Transaction. Without limitation of the foregoing, neither such Sole Lead Arranger and Bookrunner nor such Syndication Agent shall, solely by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 7.02. Agents’ Reliance, Etc.

(a) Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents or for the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

(b) The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that none of the Agents shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(c) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(d) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

(e) No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties or a Lender. Upon the occurrence of a Default, the Agents shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents). Unless and until the Agents shall have received such direction, the Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default as they shall deem advisable in the best interest of the Secured Parties. In no event shall any Agent be required to comply with any such directions to the extent that such Agent believes that its compliance with such directions would be unlawful.

SECTION 7.03. Agents and Affiliates. With respect to its Term Loan Commitments, the Loans made by it and any Notes issued to it, each Agent (in its or its Affiliate’s capacity as a Lender) shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it (or its Affiliate, as the case may be) were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include such Agent (or its Affiliate) in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Agent were not an Agent and without any duty to account therefor to the Lenders. No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification.

(a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) [Intentionally Omitted].

(c) For purposes of this Section 7.05, each Lender’s ratable share of any amount shall be determined, at any time, according to the aggregate principal amount of the Loans outstanding at such time and owing to such Lender. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the Payment in Full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents.

Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and any Agent (other than ReStore in its capacity as an Agent) may be removed at any time with or without cause by the Required Lenders (without giving effect to the first proviso of the definition of “Required Lenders” requiring the inclusion of at least two (2) non-Affiliate Lenders); provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (not to be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent; provided that, if, such retiring Administrative Agent is unable to find an institution which is willing to accept such appointment and which meets the qualifications set forth above, subject to this Section 7.06, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07. [Intentionally Omitted].

SECTION 7.08. Collateral and Guaranty Matters. The Secured Parties irrevocably authorize each Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by such Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) that is disposed of or sold or to be disposed of or sold as part of or in connection with any disposition or sale permitted hereunder or under any other Loan Document, (iii) as to which the Agents are required to release such Lien pursuant to the terms of the ABL Intercreditor Agreement, or (iv) if approved, authorized or ratified in writing by the applicable Lenders in accordance with Section 9.01;

(b) to subordinate any Lien on any property granted to or held by such Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (w) of the definition of Permitted Liens;

(c) to subordinate any Lien on Collateral to the applicable ABL Agent, subject to and in accordance with the ABL Intercreditor Agreement; and

(d) to release any Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; provided that (i) if such Person is, or continues to be, an obligor with respect to the ABL Obligations (whether as a borrower or a guarantor thereunder), the Agents shall not release any such Person from its obligations under the Subsidiary Guaranty unless and until such Person is no longer an obligor with respect to the ABL Obligations, and (ii) a Guarantor that becomes an Excluded Subsidiary of the type described in clause (v) of such term will not be released from the Subsidiary Guaranty, unless the transaction (or series of related transactions) giving rise to such release is being effected primarily for a bona fide business purpose independent of, and unrelated to, obtaining such release from the Subsidiary Guaranty, and not in contemplation of adversely affecting the Secured Parties’ interests in the Subsidiary Guaranty provided by such Guarantor and the Collateral owned by it securing the Obligations.

Upon request by any Agent at any time, the Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 7.08. In each case as specified in this Section 7.08, the Agents will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 7.08.

Notwithstanding anything to the contrary, the Agents shall not be obligated to release their Liens on any Collateral until proceeds of such Collateral have been received as required by this Agreement.

SECTION 7.09. Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 9.07.

SECTION 7.10. Reports and Financial Statements. By signing this Agreement, each Lender:

(a) [intentionally omitted];

(b) is deemed to have requested that the Administrative Agent or the Collateral Agent (as applicable) furnish such Lender, and each such Agent agrees to furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates, financial statements and other certificates, reports, documents and notices delivered by the Borrower hereunder and all field examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with the Loans that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, the Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 7.11. Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law of the United States can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability.(a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”; provided that the Guaranteed Obligations shall not include any Excluded Swap Obligations), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by any Agent or any other Lender in enforcing any rights under, as applicable, this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party under any Debtor Relief Law. Each Guarantor hereby acknowledges and agrees that this Guaranty constitutes a guaranty of payment and performance when due of all Guaranteed Obligations and not of collection and, to the fullest extent permitted by applicable law, waives any right to require that any resort be had by any Agent or any Lender to any of the Collateral or other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of any Agent or any Lender in favor of any Loan Party or any other Person or to any other guarantor of all or part of the Guaranteed Obligations.

(b) Each Guarantor, and by its acceptance of this Guaranty, any Agent and each Lender hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agents, the Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. Without limiting the foregoing, in any action or proceeding with respect to any Guarantor involving any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor under this Guaranty, if the obligations of such Guarantor under Section 8.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 8.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, the Agents, the Lenders or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents in accordance with their respective terms, or any other amendment or waiver of or any consent to departure from any Loan Document in accordance with their respective terms, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty in accordance with its terms, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender (each Guarantor waiving any duty on the part of the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, except Payment in Full.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03. Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and, except for those notices specified under this Agreement, any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation.

Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Term Loan Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Termination Date shall have occurred, the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05. Guaranty Supplements.

Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit D hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06. Subordination.

Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.07. Continuing Guaranty; Assignments.

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations (other than Unmatured Surviving Obligations) and all other amounts payable under this Guaranty and (ii) the Termination Date; provided that this Guaranty shall be reinstated if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Agent, any Lender or any Guarantor upon the bankruptcy or reorganization of any Loan Party or otherwise, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns that are permitted under Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by an Agent with the written approval of the Required Lenders) (except as provided in Section 5.01(k)(i), which may be performed by the Administrative Agent), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, do any of the following at any time:

(i) amend the definition of “Required Lenders” or any other provision hereof that would change the percentage of the aggregate unpaid principal amount of the Loans that shall be required for the Lenders or any of them to take any action hereunder,

(ii) except to the extent that it would constitute a Transfer permitted under Section 5.02(e), release one or more Significant Guarantors (or otherwise limit such Significant Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders, except as a transfer or dissolution would be permitted under Section 5.02(d),

(iii) release all or substantially all of the Collateral in any transaction or series of related transactions,

(iv) amend this Section 9.01,

(vi) amend or modify Sections 2.11(f) or 2.13,

(vii) contractually subordinate all or any portion of the Obligations under the Loan Documents, or the Collateral Agent’s Liens in any Collateral securing such Obligations, to any other Debt or Liens securing any other Debt, except to the extent permitted under Section 7.08,

(viii) change the definition of “Term Loan Borrowing Base”, the definition of “Term Pushdown Reserve”, or any component definition of any such terms if, as a result thereof, the amounts available to be borrowed by the Borrower would be increased, or

(ix) increase the Credit Card Advance Rate or the Inventory Advance Rate if, as a result thereof, the amount available to be borrowed by the Borrower would be increased.

(b) [intentionally omitted], and

(c) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(i) increase the Loan of a Lender (other than a Protective Advance made by such Lender in accordance with Section 2.01(b)) without the consent of such Lender,

(ii) reduce the principal of, or stated rate of interest (other than Default Rate) on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender (other than in accordance with the terms hereof) without the consent of such Lender, or

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.05 or 2.07 or any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;

provided further that (x) (1) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents, (2) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto (except for any such amendment or waiver of the provisions thereof relating to the Prepayment Premium, which shall be approved in writing by the Required Lenders); and (3) no consent is required to effect any amendment or supplement to the Intercreditor Agreements, (A) that is solely for the purpose of adding holders of Debt incurred or issued pursuant to a Permitted Refinancing Debt of the ABL Credit Agreement (or any agent or trustee of such holders) as parties thereto, as contemplated by the terms of the Intercreditor Agreements and permitted under Section 5.02(b)(viii) (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreements as, in the good faith determination of each Agent, as required to effectuate the foregoing and provided that such other changes are not adverse to the interests of the Lenders) or (B) that is expressly contemplated by the Intercreditor Agreements with respect to a Permitted Refinancing Debt of the ABL Credit Agreement permitted under Section 5.02(b)(viii) (or the comparable provisions, if any, of any successor intercreditor agreement with respect to a Permitted Refinancing Debt of the ABL Credit Agreement permitted under Section 5.02(b)(viii)); provided further that no such agreement or supplement shall, pursuant to this clause (3), amend, modify or otherwise effect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent and (y) any amendment contemplated by Section 2.10(g) in connection with the use or administration of Term SOFR or a Benchmark Transition Event, as applicable, shall be effective as contemplated by such Section 2.10(g).

SECTION 9.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at One Express Drive, Columbus, OH 43230, Attention: [*****], E-mail Address: [*****]; with a copy (which shall not constitute notice) to: Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002, Telecopy: [*****], Attention: [*****], E-mail Address: [*****]; if to any Lender, at its Applicable Lending Office; if to the Administrative Agent or the Collateral Agent, to ReStore Capital, at its address at 5 Revere Drive, Suite 206, Northbrook, Illinois 60062, Attention: Legal Department, with a copy (which shall not constitute notice) to Choate, Hall & Stewart LLP, Two International Place, Boston, MA 02110, Attention: [*****], Telecopy: [*****], E-mail Address: [*****]; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective upon receipt.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (ii) provides notice of any Default under this Agreement or (iii) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c) IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03. No Waiver; Remedies.

No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses.

(a) Each Loan Party agrees to pay promptly after demand (i) all reasonable, documented and out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver (regardless of whether such modification, amendment, consent or waiver is consummated) under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication (including printing, distribution and meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (C) the Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (D) customary charges imposed or incurred by the Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party, (E) in connection with the “work-out” or restructuring of the obligations and (F) the reasonable fees and expenses of (x) one counsel (together with one local or foreign counsel in each relevant jurisdiction) representing the Administrative Agent and the Collateral Agent with respect thereto and (y) one counsel (together with one local or foreign counsel in each relevant jurisdiction) representing one or more Lenders, as a group, with respect thereto, in each case of the foregoing clauses (x) and (y), with respect to advising such Agent or Lenders as to its or their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Event of Default or any events or circumstances that may give rise to an Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (ii) all reasonable, documented and out-of-pocket costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’

rights generally (including, without limitation, the reasonable fees and expenses of (x) one counsel (in addition to a single special counsel and up to one local counsel in each applicable local jurisdiction) for the Agents with respect thereto and (y) one counsel (in addition to a single special counsel and up to one local counsel in each applicable local jurisdiction) for one or more Lenders, as a group, with respect thereto (and any additional counsel due to existence of an actual or potential conflict of interest)).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Term Loan, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Restricted Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Restricted Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct or that of its affiliates, directors, officers, employees, advisors or agents or any material violation by any such Indemnified Party of the Loan Documents; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to a single special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnified Parties (which shall be selected by the Administrative Agent) unless, in the reasonable opinion of the Administrative Agent, representation of all such Indemnified Parties would be inappropriate due to existence of an actual or potential conflict of interest. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Term Loan, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) [Intentionally Omitted].

(d) If any Loan Party fails to pay when due any undisputed costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Loan Parties contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the Payment in Full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off.

Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01, each Agent and each

Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of the Loans, and shall continue in full force and effect as long as the Loans or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 2.10, 2.12, and 9.04, and Article VII shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Term Loan Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agents may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked and (y) any Obligations that may thereafter arise under Section 9.04.

SECTION 9.07. Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Term Loan Commitment, the Loan or Loans owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Term Loan being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any) and a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Assumption, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of Term Loan Commitments and/or the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 9.07(d) shall be construed so that the Term Loan at all times is maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and Section 5f.103-1(c) of the United States Treasury Regulations.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Loans assumed by it pursuant to such Assignment and Assumption. Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit C hereto.

(f) [Intentionally Omitted].

(g) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Term Loan Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal and interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Sections 163(f), 871(h)(2) and 881(e)(2) of the Internal Revenue Code and Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) [Intentionally Omitted].

(l) Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, (i) no Lender nor any of its Affiliates shall be required to comply with this Section 9.07 in connection with any transaction involving any of its lenders or funding or financing sources, and no Lender nor any of its Affiliates shall have an obligation to disclose any such transaction to any Person and (ii) there shall be no limitation or restriction on (A) the ability of any Lender or its Affiliates to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan or any Obligation to any lender or financing or funding source of such Lender or any of its Affiliates or (B) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan or any Obligation; provided, however, that such Lender shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender.”

SECTION 9.08. Execution in Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Execution of any such counterpart may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The Administrative Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or on any notice delivered to the Administrative Agent under this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall, upon the request of the Administrative Agent, also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

SECTION 9.09. Intercreditor Agreements.

(a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENTS. PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENTS, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENTS AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS SHALL GOVERN AND CONTROL.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE AGENTS TO ENTER INTO THE INTERCREDITOR AGREEMENTS (AND ANY OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT TO THE EXTENT CONTEMPLATED BY THE TERMS HEREOF) ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY THE AGENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENTS (OR SUCH OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT). THE PARTIES HERETO ACKNOWLEDGE THAT THE INTERCREDITOR AGREEMENTS OR SUCH OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT ARE BINDING UPON THEM. EACH LENDER HEREBY AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENTS OR ANY OTHER DOCUMENT EVIDENCING AN INTERCREDITOR ARRANGEMENT ENTERED INTO PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCE.

(c) THE PROVISIONS OF THIS SECTION 9.09 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENTS. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER ANY AGENT NOR ANY OF ANY AGENT’S AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENTS.

SECTION 9.10. Confidentiality.

(a) Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, advisors, investment committees and funding sources, and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender or (e) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document; provided that, in the case of disclosure under clause (b), unless specifically prohibited by law or court order, each Agent and each Lender shall make reasonable efforts to notify the Borrower of any such requirement for disclosure prior to the disclosure of such Confidential Information; or (f) to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to Obligations of the Borrower hereunder; provided that such counterparty (or such counterparty’s professional advisor) shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it in connection with such credit derivative transaction.

(b) Anything in this Agreement to the contrary notwithstanding, the Agents and the Sole Lead Arranger and Bookrunner and the Syndication Agent named on the title page of this Agreement (i) may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in their respective marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of the Borrower or the other Loan Parties and the Term Loan Commitments provided hereunder in any “tombstone” or other advertisements, on their respective websites or in other marketing materials of the such Persons, and (ii) shall provide a draft reasonably in advance of any press release or advertising materials to the Borrower for review and comment prior to the publication thereof.

SECTION 9.11. Release of Collateral. Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, the Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents and, in the case of any sale or dissolution of any Guarantor (to the extent permitted by the Loan Documents), a release of such Guarantor from the Guaranty; provided that all of such documents shall be in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders.

SECTION 9.12. Replacement of Holdout Lender.

(a) (i) If any action to be taken by the Lenders or any Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders and the consent of the Required Lenders is obtained but a Lender (other than any Agent in its capacity as a Lender) (“Holdout Lender”) fails to give its consent, authorization, or agreement or (ii) if at any time the Borrower becomes obligated to pay additional payments described in Section 2.10 and 2.12(a) to a Lender, in each case, then the Administrative Agent or the Borrower, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender or other Lender, as the case may be, may permanently replace the Holdout Lender or other Lender, as the case may be, with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender or other Lender, as the case may be, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or other Lender, as the case may be, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender or other Lender, as the case may be, and each Replacement Lender shall execute and deliver an Assignment and Assumption, subject only to the Holdout Lender or other Lender, as the case may be, being repaid its share of the outstanding Obligations under the Loan Documents (including all accrued but unpaid interest, fees and other amounts that may be due and payable in respect thereof. If the Holdout Lender or other Lender, as the case may be, shall refuse or fail to execute and deliver any such Assignment and Assumption prior to the effective date of such replacement, the Holdout Lender or other Lender, as the case may be, shall be deemed to have executed and delivered such Assignment and Assumption. The replacement of any Holdout Lender or other Lender, as the case may be, shall be made in accordance with the terms of Section 9.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Term Loan Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender or the other Lender, as the case may be, shall remain obligated to make the Holdout Lender’s or the other Lender’s pro rata share of Loans.

SECTION 9.13. Patriot Act Notice, Etc.

(a) Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with applicable Laws (including, without limitation, the Patriot Act and other “know your customer” and Ani-Money Laundering Laws) and any policy or procedure implemented by any Agent or such Lender to comply therewith) on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees that the reasonable and documented out-of-pocket costs and charges incurred by any Agent in connection with conducting due diligence searches and checks in connection with the foregoing shall constitute expenses payable by the Borrower pursuant to Section 9.04 hereof.

(b) Neither the Loans nor use of the proceeds of any thereof will violate the Patriot Act, the Trading With the Enemy Act or any other requirements contained in the rules and regulations of the OFAC.

SECTION 9.14. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15. Governing Law.

This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.16. Waiver of Jury Trial.

THE LOAN PARTIES, THE AGENTS AND THE LENDERS IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS, OR THE ACTIONS OF ANY AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.17. [Intentionally Omitted].

SECTION 9.18. Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.18, or otherwise under the Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until Payment in Full of the Obligations. Each Qualified ECP Guarantor intends that this Section 9.18 constitute, and this Section 9.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.19. [Intentionally Omitted].

SECTION 9.20. Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

SECTION 9.22. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.23. Erroneous Payments.

(a) Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.23(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of the Loans owing to it (but not its Term Loan Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of such Loans (but not Term Loan Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Administrative Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.07 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.23 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 9.23 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) The provisions of this Section 9.23 to the contrary notwithstanding, (i) nothing in this Section 9.23 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that the Administrative Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by the Administrative Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by an Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to such Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by such Agent Assignee in respect of the Loans assigned to such Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of such Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXPRESS, LLC, as Borrower

By:	/s/ Jason Judd
Name: Jason Judd
Title: Chief Financial Officer

EXPRESS HOLDING, LLC, as Parent and a Guarantor

By:	/s/ Jason Judd
Name: Jason Judd
Title: Chief Financial Officer

EXPRESS, INC., as Holdings and a Guarantor

By:	/s/ Jason Judd
Name: Jason Judd
Title: Chief Financial Officer

EXPRESS TOPCO LLC, as Intermediate Holdings and a Guarantor

By:	/s/ Jason Judd
Name: Jason Judd
Title: Chief Financial Officer

EXPRESS GC, LLC, as a Subsidiary Guarantor

By:	/s/ Jason Judd
Name: Jason Judd
Title: Chief Financial Officer

EXPRESS FINANCE CORP., as a Subsidiary Guarantor

By:	/s/ Jason Judd
Name: Jason Judd
Title: Chief Financial Officer

[Express – Signature Page to Asset-Based Term Loan Agreement]

EXPRESS FASHION LOGISTICS, LLC, as a Subsidiary Guarantor

By:	/s/ Jason Judd

Name: Jason Judd
Title: Chief Financial Officer

EXPRESS FASHION OPERATIONS, LLC, as a Subsidiary Guarantor

By:	/s/ Jason Judd

Name: Jason Judd
Title: Chief Financial Officer

UW, LLC, as a Subsidiary Guarantor

By:	/s/ Jason Judd

Name: Jason Judd
Title: Chief Financial Officer

EXPRESS BNBS FASHION, LLC, as a Subsidiary Guarantor

By:	/s/ Jason Judd

Name: Jason Judd
Title: Chief Financial Officer

EXPRESS FASHION INVESTMENTS, LLC, as a Subsidiary Guarantor

By:	/s/ Jason Judd

Name: Jason Judd
Title: Chief Financial Officer

[Express – Signature Page to Asset-Based Term Loan Agreement]

RESTORE CAPITAL, LLC, as the Administrative Agent and Collateral Agent

By:	/s/ Ian Fredericks

Name: Ian Fredericks
Title: President

RESTORE CAPITAL (EXPRS II), LLC, as a Lender

By:	/s/ Ian Fredericks

Name: Ian Fredericks
Title: President

[Express – Signature Page to Asset-Based Term Loan Agreement]